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                        UNITED STATES SURGICAL CORPORATION
                (Name of Registrant as Specified In Its Charter)


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

(USSC LOGO)

                      UNITED STATES SURGICAL CORPORATION
                              150 Glover Avenue
                          Norwalk, Connecticut 06856
                        Notice of 1996 Annual Meeting
                               Proxy Statement
                                     and
                        Annual Report To Stockholders
Date of Meeting:
May 2, 1996

(USSC LOGO)

To Our Stockholders:

     United States Surgical Corporation's management had three primary objectives during 1995: to significantly improve the company's financial condition, to improve sales and regain market share and to accelerate new product development and acquisitions. These objectives were achieved.

   By any measure, USSC's financial condition improved significantly.

   (bullet) Sales increased 11% to over $1 billion from $919 million in 1994.
            During the fourth quarter, sales were up 16% over the same quarter in 1994.

   (bullet) Net income grew to $79 million. EPS was $1.05 per common share, up from $.08 in 1994. Operations contributed $.93 per common share; $.12 was a result of a favorable tax settlement, offset by non-recurring R&D- related costs.

   (bullet) Cash flow generated from operations was approximately $154 million.

   (bullet) Gross margins for the year expanded to 56%, a six percentage point increase over the prior year.

   (bullet) Long-term debt remained essentially flat despite the acquisition of our Japanese distributor's wound closure business and the purchase of two other businesses for cash--Surgical Dynamics, Inc., and the internal stapling business of 3-M--plus a 9.5% interest in Alexion Pharmaceuticals, Inc.

   (bullet) Despite a sales increase of approximately $100 million, inventory was reduced by $6 million year-to-year.

   (bullet) In December, USSC obtained a five-year, $325 million long-term credit line at favorable rates. This bank facility, combined with ongoing positive cash flow, should provide ample resources for further acquisitions and product development.

   The health care industry is in its third year of major change. Although President Clinton's formula for centralized control of medicine was soundly rejected, hospitals and payers, recognizing the need to rein in rapidly escalating costs, embarked on their own market-driven cost containment initiative. The result has been a totally new approach by hospitals to purchasing and financial management.

   USSC has made significant changes in its strategies and marketing programs to fill the needs of its customers in this new environment. During prior years, responding to the surgeon's needs and enhancing clinical efficacy were the company's principal objectives. These are still primary goals, but the company has expanded its efforts to include a close working relationship with the hospital's materials and financial management.

   The objective is to save our customers money in managing their operating rooms and purchasing surgical products. USSC is ideally positioned to do so. All three of the company's major product lines facilitate better patient care and provide a cost effective means of performing surgery. Today, the company's sales organization works hand- in-hand, not only with the surgery and nursing departments, but also with materials management and financial administration. The results have been measurable and satisfying.

   During 1995, USSC's sales increased, market share increased and the company was particularly successful in expanding its business with some of the largest hospital organizations in the world.

   Effective January 1, 1995, we were awarded a primary source agreement to supply both stapling and laparoscopic instruments to all of Kaiser Permanente's 66 hospitals and surgicenters. In May, we received a sole source suture agreement for Kaiser's entire Northern California region.

   In addition, USSC increased its business with Columbia/HCA Health Care Corporation, the nation's largest hospital system. Columbia owns and operates more than 450 hospitals and surgicenters.

   During the fourth quarter, the Tenet Hospital Group, the second largest hospital chain in the United States, signed a sole source contract with USSC for all of their hospitals' stapling and laparoscopic products.

   The company is currently discussing its new marketing programs and the benefits they can provide with other integrated health networks and hospital purchasing organizations.

   Suture sales continue to grow dramatically, enjoying an increase of approximately 50% during 1995 over the prior year. One of the year's bright lights was the launching of the company's newest suture product, BIOSYN, in October.

   The BIOSYN suture is the world's first synthetic monofilament suture that embodies most of the characteristics of a braided suture. Surgeons prefer braided sutures because they are more supple, handle better, provide better knot security and have higher tensile strength during the critical postoperative healing period. However, braided sutures, because of their braided structure, can provide a pathway for bacteria to migrate. Surgeons, therefore, would very much like to have a monofilament suture with the characteristics of a braid.

   BIOSYN is the only monofilament suture available today that answers this need. It is very close to a braided suture in tensile strength, knot security and suppleness. Although BIOSYN has been on the market for only a few months, it has already won many converts.

   USSC was built on innovation and today, more than ever, we are committed to innovation both in existing businesses and in areas of new opportunity. In 1996 our R&D budget will be increased by almost 20%.

   At the American College of Surgeons Meeting in October, the company showed some of the innovative products planned for introduction in 1996 and 1997. One of these products, the ABBI system, introduced during the first quarter of 1996, is an exciting new minimally invasive system for breast surgery, and represents an entirely new market for USSC. ABBI's groundbreaking technology can significantly improve women's health care while reducing costs. There are nearly one million women in the United States who require breast biopsies each year.

   Currently the standard approach for diagnosis of breast lesions requires a radiologist to place a wire marker into the breast to identify the position of the lesion. The patient is then transferred to the operating room where the surgeon removes a tissue specimen while the patient is under general anesthesia.

   The ABBI system reduces the procedure to one step, with the patient under local anesthesia. It utilizes stereotactic x-ray, a three-dimensional locating process accurate to within one millimeter. The placement of the wire marker and removal of the tissue sample are performed using a minimally invasive technique. The entire specimen is removed through an incision that can be less than one inch in diameter. If the specimen proves to be cancerous, but pathology reports the entire tissue margin is free of cancer cells, it is up to the clinical judgment of the surgeon as to whether additional tissue must be removed or the surgical procedure can be considered complete.

   ABBI's minimally invasive technique can minimize scarring and disfigurement and facilitate postoperative healing. Most patients are back to normal function in just a few hours. The ABBI system provides an optimal fit with managed care by reducing the cost of breast surgery.

   Cardiovascular and peripheral vascular surgery are rapidly expanding surgical specialties where innovative technology is contributing significantly to patient care and reduced cost.

   USSC pioneered the use of mechanical clip appliers for vascular closure and has recently introduced a series of state-of-the-art vascular sutures. With these products as a beginning, the company plans to become a major player in this important surgical arena.

   There are approximately 400,000 coronary bypass operations performed annually in the United States alone. These procedures require opening the chest, placing the patient on a heart lung bypass machine and stopping the heart. It is a highly invasive procedure requiring a lengthy postoperative hospital stay and an extended recuperative period.

   USSC, in collaboration with a multinational group of leaders in cardiovascular surgery, is developing a minimally invasive approach to coronary bypass surgery, and a system that can eliminate expensive heart lung bypass equipment in both open and minimally invasive procedures. Heart lung profusion is one of the principal causes of complications associated with coronary bypass surgery.

   Coronary bypass surgery also involves removing the saphenous vein in the leg to graft to the coronary artery. This vein stripping procedure requires a lengthy leg incision, often from the ankle to the groin, and in many patients creates even greater discomfort than the heart operation itself. The long incision is slow to heal and can result in unsightly scarring.

   The company has developed a new minimally invasive technique to remove the saphenous vein that requires only four to five small incisions. The result is much less tissue trauma, less postoperative pain and significantly improved cosmetic results.

   Another important technological breakthrough in vascular surgery is the company's new VCS clip applier. This unique device enables surgeons to reconnect arteries or veins without penetrating the inside of the vessel. Suturing, the standard procedure today, requires a needle and thread to pass through the inside of the vessel, resulting in a portion of the suture remaining within the vessel. This foreign body can cause turbulence and blood clotting.

   The VCS clip application is rapid and precise and can reduce operative time by up to 30%. Use of the VCS clip has the potential to provide patient benefits and reduced costs in more than one million procedures, including many non-vascular applications.

   Back pain has brought misery to millions of people for years and years. Current approaches provide only marginal relief. Late in 1995, the company acquired Surgical Dynamics, Inc. (SDI), a manufacturer of spinal cages. The spinal cage is a device used to facilitate fusion of injured or deteriorating vertebrae.

   Spinal cages are implants that hold the discs in correct approximation while new bone grows into position, creating a permanent fusion. Four years of clinical experience with SDI's spinal cages have resulted in a success rate of more than 95%, a truly impressive record. Experts in orthopedics believe spinal cages have the potential to revolutionize back surgery and provide long-term relief to millions of patients who now suffer disorders of the spine.

   There are no spinal cages approved for use in the United States at the present time; however, the FDA has informed the company that its Pre-market Approval application will receive expedited review.

   Modern medicine and surgery have reduced the pain and suffering of millions and expanded our life expectancy considerably. Nevertheless, some organ diseases reach a level where they no longer can be treated successfully. The only hope for these patients is an organ transplant. Unfortunately, the number of available donor organs falls far short of the need. There are approximately 100,000 people in the United States alone waiting to receive donor organs. For the majority, their only hope is new technology that can provide a readily available source of organs. Today, this technology is being transformed from a dream to potential reality.

   Last August, USSC entered into an agreement with Alexion Pharmaceuticals, a biopharmaceutical company that is developing genetically altered pig organs for use in human transplant surgery. USSC purchased 9.5% of Alexion and has the worldwide rights to manufacture, market, sell and distribute any products that result from this research.

   In the human-to-human transplant, the white blood cells of the host patient recognize the transplanted organ as a foreign body and then attack and destroy it. Human-to-human transplants have been successful because immunosuppressant medicines such as cyclosporin are able to neutralize the effect of the white blood cells on the transplanted organ.

   When an animal organ is transplanted into a human body, the organ is rejected through a different mechanism. The rejection begins as antibodies in the human's system attach themselves to sugar molecules in the tissue of the transplanted animal organ. Once attached, the antibodies attract and activate human inflammatory proteins which quickly attack and destroy the transplanted organ.

   Pigs have been identified as the ideal animal for transgenic implants because their anatomy is similar to humans; and pigs, unlike primates, are unlikely to transmit viruses to humans.

   We believe that a successful transgenic organ program requires animals that are genetically altered to both eliminate the sugar molecules that attract the human antibodies, in addition to providing a coating of human protein on the animal's tissue to act as a defense mechanism against the human inflammatory proteins.

   Alexion is developing transgenic pigs whose genes will be genetically engineered to (1) remove the foreign sugar molecules, and (2) provide a coating of human proteins that will defend the tissues against human inflam-matory proteins. The engineered transgenic pig, therefore, will have organs that when implanted into a human will be treated by the body similarly to a human organ.

   Alexion has successfully engineered a colony of mice that reproduce with organs that do not have foreign sugar molecules and whose cells have inflammatory protein inhibitors. They are currently developing pigs with these same gene alterations, and hope to be implanting transgenic pig organs into primates within 18 to 24 months.

   New products and new surgical techniques require highly specialized training. USSC has always been an innovative leader in surgical training. Today, the company is partnering with leading academic and medical centers throughout the world to provide research and training programs for minimally invasive surgery and other advanced techniques. These "centers of excellence" have been created to train physicians and residents, investigate new applications and new surgical techniques and to conduct preclinical trials.

   As the world becomes closer knit through improved communication and transportation, surgical techniques and surgical instrumentation become multinational. Recognizing the globalization of surgery, USSC has been increasing the resources it commits to the international market. During 1995, the company acquired its Japanese distributor's wound closure business, providing a major base of operations in the Far East to complement its significant European presence. USSC's international business has reached approximate parity with domestic sales.

   The company's objective for 1996 is to improve upon the success achieved in 1995.

Sincerely,

/s/ Leon C. Hirsch

Leon C. Hirsch, Chairman
March 15, 1996

                       UNITED STATES SURGICAL CORPORATION
                                150 Glover Avenue
                           Norwalk, Connecticut 06856
                               -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 2, 1996
                             ----------------------

To the Stockholders of
 United States Surgical Corporation:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of UNITED STATES SURGICAL CORPORATION (the "Company") will be held at The Equitable building, 787 Seventh Avenue, New York, New York 10019, on May 2, 1996 at 2:00 P.M. (local time), for the following purposes:

   1. To elect a board of eleven directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

   2. To consider and act upon a proposal to approve adoption of the Company's 1996 Employee Stock Option Plan and to approve a stock option grant under such Plan to the Chairman and Chief Executive Officer;

   3. To consider and act upon a proposal to authorize the Company's Executive Incentive Compensation Plan; and

   4. To transact such other business, including two shareholder proposals, as may properly be brought before the meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on March 4, 1996, as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting, and only holders of record of the Company's Common Stock and the Company's Series A Convertible Preferred Stock (or depositary shares representing interests therein) on said date will be entitled to receive notice of and to vote at the meeting.

   Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed Proxy. The giving of your Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the Proxy at any time before the closing of the polls at the meeting.

   ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS AND INVITED GUESTS OF THE COMPANY. ADMITTANCE TICKETS WILL BE REQUIRED.

   If you are a stockholder and plan to attend, you must request an admittance ticket by writing to the Office of the Secretary at the address shown above. If your shares are not registered in your own name, evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter. An admittance ticket will be sent to you.

                            By order of the Board of Directors

                                              PAMELA KOMENDA

                                           Corporate Secretary

March 15, 1996

   PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED
ENVELOPE.

(USSC LOGO)

                      UNITED STATES SURGICAL CORPORATION
                              150 Glover Avenue
                          Norwalk, Connecticut 06856
                          ----------------------------
                               PROXY STATEMENT
                                     For
                        ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 2, 1996

                                                                March 15, 1996

                             GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United States Surgical Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at The Equitable building, 787 Seventh Avenue, New York, New York 10019, on May 2, 1996, at 2:00 P.M. (local time), and at any adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

   When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted for the election of the listed nominees and in accordance with the directors' recommendations on the other subjects listed on the proxy card. If any other matter is properly presented for action at the meeting, the persons named in the enclosed form of proxy will vote on such matter in their discretion. Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

Stockholder Vote Required

     To be elected a director, a nominee must receive the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. A plurality vote means that the eleven individuals who receive the largest number of votes cast will be elected as directors. Withheld votes will not affect the outcome of the election of directors. For each other matter specified in the Notice of Annual Meeting of Stockholders, the affirmative vote of a majority of the shares present at the annual meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present in person or by proxy and entitled to vote and will, therefore, have the effect of a vote against the matter. In instances where brokers are prohibited by the rules of the New York Stock Exchange from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (referred to as "broker non-votes"), those shares will not be included in the vote totals and will have no effect on the vote. However, properly returned proxies which withhold authority to vote for directors, abstain, or reflect a broker non-vote will be counted for purposes of determining if a quorum is present for the annual meeting.

   The Company's auditors are Deloitte & Touche LLP, 333 Ludlow Street, Stamford, Connecticut 06904. A representative of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

   A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1995 will be provided, without charge, to any stockholder upon written request. Requests should be directed to Investor Relations, United States Surgical Corporation, 150 Glover Avenue, Norwalk, CT 06856.

          OUTSTANDING SHARES, VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

   Holders of record of outstanding shares of the Company's Common Stock, $.10 par value ("Common Stock"), and of the Company's Series A Convertible Preferred Stock, $5.00 par value ("Series A Preferred Stock"), represented by 1/50 interest Depositary Shares ("Depositary Shares"), at the close of business on March 4, 1996, will be entitled to notice of and to vote at the meeting. Voting rights are vested exclusively in the holders of the Common Stock and the Series A Preferred Stock. Each share of Common Stock outstanding on the record date will be entitled to one vote. Each share of Series A Preferred Stock outstanding on the record date will be entitled to
47.50 votes, equivalent to .95 of a vote for each Depositary Share held. Shares held as treasury shares by the Company are not entitled to be voted. At the close of business on December 31, 1995, a total of 57,165,938 shares of Common Stock (not including 8,127,219 shares held as treasury shares) and 8,870,000 Depositary Shares, representing 177,400 shares of Series A Convertible Preferred Stock, were outstanding.

   The following table sets forth the only persons known to the Company to be beneficial owners as of December 31, 1995, of more than five percent of the Company's Common Stock or Series A Preferred Stock.

                                                                Voting Securities
                                                           -----------------------------
                                                             Number of
                                                               Shares          Percent
Name and Address                        Title of            Beneficially         of
of Stockholder                           Class                 Owned            Class
 -----------------------------    ---------------------   ---------------    -----------
Leon C. Hirsch(1)                  Common                     4,901,423         8.12%(2)
150 Glover Avenue
Norwalk, Connecticut 06856

FMR Corp.(3)                       Common                     2,819,748         4.93%
82 Devonshire Street
Boston, Massachusetts 02109
                                   Series A                   3,846,900        43.37%
                                   Preferred
                                   (Depositary Shares)
                                   Common, assuming           6,485,845         9.88%
                                   conversion of
                                   Depositary Shares

Putnam Investments, Inc.(4)        Common                     3,751,400         6.56%
One Post Office Square
Boston, Massachusetts 02109

The Prudential Insurance           Series A                     545,700         6.15%
Company of America(5)              Preferred
751 Broad Street                   (Depositary Shares)
Newark, New Jersey 07102

----------

(1) Mr. Hirsch has sole voting and investment powers with respect to the shares listed as beneficially owned by him. Includes 3,177,834 shares subject to options which are exercisable on or become exercisable within 60 days following December 31, 1995, and 4,310 shares held by a private foundation of which Mr. Hirsch is the trustee. Excludes shares beneficially owned, and options to purchase shares held, by his wife, an officer and director of the Company, as to which shares Mr. Hirsch disclaims beneficial ownership.

(2) Percent of class is based on 57,165,938 shares of Common Stock outstanding on December 31, 1995, plus 3,177,834 shares subject to options held by Mr. Hirsch which are exercisable on or become exercisable within 60 days following such date.

(3) As reported in a Schedule 13G filed with the Securities and Exchange Commission and based on additional information provided by FMR Corp. Percent of class is based on 57,165,938 shares of Common Stock outstanding on December 31, 1995, plus 8,453,110 shares based on the assumed conversion of 8,870,000 Depositary Shares (.953 shares of Common Stock for each Depositary Share). This number includes 6,381,715 shares beneficially owned by Fidelity Management & Research Company, a subsidiary of FMR Corp., as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and as investment adviser to certain other funds which are generally offered to limited groups of investors; 102,224 shares beneficially owned by Fidelity Management Trust Company, a subsidiary of FMR Corp., as a result of its serving as trustee or managing agent for various private investment accounts (primarily employee benefit plans) and also serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 1,906 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment advisor to various non-U.S. investment companies.

    The number of shares of United States Surgical Corporation beneficially owned by Fidelity Management & Research Company on December 31, 1995 included 3,666,096 shares of Common Stock resulting from the assumed conversion of 3,846,900 Depositary Shares (.953 shares of Common Stock for each Depositary Share).

    The number of shares of United States Surgical Corporation beneficially owned by Fidelity Management Trust Company on December 31, 1995 included 88,534 shares of Common Stock resulting from the assumed conversion of 92,900 Depositary Shares (.953 shares of Common Stock for each Depositary Share).

    FMR Corp. has sole voting power with respect to 76,112 shares and sole dispositive power with respect to 6,485,845 shares. The Company is advised that voting power with respect to shares owned by various Fidelity funds resides with such funds' board of trustees.

(4) As reported in a Schedule 13G filed with the Securities and Exchange Commission, and on information provided by Putnam Investments, Inc., certain investment managers affiliated with Putnam Investments, Inc. (together with its parent corporation, Marsh & McLennan Companies, Inc.) are considered beneficial owners in the aggregate of 3,751,400 shares of Common Stock held by mutual funds and other institutional investors which they advise. Percent of class is based on 57,165,938 shares of Common Stock outstanding on December 31, 1995. The Company is advised that such shares were acquired for investment purposes by such investment funds for certain of their advisory clients and that such funds may share voting and/or investment power with such clients.

(5) As reported in a Schedule 13G filed with the Securities and Exchange Commission, and on information provided by The Prudential Insurance Company of North America. Percent of class is based on 8,870,000 Depositary Shares outstanding on such date. The Company is advised that such holder shares voting and investment power with respect to 539,300 shares with various of its business units.

                        SHARE OWNERSHIP OF MANAGEMENT

   The following table sets forth certain information regarding the shares of the Company's Common Stock beneficially owned as of December 31, 1995, except as otherwise indicated, by all directors, nominees, executive officers identified in the Summary Compensation Table below, and all executive officers and directors as a group. No director or officer owns any Series A Preferred Stock. Except as noted, each person listed has sole voting and investment powers as to shares beneficially owned by such person.

                                                       Number of
                                                         Shares         Percent
                                                    of Common Stock       of
                                                      Beneficially       Class(1)
Name                                                     Owned
------------------------------------------------     ---------------   --------
Julie K. Blake                                            5,000(dagger)    *
John A. Bogardus, Jr.                                    26,000(2)         *
Thomas R. Bremer                                        177,084(2)         *
Thomas D. Guy                                           131,666(2)         *
Leon C. Hirsch                                        4,901,423(3)        8.12%
Turi Josefsen                                         1,125,642(2)        1.94%
Douglas L. King                                          17,000(2)         *
William F. May                                           16,422(2)         *
Barry D. Romeril+                                             0            *
Howard M. Rosenkrantz                                   122,184(2)         *
Marianne Scipione                                       147,696(2)         *
John R. Silber                                           14,200            *
All executive officers and directors as a group
  (24 persons)                                        7,725,251(4)       12.28%

----------
* Ownership of less than one percent.

+ Elected a director on February 29, 1996.

(dagger) Includes restricted stock award of 4,000 shares during January, 1996.

(1) Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on December 31, 1995, plus shares subject to options held by the individual or the group, as applicable, which are exercisable on or become exercisable within 60 days following such date.

(2) Includes the following shares which may be acquired on or within 60 days following December 31, 1995, through the exercise of stock options under Company sponsored plans: Mr. Bogardus, 22,000; Mr. Bremer, 161,666; Mr. Guy, 131,666; Ms. Josefsen, 1,000,000; Mr. King, 15,000; Mr. May, 12,000;
    Mr. Rosenkrantz, 121,666; and Ms. Scipione, 130,666. No voting or investment power exists with respect to such shares prior to acquisition.

(3) See Note (1) under "Outstanding Shares, Voting Rights and Principal Stockholders".

(4) Includes options to purchase 5,736,810 shares exercisable on or within 60 days following December 31, 1995.

                      PROPOSAL 1: ELECTION OF DIRECTORS
                            (Item 1 on Proxy Card)

Nominees

   The persons named in the accompanying form of proxy intend, except as otherwise directed, to vote for the election as directors of the eleven nominees listed below, each for a term expiring at the next Annual Meeting or until his or her successor is duly elected and qualified. All nominees are now serving as directors of the Company, and all have informed management that they are willing to serve as directors of the Company. If any of the nominees should decline or be unable to act as a director, the persons named as proxies in the form of proxy will vote in accordance with their best judgment and shall have discretionary authority to vote for a substitute nominee. The Board of Directors has fixed its present size at, and for the purposes of this meeting authorized the election of, eleven directors.

   The following table sets forth certain information as to the nominees for directors of the Company.

                                                                                                       Serving as
                                                          Business Experience During Last               Director
                Name                    Age             Five Years and Other Directorships               Since
                ----                    ---             ----------------------------------               -----
Julie K. Blake (A)(D)(E)                48       1992-1994, Executive Vice President and Chief            1995
                                                 Operating Officer, Flavin, Blake & Co., Inc.;
                                                 Vice President, J.P. Morgan & Co. Incorporated,
                                                 1970-1992.

John A. Bogardus, Jr. (A)(B)(C)(D)      68       Director, Alexander & Alexander Services Inc.,           1981
                                                 insurance brokerage and financial services firm,
                                                 New York, N.Y., from l988 to May 1995; prior
                                                 thereto, its Chairman of the Board and Director
                                                 since l987; prior thereto, its Chairman of the
                                                 Board, Chief Executive Officer and Director.

Thomas R. Bremer                        42       Senior Vice President and General Counsel since          1993
                                                 January 1, 1994; Vice President and General
                                                 Counsel since 1989; prior thereto, General Counsel
                                                 since 1988.

Leon C. Hirsch (B)(E)                   68       Chairman of the Board, President and Chief               1964
                                                 Executive Officer since 1987; prior thereto,
                                                 President and Chief Executive Officer.
                                       4

                                                                                                      Serving as
                                                    Business Experience During Last                    Director
                Name                    Age        Five Years and Other Directorships                    Since
                ----                    ---      ------------------------------------                    ------
Turi Josefsen (B)(E)                    59       Executive Vice President and, since July, 1994           1977
                                                 President, International Operations; prior
                                                 thereto, Executive Vice President and President,
                                                 Auto Suture Companies.

Douglas L. King (A)(B)(C)(D)            54       President and Director, Smyth, Sanford & Gerard          1984
                                                 Reinsurance Intermediaries, Inc., insurance and
                                                 reinsurance brokers. Director, Healthplex, Inc., a
                                                 dental administration service company, New York,
                                                 N.Y.

William F. May (A)(B)(C)(D)             80       Chairman of the Board, Statue of Liberty-Ellis           1984
                                                 Island Foundation, Inc., New York, N.Y., since
                                                 1995, prior thereto, its Chairman and Chief
                                                 Executive Officer; Director, Salomon Inc, New
                                                 York, N.Y.; Trustee, University of Rochester;
                                                 Trustee, American Museum of Natural History;
                                                 Director, Lincoln Center; Trustee, Columbia
                                                 Presbyterian Hospital; Trustee, Committee for
                                                 Economic Development.

Barry D. Romeril (A)(C)(E)              52       Executive Vice President and Chief Financial             1996
                                                 Officer, Xerox Corporation.

Howard M. Rosenkrantz (E)               52       Senior Vice President, Finance and Chief Financial       1995
                                                 Officer since 1992; prior thereto, Vice President,
                                                 Finance; Trustee, Committee for Economic
                                                 Development.

Marianne Scipione                       49       Vice President, Corporate Communications since           1992
                                                 1981; Member, Board of Trustees, Norwalk Hospital
                                                 Association, Director, The Norwalk
                                                 Community-Technical College Foundation, Inc.

John R. Silber (C)(E)                   69       President, Boston University; Director, Seragen,         1994
                                                 Inc. and Mutual of America Institutional Funds
                                                 Inc.


------------

(A) Member of Audit Committee. Mr. May is Chair.

(B) Member of Executive Committee. Mr. King is Chair.

(C) Member of Compensation/Option Committee. Mr. King is Chair.

(D) Member of Nominating Committee. Mr. Bogardus is Chair.

(E) Member of Transaction and Finance Committee. Ms. Blake is Chair.

   Leon C. Hirsch and Turi Josefsen are husband and wife. No other family relationship exists between any of the directors or between any director and any officer of the Company. With respect to certain relationships between the Company and certain of the business entities listed in the above table, see "Executive Compensation and Transactions--Certain Transactions," below.

Meetings and Committees

   In 1995, the Board of Directors held 11 meetings and committees of the Board held the following number of meetings: Audit Committee, 4;
Compensation/Option Committee, 6; Nominating Committee, 3, and the
Transaction and Finance Committee, 3. The Executive Committee did not meet in 1995.

   The Audit Committee's function is to assist the Board in fulfilling its duties in connection with the internal control, accounting and reporting practices of the Company and to maintain communication between the Board and the Company's auditors, including review of the Company's financial statements, press releases and indepen-dent auditors' reports. Its authority includes power to resolve certain disputes, if any, concerning accounting policies, practices and changes and internal controls and to retain attorneys, investigators and others as it deems appropriate to assist it in carrying out its functions. The Compensation/Option Committee's function is to establish officers' and key employees' bonus objectives, compensation and bonuses, including performance standards, and to administer Company sponsored stock and other benefit plans. The function of the Nominating Committee is to nominate directors and committee members, subject to Board approval. The Nominating Committee must act unanimously and will not consider nominees recommended by stockholders. The Executive Committee's function is to act on important matters occurring during time periods between scheduled meetings of the Board of Directors. The Transaction and Finance Committee reviews and makes recommendations to the Board as to acquisitions, other transactions, and financial plans.


             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                    FOR EACH OF THE NOMINEES LISTED ABOVE.

                   PROPOSAL 2: APPROVAL OF ADOPTION OF 1996
           EMPLOYEE STOCK OPTION PLAN AND GRANT OF STOCK OPTIONS TO
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            (Item 2 on Proxy Card)

Option Plan and Grant of Options

   The Board of Directors has unanimously approved, and recommends to the stockholders for their approval, the adoption of the 1996 Employee Stock Option Plan (the "1996 Option Plan") authorizing the issuance of up to 2.5 million shares of Common Stock thereunder, and a one time multi-year option grant, included in such shares, to the Chairman and Chief Executive Officer of the Company. An inadequate number of shares is currently available for such grant under the Company's 1990 Employee Stock Option Plan (the "1990 Option Plan"). Had the Grant of Options been made under the 1990 Option Plan, the terms of the grant would have been subject to the terms of a settlement with respect to stockholders derivative litigation entered in 1995. Approval of the 1996 Option Plan will make available sufficient shares for the grant to the Chairman and Chief Executive Officer and permit grants, as deemed advisable by the Compensation/Option Committee of the Board (the "Committee"), to other eligible participants. Approval of the Option Plan will also enable the Company to deduct profits realized thereunder, if any, by holders of options, under new federal income tax rules, as discussed below.

Purpose

   The Board of Directors on January 30, 1996 granted options for the purchase of an aggregate of 1,500,000 shares of the Common Stock of the Company (the "Option Grant") by the Chairman and Chief Executive Officer, subject to the approval of the stockholders of the Option Plan and of the Option Grant. The Board of Directors believes that stock options have been and continue to be of significant benefit to the Company in obtaining and keeping valuable employees, and in promoting long-term growth and profitability by aligning stockholder and employee interests. In most years, grants of options are made to the Company's officers. The Chief Executive Officer has not received a grant of options since 1991, and the Committee has determined that another grant of options will not be awarded to the Chief Executive Officer for five years from the date of the Option Grant. Mr. Hirsch will not realize any benefits from the Option Grant unless the stock appreciates in price. The Option Grant is also intended to afford the opportunity for a source of retirement funds, since the Company does not presently provide Mr. Hirsch (or any other employee) with retirement benefits, other than the opportunity to participate in a Company sponsored 401(k) plan. In consideration for the Option Grant, Mr. Hirsch has agreed to remain with the Company for at least an additional five years to execute the strategic plan developed as part of the Company's recent restructuring, to bring products currently in the development cycle to market, and to develop a succession plan. The Compensation Committee was advised by an outside compensation consultant in reaching its determination. In the belief that the Option Grant will continue to provide an incentive for appreciation in the price of the Company's Common Stock, the Board recommends that the stockholders approve the 1996 Option Plan and the Option Grant.

   The terms of the Option Grant to Mr. Hirsch are discussed below under the caption "Terms of Option Grant". A summary of the principal features of the 1996 Option Plan is set forth below under the caption "Summary of the 1996 Option Plan", but is qualified in its entirety by reference to the full text of the 1996 Option Plan, which was filed electronically with this Proxy Statement with the Securities and Exchange Commission. Such text is not included in the printed version of this Proxy Statement. All defined terms used below have the meaning set forth in the 1996 Option Plan unless otherwise indicated.

Terms of The Option Grant

   Assuming approval by the stockholders, the purchase price for Common Stock acquired upon exercise of an option pursuant to the Option Grant to Mr. Hirsch will be at the Fair Market Value on the date of stockholder approval. Options under the Option Grant will vest in 20 percent increments per year over the five year period from the date of grant. The exercise period of the Option Grant will be for ten years from the date of grant. The terms of the Option Grant are otherwise in accordance with the 1996 Option Plan, as summarized herein.

Summary of the 1996 Option Plan

   General. The 1996 Option Plan provides for the grant to eligible employees of Incentive Awards, which may be Incentive Stock Options, Non-Qualified Stock Options or Appreciation Rights (all as defined in the Plan) with respect to up to an aggregate maximum of 2,500,000 shares of Common Stock (including the 1,500,000 shares attributable to the Option Grant). Appreciation Rights may be granted in tandem with options or alone. The 1996 Option Plan terminates when no more shares of Common Stock are available thereunder. In addition, 373,800 shares remain available for Incentive Awards under the 1990 Option Plan, and approximately 685,000 shares remain available for issuance under other plans of Incentive Awards to employees other than officers of the Company. To the extent options granted under the 1996 Option Plan (and any other of the Company's Option Plans) are canceled or expire prior to exercise, or are surrendered, the shares covered thereby again become available for option grants.

   Administration. The 1996 Option Plan is and will continue to be administered by the Committee, or any successor committee, which must consist of two or more directors who qualify as disinterested persons under Rule 16b-3 under the Securities Exchange Act of 1934 and as outside directors under Section 162(m) of the Code. The present Committee consists of directors John A. Bogardus, Jr., Douglas L. King, William F. May, Barry D. Romeril, and John R. Silber. Mr. King will no longer serve on the Committee after the date of the Annual Meeting. The Committee is responsible for interpreting the Option Grant (as well as other grants), determining the terms and provisions of award instruments and making all other determinations with respect to administration of the 1996 Option Plan.

   Participation. Awards may be granted under the 1996 Option Plan only to executive officers of the Company, presently 18 persons. The Committee administering the 1996 Option Plan is authorized in its discretion, after receiving the recommendations of management, to designate officers who are to be granted awards under the 1996 Option Plan. Non-employee directors are not eligible to receive grants under the 1996 Option Plan.

   Awards. The Committee determines the type of each Incentive Award granted under the 1996 Option Plan. Options may be either Incentive Stock Options ("ISO's") or Non-Qualified Stock Options ("NQSO's"), as defined, provided that no person may be granted an Incentive Stock Option if such person owns stock with more than 10% of the voting power of all Company stock. Stock appreciation rights ("SAR's"), which entitle the holder to be paid an amount in cash or stock equal to the appreciation in the value of the stock covered thereby between the grant price and the fair market value of the stock on the date of exercise, may be granted by themselves or may be granted in tandem with options. The Committee in its discretion may, with the consent of the holder, cancel all or a portion of any outstanding award upon granting the holder a new award bearing terms determined at the time of the new grant. No participant in the 1996 Option Plan may be awarded Incentive Awards with respect to more than 1,500,000 shares.

   Price of Option Shares; Payment of Appreciation Rights. The purchase price for Common Stock acquired upon exercise of an option will be the fair market value, as defined ("Fair Market Value") of such Common Stock on the date of grant of the option, unless the Committee determines otherwise, but in the case of Incentive Stock Options may not be less than such Fair Market Value. Upon exercise of an option, the purchase price will be paid, in the discretion of the Committee, (i) in cash, or (ii) by installment payments of cash or by a promissory note, in each case secured by Common Stock. Upon exercise of an appreciation right, the holder will be paid, in cash or Common Stock as the Committee determines, the difference between the then Fair Market Value of the Common Stock as to which the appreciation right is exercised and (i) in the case of an appreciation right granted in tandem with an option, the purchase price of such Common Stock as specified in the related option, or (ii) in the case of an appreciation right granted by itself, the Fair Market Value of such Common Stock on the date of grant of the appreciation right. Upon exercise of an appreciation right granted in tandem with an option, the related option will be surrendered to the extent the appreciation right is exercised and the shares subject to the portion of the option so surrendered will no longer be available for awards. The Committee is authorized to cancel, with the consent of the holder, all or a portion of an outstanding award and discharge the Company's obligation with respect thereto by the payment of cash or Common Stock equal in value to the excess of the then Fair Market Value of the Common

Stock subject to the canceled portion of the award over (i) its purchase price under the option, or (ii) in the case of an appreciation right granted by itself, the Fair Market Value of such Common Stock on the date of grant of the appreciation right. Upon such cancellation, the shares subject to the portion of the award so canceled will no longer be available for awards. The Committee will provide for withholding of taxes arising with respect to exercises of options and may permit any tax obligation to be satisfied by the delivery of Common Stock.

   Exercise. Subject to a maximum exercise period of fifteen years (ten years for ISO's), the exercise period of awards under the 1996 Option Plan will be as determined by the Committee.

   Cancellation or Rescission for Cause. The Committee may in its discretion cancel an award prior to exercise if a participant's employment terminates and he or she were to engage in activities in conflict with the Company's best interests, in breach of agreements with the Company, or to take actions which otherwise harm the Company in any way. In addition, if any such actions occur before or within two years after exercise of an award (whether such exercise is during or after employment), and the participant's employment has terminated, the exercise will be deemed rescinded, and the Company may recover the financial benefit accruing to the terminated employee upon such exercise. The Company's ability to cancel or rescind an award would no longer be available in the event of a Change in Control of the Company, as defined.

   Adjustments. The 1996 Option Plan provides for appropriate adjustments in the number and kind of shares subject to outstanding awards, including the Option Grant, and in the price or Fair Market Value of shares with respect to which such awards have been granted, in the case of changes in the Company's outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations and the like. However, in the event of circumstances which result in a Change of Control (generally defined as an acquisition of twenty percent or more of the voting power of the Company) of the Company, or in the event of a filing under Section 14(d) of the Exchange Act with respect to the Company, (i) all outstanding awards will become immediately exercisable and
(ii) the Committee in its discretion may grant appreciation rights to a participant, pay cash to a participant in exchange for the cancellation of outstanding options, and make appropriate amendments or adjustments to the Plan or outstanding awards or take any other actions permitted under the 1996 Option Plan. The Board believes that the Change in Control provisions will benefit the Company and its stockholders by retaining the incentives inherent in an option grant without regard to the possibility of a change in control of the Company.

   Transferability During Lifetime. During the lifetime of a participant to whom an option is granted, only the participant, or the participant's legal representative, may exercise an Option or an SAR, except that the Committee may permit transfers of NQSO's, SAR's and ISO's if and to the extent such transfers do not cause a participant subject to Section 16 of the Exchange Act to lose the benefit of the exemptions under Rule 16b-3 for such transactions or violate or result in a loss of benefits under other rules or regulations of the Securities and Exchange Commission or the Internal Revenue Service.

   Termination and Amendment. The Committee may in its discretion amend the 1996 Option Plan, subject to such stockholder approval as may be required for compliance with certain regulations under Section 16 of the Exchange Act or
Section 162(m) of the Internal Revenue Code.

   Federal Income Tax Consequences. The rules governing the tax treatment of stock options and SAR's are complex, and the following discussion is necessarily a general discussion of current Federal income tax consequences and does not purport to be complete. Statutory provisions, and interpretations thereof, are subject to change.

   Incentive Stock Options. The participant recognizes no taxable gain or loss when an ISO is granted or exercised, although upon exercise the spread between the fair market value and the exercise price generally is an item of tax preference for purposes of the participant's alternative minimum tax. If the shares acquired upon the exercise of an ISO are held for at least one year after exercise and two years after grant (the "Holding Periods"), the participant recognizes any gain or loss realized upon such sale as long-term capital gain or loss and the Company is not entitled to a deduction. If the shares are not held for the Holding Periods, the gain is ordinary income to the participant to the extent of the difference between the exercise price and the fair market value of Common Stock on the date the option is exercised. Any difference between the ultimate sale price of the acquired Common Stock and the fair market value of such Common Stock on the date of exercise will be treated as capital gain or capital loss, as the case may be. Also, in such circumstances, the Company receives a deduction equal to the amount of any ordinary income recognized by the participant, to the extent qualified under Section 162(m) of the Internal Revenue Code, as applicable.

   Non-Qualified Stock Options. The participant recognizes no taxable income and the Company receives no deduction when an NQSO is granted. Upon exercise of an NQSO, the participant recognizes ordinary income and the Company receives a deduction equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, to the extent qualified under Section 162(m) of the Internal Revenue Code, as applicable. The participant recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any shares disposed of or sold.

   Stock Appreciation Rights. Upon the grant of an SAR, the participant recognizes no taxable income and the Company receives no deduction. The participant recognizes ordinary income and the Company receives a deduction at the time of exercise equal to the cash and fair market value of the shares payable upon such exercise.

   Parachute Payments. Under certain circumstances, an accelerated vesting or the cash-out of stock options in connection with a change in control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the participant may be subject to a 20% excise tax and the Company may be denied a tax deduction.

   Section 162(m). Under Section 162(m) of the Internal Revenue Code and regulations thereunder (referred to collectively as Section "162(m)" or the "Code"), the amount of compensation paid by a publicly held corporation to its chief executive officer and the four other most highly compensated executive officers during any year which may be deductible for federal income tax purposes is limited to $1,000,000 per person per year. Compensation which qualifies as performance-based is excluded from this limit on the amount of deductible compensation. The Board of Directors believes that the Company should seek to maximize the deductibility of such compensation for federal income tax purposes where it can do so consistent with its compensation program objectives. In order for stock option grants to constitute "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code, the material terms of the plan pursuant to which options or other stock based compensation are to be granted must be approved by the stockholders.

   It is not possible either to predict the benefits or amounts that will be received by the Chief Executive Officer or to determine the benefits or amounts that would have been received for 1995 if the Option Grant had been in effect. Other than the Option Grant to the Chief Executive Officer, the Committee has not made any determinations with respect to grants to other participants under the 1996 Option Plan. However, stock options were granted under the 1990 Option Plan to the named executive officers as set forth in the table captioned OPTION/SAR GRANTS IN 1995 on page 16. Also, in 1996, stock options for 710,000 shares were granted to all executive officers as a group (including the options granted to the named executive officers) and for 1,250,000 shares to other management employees as a group at an exercise price of not less than $21.75 per share, the market price of the Company's Common Stock on January 30, 1996, the date of grant.

   As of March 8, 1996 the closing price for the Company's Common Stock on the New York Stock Exchange was $26.75.

Stockholder Vote Required

   Approval of the 1996 Option Plan and of the related Option Grant to the Chief Executive Officer requires the affirmative vote of a majority of the shares of Common Stock present at the annual meeting in person or by proxy and entitled to vote on such matter. Abstentions have the effect of a vote against the proposal.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
           FOR APPROVAL OF THE ADOPTION OF THE 1996 OPTION PLAN AND
                         THE 1996 OPTION PLAN GRANT.

                       PROPOSAL 3: APPROVAL OF EXECUTIVE
                         INCENTIVE COMPENSATION PLAN
                            (Item 3 on Proxy Card)

   The Board of Directors adopted, on January 30, 1996, subject to stockholder approval, the United States Surgical Corporation Executive Incentive Compensation Plan (the "Incentive Plan"), which is designed to qualify part or all of the amounts paid from time to time under the Company's short term and long term bonus plans as "qualified performance-based compensation" under Section 162(m). A significant portion of the current compensation of the Company's executive officers is based on their achievement of specific objectives established by the Compensation/ Option Committee of the Board (the "Committee"); the Plan continues this existing program, which offers corporate executives the opportunity to earn annual and multi-year bonus awards. The Board of Directors believes that this compensation program is important in attracting and retaining individuals of superior ability and in holding executives personally accountable for the achievement of important corporate objectives. See Report of Compensation/ Option Committee, beginning on page 17, for a discussion of the objectives of this program.

   Under Section 162(m), the amount of compensation paid by a publicly held corporation to its chief executive officer and the four other most highly compensated executive officers during any year which may be deductible for federal income tax purposes is limited to $1,000,000 per person per year. Compensation which qualifies as performance-based is excluded from this limit on the amount of deductible compensation. The Board of Directors believes that the Company should seek to maximize the deductibility of such compensation for federal income tax purposes where it can do so consistent with its compensation program objectives. In order for part or all of the compensation payable pursuant to the existing short and long term bonus plans to constitute "qualified performance- based compensation" under Section 162(m), the material terms of such a plan, including the performance standards, must be approved by the stockholders. No award payouts will be made pursuant to the Incentive Plan unless such approval is obtained.

   A summary of the principal features of the Incentive Plan follows, but is qualified in its entirety by reference to the full text, which was filed electronically with this Proxy Statement with the Securities and Exchange Commission. Such text is not included in the printed version of this Proxy Statement. All defined terms used below have the meaning set forth in the Incentive Plan, unless otherwise indicated.

   Persons Covered. The persons covered by the Incentive Plan are the executive officers of the Company, presently 18 persons. Other employees of the Company will continue to be eligible to receive annual cash incentive bonuses outside of and under terms substantially the same as in the Incentive Plan. Long Term grants are presently limited to those senior officers who, in the Committee's opinion, have a measurable impact on the performance of the Company during a long term performance cycle. At present, 6 executives, including the executives named in the Summary Compensation Table, have been designated as participants by the Committee.

   Administration. Grants of target awards under the Plan and all other decisions regarding the administration of the Plan will be made by the Committee, which consists solely of outside directors as such term is defined in Section 162(m) and who are not eligible to participate or receive any benefits pursuant to the Incentive Plan.

   Performance Standards. Within 90 days of the beginning of each fiscal year of the Company, the Committee will establish for each participating executive officer the performance target or targets and related target awards payable in cash upon meeting the performance targets for the annual and the multi-year performance periods, as the case may be. Performance targets (except for personal performance objectives) must be expressed as an objectively determinable level of performance of the Company or any subsidiary, division or other unit of the Company, based on one or more of the following: net income, net income before taxes, operating income, revenues or sales, earnings, earnings per share, operating cash flow, expenses, or development of specific strategic assignments, as determined by the Committee at the time of establishing the performance targets. The Compensation Committee believes that specific information as to such performance standards is confidential business information, the disclosure of which would adversely affect the Company. The Committee may also provide, at the time of establishing such performance targets, whether, and to what extent, non-recurring or similar charges or income shall be taken into account in determining whether such targets are met. Personal Performance Objectives may be based on such objectively determinable criteria as described above, or on such other criteria as the Committee may determine. To the extent that personal performance objectives are not based on objectively determinable criteria as contemplated by Section 162(m), payment of awards attributable to such objectives will not be deductible for any of the

Company's Chief Executive Officer or the four other most highly compensated executives to the extent such person's aggregate compensation exceeds $1 million in that year.

   Determination of Award Payouts. At the end of each fiscal year, in the case of the annual bonus component, or at the end of a three year performance period in the case of the long term bonus component, the Committee is required to certify in writing the attainment of the performance targets and the calculation of the payouts, if any, of the related target awards. No award shall be paid if the related performance target is not met. The maximum award for a covered executive in any year will be $2.0 million separately with respect to each of the annual bonus component or the long term bonus component. The awards related to a performance standard are adjusted at the end of a performance period based on an increase in an individual participant's salary, however, any such adjustments may not be made to the extent that an award would exceed such maximum award levels.

   1996 Short Term Opportunities. On January 30, 1996, the Committee established performance targets and target awards under the Incentive Plan for the Company's executive officers for 1996. As in prior years under the previously existing annual incentive bonus program, target awards for 1996 are set in proportion to the participants' salary levels, and may be earned based on the achievement of target levels of earnings per share, cash flow, and personal performance objectives (including sales objectives) during the one year performance period. Because the award levels are based upon achievement of objectives during 1996, the amount of any awards that may be payable to participating Executive Officers under the Incentive Plan (including the Chief Executive Officer) cannot currently be determined. However, the Incentive Plan is a continuation of the previously existing annual incentive bonus program, and stockholders may assume that if the Incentive Plan had been in effect for 1995, the annual bonus compensation received by the named officers in the Summary Compensation Table on page 15 would have been awarded under the Incentive Plan, subject to upward adjustments based on salary increases. For 1995, the Company paid all executive officers (including the named executive officers) as a group $2,412,790 and 131 other employees participating in a similar plan, $2,574,258, in bonuses. In the discretion of the Committee, award levels (to be earned based on performance) may be increased for award opportunities established in the future, subject to the maximum award level described above.

   Long Term Grants. Target awards are established for three year performance cycles, and are generally set at three levels, specifically, a threshold level of performance to earn any award, a target level, and a maximum award for exceeding targets. Long term grants were made by the Committee in 1995 for the 1995-1997 performance cycle, and in 1996 for the 1996-1998 performance cycle, each such grant being subject to stockholder approval. Awards for each of these performance cycles are based on the achievement of target levels of earnings and sales. Because the award levels are based upon achievement of financial objectives during periods ending in 1997 and 1998, as the case may be, the amount of any awards that may be payable to participating Executive Officers under the Incentive Plan cannot currently be determined. Information concerning potential future long term payouts under the Long Term component of the Plan with respect to the grant for the 1995-1997 performance cycle is presented in tabular form in the section of this Proxy Statement captioned "EXECUTIVE COMPENSATION AND TRANSACTIONS" under the heading "Long Term Incentive Plan Awards in Last Fiscal Year." Information concerning potential payouts with respect to the grant for the 1996-1998 performance cycle is set forth below. In the discretion of the Committee, award levels (to be earned based on performance) may be increased for future grants, subject to the maximum award level described above.



                                               Performance      Estimated Future Payouts
                                                or Other      Under Non-Stock Price-Based
                               Number of         Period                 Options
                             Shares, Units        Until     -------------------------------
                                or Other       Maturation   Threshold    Target     Maximum
Name                           Rights (#)       or Payout      ($)        ($)         ($)
 ------------------------   ---------------     ----------    -------    -------   ---------
Leon C. Hirsch                  195 Units         3 Years    $194,569   $389,138    $778,276
Turi Josefsen                    85 Units         3 Years      85,059    170,119     340,237
Howard M. Rosenkrantz            29 Units         3 Years      28,964     57,928     115,855
Thomas D. Guy                    25 Units         3 Years      24,743     49,487      98,973
Thomas R. Bremer                 24 Units         3 Years      23,998     47,997      95,994


   Amendment and Termination. The Incentive Plan may be amended by the Board of Directors or Committee at any time, provided that such changes shall be consistent with the provisions of Section 162(m) of the Code and the Regulations, including the requirement that no amendment that requires stockholder approval under Section 162(m) of the Code or the Regulations may be made without such approval. The Plan will terminate at the first meeting of stockholders of the Company in the year 2001 or may be sooner terminated by the Board of Directors at any time.

   Proposal 3 must be approved by the affirmative vote of a majority of the shares present at the annual meeting in person or by proxy and entitled to vote on such matter. Abstentions have the effect of a vote against the proposal. No award payouts may be made pursuant to the Incentive Plan unless such approval is obtained.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
               STOCKHOLDERS VOTE FOR APPROVAL OF THE EXECUTIVE
                         INCENTIVE COMPENSATION PLAN.

                            SHAREHOLDER PROPOSALS
                          SHAREHOLDER PROPOSAL NO. 1
                            (ITEM 4 ON PROXY CARD)

   Ms. Arlene Boryk, 66-36 Yellowstone Boulevard, Apt 12F, Forest Hills, New York, beneficial owner of 1,000 shares of the Common Stock of the Company, has submitted the following proposal:

Stock Compensation Proposal

   "RESOLVED that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent of their total compensation in the form of company stock which cannot be sold for three years."

Supporting Statement

   A significant equity ownership by outside directors is probably the best motivator for facilitating identification with shareholders.

   Traditionally, outside directors, sometimes selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All too often, outside director's oversight has been marked by complacency, cronyism, and inertia.

   Corporate America has too many examples of management squandering company assets on an extended series of strategic errors. Meanwhile, boards of directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while Rome was burning.

   When compensation is in company stock, there is a greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

   What is being recommended in this proposal is neither novel or untried. A number of corporations have already established versions of such practices, namely, Scott Paper, The Travelers, Hartford Steam Boiler, and Alexander & Alexander.

   Harvard Business School did a series of studies comparing highly successful to poorly performing companies. They found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the more mediocre and poorly performing companies.

   It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability, as paying them exclusively in stock. However, it is our contention that stock options are rewarding on the upside but offer no penalties on the downside. There are few strategies that are more likely to cement outside directors with shareholder interests and company profitability than one which results in their sharing the same bottom line.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS RECOMMENDATION

   The Board of Directors recommends that shareholders vote against this proposal, which would result in a costlier and less effective compensation structure for the members of the Board, making it more difficult to attract and retain qualified directors. The Board agrees that outside directors should have a personal economic interest in the Company's stock price but believes its present arrangements, which include a combination of cash, stock options and restricted stock, provide a more cost-effective means for accomplishing this goal. Cash fees are an important component of director compensation, and should be adequate payment for the independent directors' valuable time and services. The Company believes that its cash compensation to outside directors is reasonable when compared to other similar corporations. If the Company adopted the proponent's approach, it would either be required to reduce cash compensation dramatically, risking loss of the ability to attract competent, experienced outside directors, or raise the overall compensation to interest competent outside directors by offering adequate cash compensation in addition to restricted stock grants. Therefore, the proposal, if adopted, could be more costly to the Company than the current plan. Impacting the Company's ability to pay reasonable outside director fees would be counterproductive to the very goal the proponent seeks--a competent and diligent board of directors.

   The Company believes that its present non-employee director stock program, which was approved overwhelmingly by the shareholders in 1988, is appropriate and properly aligns the directors' interests with those of the stockholders. This program includes an annual grant of stock options which, unlike restricted stock, has no value unless the stock appreciates in price. Under the current plan, the one time grant of 4,000 restricted shares, made to directors on the first anniversary of their joining the Board, accomplishes the same goal as sought by the proponent but without the level of charges to earnings which would be the case with annual restricted stock awards to all directors. Stock options, which do not require a charge to earnings as reflected on the Company's income statement at the time of the grant, provide a more effective and lower cost means of a stock incentive to the Company's directors. Therefore, contrary to the proponent's suggestion, restricted stock is disadvantageous to the Company. Moreover, the Company receives payment for option stock, in cash, at the time of exercise.

   It is important that the Board retain flexibility in compensating directors in order to maintain an effective board. Although the Company agrees with the proponent's goal of aligning the director's and shareholders interests, it believes that this proposal is not effective and would needlessly hamper the Board's ability to establish director compensation from time to time.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                   STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                          SHAREHOLDER PROPOSAL NO. 2
                            (ITEM 5 ON PROXY CARD)

   Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York, beneficial owner of 100 shares of the Common Stock of the Company, has submitted the following proposal:

Independent Board

Whereas the board of directors is meant to be an independent body elected by shareholders charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies and is to be held to the highest standards of fiduciary care, duty and loyalty.

Now therefore be it "resolved that the shareholders request that the company's board of directors be comprised of a truly independent board, meaning that the majority of the board will be non-family members and individuals who do not currently work or consult with the company, have been employed by the company or have consulted with the company in the past. This is meant to be applied only to nominees for directors at meetings subsequent to the 1995 annual meeting."

Supporting Statement

I believe that shareholders will be better served when the majority of the board is truly independent. Such independent individuals hopefully will bring true objectivity to serious issues facing our company.

As matters stand today the members of the board of directors are either family members, individuals who either are employed by, do work for, or have been employed by the Company in the past. There is an apparent conflict of interest each time matters concerning executive compensation policies, possible takeover offers and corporate governance issues arise. I am a founding member of the Investors Rights Association of America and I believe this is a matter that is urgent and must be presented to the shareholders for action.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' RECOMMENDATION

   The Board of Directors agrees that it should be independent but opposes this proposal, which the Board believes is misleading and inflexible. The Company notes that the proposal is identical to a proposal submitted by the pro-ponent to a different corporation in 1995, including, word for word, various accusations made against that corporation, which are simply false in this case. The Company believes that the proponent submits many proposals to many different corporations and has made no effort to determine whether claims made in support of this proposal are valid.

   The Board believes that any referendum that proposes a rigid formula for the Board make-up at all times is inadvisable and impractical. Three outside directors were elected during the past eighteen months and the Board is continually searching for additional qualified outside board members, as it finds candidates who possess the necessary talents to contribute to the Company, its stockholders and to the Board's activities. In fact, the slate of directors to be voted on by the stockholders at this meeting includes six outside and five inside directors. While the Board's goal is a majority of independent directors, it does not believe that it is practical or appropriate to constrict the Board rigidly, immediately and at all times to a defined quota. There may be periods when, due to retirements or other resignations of directors in the ordinary course of business, the balance of inside and outside directors could change. Adequate time must be available to locate suitable nominees as replacements, and the proposal would not allow for such needs. Furthermore, the proposal is confusing in that it includes a definition of independent director suggesting that a director would not be "independent" in the event he or she "consulted" with the Company, irrespective of whether fees were even paid.

   Secondly, contrary to the implications contained in this shareholder proposal, the Board does in fact act independently. Many of the Board's actions are based on votes by only outside directors. Indeed, the Compensation/ Option Committee, which administers the Company's executive compensation program, and the Audit Committee, which oversees the Company's financial reporting and the Company's internal control system, consist exclusively of outside directors. Despite these facts, which are readily ascertainable from the Company's public filings, the proposal falsely suggests that the Company's directors all are family members, employees or former employees, or do work for the Company. As discussed above, the proponent merely repeated identical claims made against another corporation. In fact, no current outside director has ever been an employee of the Company. Moreover, the Company does not engage its directors to perform services to the Company which would preclude their faithfully and independently executing their responsibilities. Reference is made to the discussion below under the caption Certain Transactions with respect to services performed for the Company by one outside director. For all the reasons cited herein, this stockholder proposal should be rejected in its entirety.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                   STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                    EXECUTIVE COMPENSATION AND TRANSACTIONS

Executive Officers' Compensation

   The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during 1993, 1994 and 1995 to each of the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                       Long Term Compensation
                                                                 ---------------------------------
                                       Annual Compensation                Awards           Payouts
                                   ---------------------------   ---------------------------------
                                                                 Restricted    Securities   LTIP
                                                                   Stock      Underlying   Payouts      All Other
                                           Salary       Bonus      Awards    Options/SARs     ($)      Compensation
Name and Principal Position       Year       ($)         ($)      ($) (1)      (#) (2)        (3)        ($) (4)
-------------------------------    ---    ---------    -------   ----------    ----------    ------    ------------
Leon C. Hirsch ................   1995   $1,026,016   $806,125       0               0           0     $  745,578
Chairman and CEO                  1994      824,485    322,450       0               0           0      1,021,596
                                  1993    1,026,016    352,680       0               0    $209,218      1,169,839

Turi Josefsen .................   1995      635,080    431,704       0          17,000           0         21,170
Executive Vice President and      1994      573,408    194,267       0               0           0         30,622
 President, International         1993      635,080    215,852       0               0      90,185          2,129
  Operations

Howard M. Rosenkrantz .........   1995      368,360    175,000       0          12,000           0         15,008
Senior Vice President, Finance    1994      274,560     64,050       0          50,000           0         21,893
 and Chief Financial Officer      1993      303,027     85,400       0               0           0          2,307

Thomas D. Guy .................   1995      317,360    149,500       0          12,000           0         13,272
Senior Vice President,            1994      235,291     55,973       0          50,000           0         19,788
 Operations                       1993      260,168     74,630       0               0           0          2,086

Thomas R. Bremer ..............   1995      274,000    127,820       0          12,000           0          9,249
Senior Vice President and         1994      235,291     55,973       0          50,000           0         12,533
 General Counsel                  1993      260,168     74,630       0               0           0          1,034

-----------

(1) At December 31, 1995 no shares of restricted stock were held by any of the named executive officers. The plan pursuant to which restricted stock was available has been terminated by the Board of Directors of the Company, effective February 1, 1996, and the 1,018,100 previously reserved shares of Common Stock may no longer be issued pursuant to such plan.

(2) Although Company sponsored stock plans permit the granting of SAR's, no SAR's have been granted.

(3) Mr. Guy and Mr. Bremer were not eligible for LTIP awards for the performance periods ended in 1993, 1994 or 1995. Mr. Rosenkrantz was not eligible for an LTIP award for the performance periods ended in 1993 or 1994.

(4) Represents for Mr. Hirsch accrued bonuses payable pursuant to the terms of installment option purchase agreements and for all of the named executives the value of the benefit of premiums on life insurance paid by the Company (for Mr. Hirsch, $25,152, 1995, $ 32,190, 1994; $ 2,171,
    1993). The methodology for computing the value of such premiums was revised in 1994; benefits were not increased. The computation reflects the present value to the named executives of the premium payments rather than the present value of the anticipated cash benefit to the executive, resulting in a greater portion of benefits allocated earlier in the policy term. Mr. Hirsch's installment option purchase agreement, the principal balance of which was repaid by Mr. Hirsch in 1994, is described on page 22 under the heading "Certain Transactions".


   Perquisites and other personal benefits, securities or property did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers.

                                   OPTIONS

Stock Options and Stock Appreciation Rights

   Under the Company's stock incentive program, the Compensation/Option Committee may grant stock options and related stock appreciation rights ("SAR's") to executive officers, to purchase shares of the Company's common stock at prices not less than the fair market value of the stock on the date of grant. SAR's entitle an option holder to surrender unexercised stock options for cash or stock equal to the excess of the fair market value of the surrendered shares over the option price of such shares. No SAR's have been granted. See Report of Compensation/Option Committee, beginning on page 17 below.

   The following table contains information concerning the grant of stock options to four named executive officers of the Company.

                          OPTION/SAR GRANTS IN 1995

                          Number of      % of Total
                          Securities    Options/SARs
                          Underlying     Granted to
                         Options/SARs     Employees      Exercise or                  Grant Date
                           Granted        in Fiscal      Base Price   Expiration     Present Value
Name                         (#)            Year           ($/SH)         Date            (1)
---------------------    -----------    -------------    -----------   ---------     --------------
Turi Josefsen               17,000           1.2%          $26.06       2/07/02        $158,270
Howard M. Rosenkrantz       12,000            .8%           23.69       2/07/05         120,240
Thomas D. Guy               12,000            .8%           23.69       2/07/05         120,240
Thomas R. Bremer            12,000            .8%           23.69       2/07/05         120,240

---------------------


(1) The estimated fair value of stock options is measured at the date of grant under the Black-Scholes option pricing model based on four assumptions: expected volatility of .46 based on the average of the high and low prices of the Company's Common Stock for the last four years; expected term to exercise of approximately four years; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant (5.01%) for the expected term of the option; and a dividend yield of .33% based on the current annual yield. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated above.

   The table below sets forth certain information about the exercise of stock options during 1995 by each of the named executive officers and the value of unexercised in- the-money options held by such officers at December 31, 1995.

     Aggregated Option/SAR Exercises in Last Year and Year-End Option/SAR Values


                                                        Number of Securities            Value of Unexercised
                                                       Underlying Unexercised           In-the-Money Options
                            Shares                    Options/SARs at Year-End           at Year-End (1) (2)
                          Acquired on     Value     ----------------------------    -----------------------------
                           Exercise     Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
Name                          (#)          ($)          (#)             (#)             ($)             ($)
----------------------    -----------   --------    -----------    -------------    -----------    -------------
Leon C. Hirsch                 0            0        3,052,834        125,000         876,390            0
Turi Josefsen                  0            0          933,333         83,667               0            0
Howard M. Rosenkrantz          0            0           90,666         95,334               0            0
Thomas D. Guy                  0            0          100,666         95,334               0            0
Thomas R. Bremer               0            0          130,666         95,334         273,750            0

----------------

(1) Although the Company's option plans permit the granting of SAR's, no SAR's have been granted.

(2) Value is calculated by determining the difference between the fair market value of the securities underlying the options at year-end and the exercise price of the options.

Long Term Incentive Awards

   Under the Company's Long Term Incentive Plan, described more fully in the Compensation/Option Committee's Report beginning on page 17, senior executives have the opportunity to earn a cash payment at the end of a performance cycle (currently three years) based on achievement of sales and earnings per share growth. The table below sets forth certain information regarding each award made to the named executive officers during 1995 under the Company's Long Term Incentive Plan.

              Long-Term Incentive Plan Awards in Last Fiscal Year




                                       Performance        Estimated Future Payouts
                          Number of      or Other   Under Non-Stock Price-Based Options
                           Shares,        Period    -----------------------------------
                            Units          Until
                           or Other     Maturation  Threshold     Target     Maximum
Name                      Rights (#)     or Payout      ($)        ($)         ($)
---------------------     -----------    ---------- ----------    -------   ---------
Leon C. Hirsch             185 Units      3 Years    $185,304   $370,608    $741,215
Turi Josefsen              81 Units       3 Years      81,009    162,018     324,035
Howard M. Rosenkrantz      28 Units       3 Years      27,585     55,169     110,338
Thomas D. Guy              24 Units       3 Years      23,565     47,130      94,260
Thomas R. Bremer           22 Units       3 Years      21,997     43,993      87,986

   Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S & P 500 Index and the S & P Medical Products & Supplies Index. Cumulative total shareholder return assumes reinvestment of dividends.

   The comparison is based upon the assumption that $100 was invested on December 31, 1990 in United States Surgical Corporation's Common Stock, the S & P 500 Index and the S & P Medical Products & Supplies Index.

   The following depiction of shareholder return shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PERFORMANCE GRAPH

(INSERT PERFORMANCE GRAPH FROM MAC)

                        1990   1991   1992   1993   1994    1995
USSC                     100    312    194     64     54      61
S & P 500                100    130    140    155    157     215
S & P Medical Products   100    164    140    107    127     214

Report of Compensation/Option Committee

   The compensation of the Company's executive officers is reviewed and approved at least on an annual basis by the Compensation/Option Committee (the "Committee") of the Board of Directors, which consists exclusively of independent, non- employee Directors who qualify as "outside directors" under
Section 162(m) of the Internal Revenue Code, discussed below.

General Policy

   The Company's compensation policy, which is endorsed by the Committee, is to attract and retain the best management talent available, and to pay that talent based on Company and individual performance. To this end, a substantial portion of an executive officer's compensation opportunity is "at risk" and is realized only for achievement of specific goals. For 1995, the Company's goal was continuing to build the Company's financial health and stability. Consequently, the Committee set achievement of specific objectives for earnings per share and cash flow as the base for 1995 incentive compensation. The Committee thinks that, while performance goals should include corporate financial results, executives should also be held accountable for individual performance objectives. The Committee established personal performance objectives for each of the Company's executives. In 1995, the portion of the annual and long term cash compensation opportunities of the named executive officers which was "at risk" (subject to attainment of performance goals) ranged from 32% to 59%, with 59% of such compensation opportunities of the Chief Executive Officer "at risk". Stock programs, including primarily stock options, are also an important part of the Company's compensation program, particularly since the Company does not provide pensions.

   In setting compensation, the Committee periodically reviews, with the assistance of independent compensation consultants, available information as to salaries and incentive opportunities for similar positions or levels at comparable companies. The companies generally include a diverse sample of manufacturing companies with sales within and above the range of those of the Company. Medical device manufacturers are included in the sample but the comparison has not been limited to such companies, or to companies included in the index for the stock price performance graph on page 17. The Committee uses this information as a benchmark for compensation opportunities offered by competitors for talented executives, both in the industry, in a broader manufacturing sector, and in the geographical area in which the Company's headquarters is located. In some cases, private industry association surveys are also considered when they provide useful information for certain positions. For most executives, market based compensation was last set for 1992 compensation packages; more recently, compensation packages have been adjusted from that base, as discussed below. Historically, the Company has set annual salaries and incentive compensation opportunities at the higher end of the range of the companies used for comparison because the Company demands superior performance from its executives and typically assigns most executive officers of the Company broader, more complex responsibilities than corresponding positions in comparative companies. The Committee believes that compensation opportunities have fallen below target levels more recently since salaries have not been generally adjusted to the market since 1992, as discussed below. The Company will continue to hire executives whose talent and performance place them within the high end of the pool of available executives, and the Committee intends to set compensation packages which are adequate to meet this need while furthering Company objectives.

   The total compensation program is designed to balance incentives between short and long term performance, and consists of annual compensation, which includes base salary and the opportunity to earn an annual bonus, and a long term incentive program, which includes stock awards (primarily stock options) and the opportunity to earn cash awards over a multi-year performance period.

   Each element of the compensation program, including a specific discussion as to the Chief Executive Officer's compensation, is set out below.

Annual Compensation.

   Generally, annual compensation of executive officers under the Executive Compensation Program for 1995 consisted of salary and bonus components.

1. Salary.

   Under the Company's compensation program, executive officers are paid a base salary based upon their level of responsibility and their contribution to the Company, including informal assessments as to their compliance with the Company's overall corporate policies. The 1995 salaries of executive officers, including the Chief Executive Officer, were reviewed and approved by the Compensation/Option Committee in November, 1994. Generally, the Committee restored Mr. Hirsch's and the Company's other executives base salary to 1993 levels, following reductions of 1994 base salaries (by 20% for Mr. Hirsch, and by 10% for other officers) at the request of Mr. Hirsch and the Company's other executives, as part of a cost reduction effort by the Company. The Committee thinks that the substantial improvements in the Company's financial strength during 1994 were due to the efforts of the executives and that restoration of their salaries was amply earned. In addition, the Committee adjusted the salary of Mr. Rosenkrantz, Senior Vice President--Finance and Chief Financial Officer and of Mr. Bremer, Senior Vice President and General Counsel, during 1995. Mr. Rosenkrantz's salary adjustment was based on information obtained by the

Committee as to salaries paid chief financial officers of other known, well respected companies, and was set at approximately the mean of such companies. Mr. Bremer's salary adjustment was based on surveys conducted by an independent management consulting firm of comparable positions at various companies considered appropriate for comparison. The companies included in the comparative groups in both cases were not limited to the companies included in the medical devices index used in the stock performance graph on page 17, since the Company competes for the top tier of executive talent with firms in other industries and which, in many cases, are much larger than the Company.

2. Bonus.

   A significant portion of 1995 executive officer annual compensation was based on corporate performance. Annual bonuses under the Company's executive compensation program were based on the Earnings Per Share ("EPS") bonus component, the cash flow bonus component, for officers with marketing responsibilities, sales objectives, and personal performance objectives.

   Annual bonuses are based solely on performance. For 1995, 50% of the bonus opportunities were weighted equally between the EPS and cash flow components, and 50% for the personal performance objective component. Each bonus performance element is evaluated independently, however, a failure to achieve personal performance objectives ratably reduces the opportunity for awards for achievement of EPS and cash flow components. Bonus opportunity levels are set as a percentage of base salary. For 1995, bonus opportunities were increased by 20% for the Chief Executive Officer and by 10% for the other named executives, commensurate with restoring the base salaries to 1993 levels.

   Performance goals are established by the Committee. Following year-end, the Committee reviews the extent to which the goals have been achieved with the assistance of the Company's independent auditors, assesses personal performance objectives, and determines the amount of the bonus to be paid to the executive officers, if any.

   The EPS Bonus Component: The 1995 EPS bonus opportunity ranged from 12.5% to 20% of the salary levels of the executives named in the Summary Compensation Table, with 20% for the Chief Executive Officer. A percentage of the bonus may be earned based on a particular year's EPS above a minimum base (subject to attainment of personal performance objectives), up to a maximum determined by the Committee. The EPS goals were exceeded for 1995 and the maximum amounts were paid for the EPS Bonus Component to the Chief Executive Officer and to the named (and other) officers of the Company.

   The Cash Flow Bonus Component: The 1995 Cash Flow bonus opportunity ranged from 12.5% to 20% of the salary levels of the executives named in the Summary Compensation Table, with 20% for the Chief Executive Officer. A percentage of the bonus may be earned based on the year's cash flow above a minimum base (subject to attainment of personal performance objectives), up to a maximum determined by the Committee. The cash flow goals were substantially exceeded for 1995 and the maximum amount was paid for the Cash Flow Bonus Component to the Chief Executive Officer and to the named (and other) executive officers of the Company.

   The PPO Bonus Component: Under the PPO Bonus component, individual performance objectives are established for the Chief Executive Officer and the other named (and other) executives by the Committee. Each PPO is weighted and is related to the particular area for which an executive officer is responsible. Examples of objectives include, but are not limited to, budget control, achievement of sales objectives, product design, and manufacturing practices. In 1995, the portion of cash compensation opportunity represented by this component of compensation ranged from 25% to 40% of the salary levels of the executives named in the Summary Compensation Table, with 40% for the Chief Executive Officer.

Long Term Incentive Program

   The Company's long term incentive program, developed with the advice of outside compensation consultants, consists of stock incentives, which directly link the interests of management with those of the stockholders, and cash incentives based on financial performance over a three year performance period.

1. Restricted Stock Awards.

   No awards of restricted stock were made in 1995 to any executive officers. During February, 1996, the Board of Directors terminated the Company's Restricted Stock Incentive Plan, based on the belief that stock options provide a more effective and less costly incentive program.

2. Stock Options.

   The Company seeks to have its executives think of themselves as having a personal stake in the Company by awarding stock options which give such officers the opportunity to participate in the growth in the value of the Company's stock. This approach aligns the interest of the executive officers with those of the stockholders because the value of the executive officers' stock options will depend exclusively on how the Company's stock performs. Stock options only have value to the recipient when the price of the Company's Common Stock exceeds the exercise price of the option, which is at least the fair market value at date of grant. Thus, options provide a powerful incentive for employees to maximize the Company's sales and profits, and build the value of the business, all of which should be reflected over the long term in the price of the Company's Common Stock. In prior years, executives of the Company realized substantial profits from the exercise of stock options, in some cases placing them among the more highly compensated executives in the nation. The Committee believes that stockholders benefited proportionately and that the use of options facilitated the Company's substantial growth during the period from 1989 through 1992. During 1995, an option grant was made to the named executive officers other than the Chief Executive Officer, and to other executive officers, as a reward for restoring the Company's financial stability and as a retention incentive for the core management group which is key to the continued improvement of the performance of the Company. The exercise price was set at the market price on the date of grant, with the exception of the grant to Ms. Josefsen which was set at a ten percent premium to the market price on the date of grant in accordance with a settlement of shareholder derivative litigation. No grants were made to Company executives in 1992 or 1993, except in the case of newly elected officers. For 1995 awards, the Committee took into account that many of the outstanding option grants preceded the downturn in the health care industry, were out of the money, and were not adequate to further the purpose of the stock grant program. The number of options granted reflected the advice of an independent compensation consultant that such grants were at levels comparable to the market. The stock option grants are also intended to provide participants with a potential source of retirement income since the Company does not provide pensions. No grants have been made to Mr. Hirsch since 1991 prior to the grant proposed for stockholder approval at the 1996 Annual Meeting, as discussed on page 6.

3. Long Term Incentive Plan.

   Under the Executive Long Term Incentive Plan ("LTIP") (if approved by the shareholders at the Annual Meeting, the plan will become the long term component of the Executive Incentive Compensation Plan) cash payouts may be earned by a limited number of senior executives based on achievement of a weighted combination of measurable financial objectives set by the committee. At present, the objectives are sales growth (34%) and EPS (66%) during a three-year performance cycle. The long term cash incentive opportunity encourages executives to take steps which build the business for the future, avoiding a possible disincentive for prudent long term steps out of concern as to the possible impact on short term results. Levels of performance are graded on three tiers--minimum, target and maximum (corresponding to the threshold, target, and maximum columns under the table describing Long Term Incentive Awards on page 17)--with no compensation payable if the performance is below the minimum tier and no additional compensation if the performance is above the maximum tier. The amount of the payout is based on a percentage of the recipient's average annual base salary during the cycle, ranging from 7.5% to 17.5% for achievement in the minimum tier, 15% to 35% for achievement in the target tier and 30% to 70% for achievement in the maximum tier, the exact percentage depending on the executive's tier. For the Chief Executive Officer, the percentages for these tiers was 17.5%, 35% and 70%.

   The Company did not achieve the minimum tiers for sales growth or EPS components for the three year performance cycle ended in 1995. As a result, neither the Chief Executive Officer nor the other named executives received any payout under the LTIP for that period.

All Other Compensation.

   Included with respect to the Chief Executive Officer in 1995 as "all other compensation" reported in the Summary Compensation Table was interest accrued and forgiven pursuant to the terms of an Installment Option Purchase Agreement which was entered into in 1984 by the Chief Executive Officer and the Company. The Installment Option Purchase Plan ("IOPA") was originally entered to encourage Mr. Hirsch, and other executives, to exercise options in the Company's stock. In 1994, at the Committee's request, Mr. Hirsch repaid the outstanding principal option price of $5,370,000 in full to the Company in cash. To keep Mr. Hirsch in substantially the same position on interest, the Committee agreed to continue to pay the accrued interest as a bonus as it becomes due and to repay interest expenses of a personal loan by Mr. Hirsch to obtain the funds to pay the option price. In effect, the transaction substituted a third party for the Company as the lender under the installment option purchase arrangement. The Company obtained a significant net cash benefit and additional equity, and Mr. Hirsch received no advantage.

Tax Considerations.

   In 1994, federal tax laws imposed a limit on deductions for executive compensation. Accordingly, deductions by the Company for compensation for each of the five executives named in the summary compensation table are limited to $1 million unless certain conditions are met, primarily, that the compensation is based on objective performance criteria approved by the stockholders. The compensation payments must also be made pursuant to a plan approved by the stockholders and administered by a committee of outside directors.

   The Committee believes that its executive compensation program is consistent with the intent of this legislation and has taken steps designed to maximize the deductibility of executive compensation consistent with corporate objectives. The Company's 1990 stock option plan under which options may be granted to executive officers has been approved by the stockholders and qualifies for the exclusion from the deduction limits for grants through 1997. The 1996 Stock Option Plan, if approved by the stockholders, is expected to maintain the Company's deduction for any compensation realized by participants from options granted under such plan. Long Term Incentive Plan grants which, depending on performance, may result in payouts for performance periods through 1995 predated the new law, are not subject to the limit and can be claimed as a deduction. The Company's long term plan is based on objective performance criteria and will allow the Company to make awards which qualify for the deduction if the Executive Incentive Compensation Plan is approved by the stockholders at the Annual Meeting. Long term grants for the performance periods 1995 through 1997 and 1996 through 1998 were conditioned on such stockholder approval. Part or all of the annual bonus opportunity likewise qualifies for the deduction if the Executive Annual Incentive Compensation Plan is approved by the stockholders. Base salary and certain other compensation amounts disclosed in the summary compensation table do not qualify for the exclusion from the $1 million limit. The Committee intends to take steps in the future, including stockholder approval, to maintain deductions for its incentive compensation plans to the greatest extent practical while maintaining flexibility to take actions which it deems in the best interests of the Company and its stockholders but which may result in certain compensation not qualifying for tax deductions.


                                       COMPENSATION/OPTION COMMITTEE:
                                       Douglas L. King, Chairman
                                       John A. Bogardus, Jr.
                                       William F. May
                                       John R. Silber

Compensation Committee Interlocks and Insider Participation

Mr. King, a member of the Committee, is President and a director of Smyth, Sanford & Gerard Reinsurance Intermediaries, Inc., which provided certain insurance brokerage services to the Company. Smyth, Sanford and Gerard Reinsurance Intermediaries Inc. received compensation of approximately $229,500 from such services during 1995. Mr. King may have benefited indirectly from these transactions as an officer and employee of that firm. On advice of counsel, the Company believes that Mr. King qualifies through the date of the annual meeting as an outside director for purposes of Section 162(m), but will not serve on the Committee after such date in order to maintain the qualification of the Committee as administrators for purposes of
Section 162(m) of the Internal Revenue Code, as discussed above, relating to deductions of executive compensation for federal income tax purposes.

Directors' Compensation

Directors who are also officers (currently, Messrs. Hirsch, Bremer and Rosenkrantz and Mmes. Josefsen and Scipione) serve as such without additional compensation. During 1995, outside directors were each paid the following fees in each of the capacities served: directors, $31,200 plus $2,500 for each Board meeting attended; Chairman of a Committee, $4,375; other members of a Committee, $3,120 per Committee; all Committee members received $1,250 for each Committee meeting attended on a non-Board meeting day.

   Certain Eligible Directors (defined as directors who are not, and have not been for the preceding l2 months, employees of the Company or its subsidiaries, and who are not the beneficial owner of five percent or more of the outstanding Common Stock) have received stock award and option grants under the Outside Directors Stock Plan (the "Outside Directors Plan"). The Outside Directors Plan provides for stock awards and option grants of up to an aggregate maximum of 160,000 shares of Common Stock, of which 26,000 shares remained available for grant as of December 31, 1995. Upon the forfeiture of shares prior to vesting, and upon expiration of an option, the forfeited shares and any shares subject to the option which remain unexercised generally become available again under the Outside Directors Plan. The Outside Directors Plan is administered by the Compensation/Option Committee of the Board of Directors. The selection and eligibility of grantees and the dates and amounts of option grants are defined in the Outside Directors Plan and are not subject to the discretion of any person.

   Option grants of 4,000 shares are automatically made under the Outside Directors Plan to Eligible Directors each year upon his or her reelection to the Board by the stockholders. The option price is the fair market value of the Common Stock on the date of grant. Each option becomes exercisable as to one-half of the shares covered by it commencing one year after the date of grant and as to the remaining one-half commencing two years after the date of grant, provided the optionee has been in continuous service on the Board at all times since the date of grant. However, each option becomes fully exercisable in the event of the grantee's death or permanent disability, and may be exercised to the extent otherwise exercisable if the grantee retires with the consent of the Board or his or her service on the Board is terminated after a Change in Control, as defined. The Eligible Directors each received an option for 4,000 shares in 1995, with an option exercise price of $22.63. Assuming an Eligible Director is reelected, such director will receive an option for 4,000 shares effective May 2, 1996. Eligible Directors also receive a one-time stock award of 4,000 shares of restricted stock following the first anniversary of their election to the board. Dr. Silber received such an award during 1995.

Certain Transactions

   (a) In connection with the exercise of certain options granted under the 1981 Employee Stock Option Plan, the Company entered an installment option purchase agreement (the "Agreement") with Leon C. Hirsch in 1984 where the Agreement, as amended, permitted Mr. Hirsch to pay the option price in three equal installments, with the last installment payable in 1999. Mr. Hirsch agreed, at the request of the Company, to repay the outstanding principal option price of $5,370,000 during 1994. In exchange, the Company agreed to continue to award Mr. Hirsch a bonus equal to scheduled installments of interest payments on the original option price and for the interest costs on a personal loan taken to repay the option price. The interest rate on such personal loan was at an annual rate of 7.25%; interest on the installment payments of interest at the original option price ranges from 4.88% to 6.33%.

   Bonuses accrued in 1995 under the Agreement aggregated $720,426. Total accrued interest under the Agreement at December 31, 1995 was $6,620,272. Under the Agreement, an amount equal to 100% of the interest for the term of the Agreement is to be paid as a bonus to Mr. Hirsch while he remains an employee of the Company as and when such interest is due. See footnote (4) to the Summary Compensation Table above.

   (b) In 1995, Smyth Sanford & Gerard Reinsurance Intermediaries, Inc., of which Mr. King, also a director of the Company, is President and a director, performed certain insurance brokerage services for the Company for which it received compensation of approximately $229,500. Mr. King may have benefited indirectly from these transactions as an officer and employee of that firm.

                             EMPLOYMENT AGREEMENT

   On January 30, 1996, the Company entered an agreement with Howard M. Rosenkrantz, Senior Vice President and Chief Financial Officer, providing for certain separation benefits if Mr. Rosenkrantz elects to retire, provided that he remains with the Company until March 31, 1997. Pursuant to the Agreement, Mr. Rosenkrantz will receive a payment of one year's base salary in effect on the date of separation, and certain stock option grants held at that time will continue to be exercisable for a period of up to three years from the date of separation. In addition, the Company has agreed to continue providing medical and life insurance coverage and financial planning for a period of one year from the date of separation.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange various reports as to ownership of such Common Stock.

Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Mr. Joseph C. Scherpf, Vice President and Controller, inadvertently filed a Form 4 Report with respect to the purchase of 600 shares one month late. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company that no other reports were required, all the aforesaid Section 16(a) filing requirements were otherwise met on a timely basis during 1995.

                           STOCKHOLDERS' PROPOSALS

   Proposals of stockholders intended to be presented at the 1997 Annual Meeting must be received at the Company's principal executive offices, 150 Glover Avenue, Norwalk, Connecticut 06856, Attention: Corporate Secretary, for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting, no later than November 8, 1996.

             DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION
                            AT THE ANNUAL MEETING

   Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Corporate Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the By-laws. A copy of these By-law requirements will be provided upon request in writing to the Corporate Secretary of the Company, 150 Glover Avenue, Norwalk, Connecticut 06856. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the Proxy Statement, nor does it apply to questions a shareholder may wish to ask at the meeting.

                           EXPENSES OF SOLICITATION

   The solicitation of proxies in the form enclosed is made on behalf of the Board of Directors of the Company. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by the Company. Solicitation will be made by use of the mails and, if necessary, by advertising, electronic telecommunications and personal interview. The Company has retained the services of Kissel- Blake Inc. to assist in connection with the soliciting of proxies by such methods for a fee estimated at $12,000 plus out-of-pocket expenses. Management may use the services of its directors, officers and employees in soliciting proxies, who will receive no compensation therefor in addition to their regular compensation, but who will be reimbursed for their out-of-pocket expenses incurred. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

                                OTHER MATTERS

   The persons named in the enclosed form of proxy have no present intention of bringing before the meeting for action any matters other than those specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

                                   By Order of the Board of Directors

                                                     PAMELA KOMENDA
                                                  Corporate Secretary

Dated: March 15, 1996

                               TABLE OF CONTENTS
                      CONSOLIDATED FINANCIAL STATEMENTS
             United States Surgical Corporation and Subsidiaries

                                                                      Page
                                                                     -----
Consolidated Statements of Operations...............................   25
Consolidated Balance Sheets.........................................   26
Consolidated Statements of Changes in Stockholders' Equity..........   27
Consolidated Statements of Cash Flows...............................   28
Notes to Consolidated Financial Statements..........................   29
Management Report on Responsibility for Financial Reporting.........   41
Independent Auditors' Report........................................    2
Quarterly Results of Operations (Unaudited).........................   43
Common Stock Prices and Dividends...................................   44
Description of the Company's Business...............................   44
Five Year Selected Financial Data...................................   45
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.............................................   46

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          Year Ended December 31,
                                                                   -------------------------------------
                                                                      1995          1994         1993
                                                                   ----------      -------    ----------
                                                                    In thousands, except per share data
Net sales.......................................................   $1,022,300     $918,700    $1,037,200
                                                                   ----------     --------    ----------
Costs and expenses:
 Cost of products sold..........................................      451,700      463,600       518,400
 Research and development.......................................       43,100       37,500        50,800
 Selling, general and administrative............................      417,000      366,700       449,300
 Interest.......................................................       20,700       18,200        18,500
 Restructuring charges..........................................                                 137,600
                                                                   ----------     --------    ----------
   Total costs and expenses.....................................      932,500      886,000     1,174,600
                                                                   ----------     --------    ----------
Income (loss) before income taxes...............................       89,800       32,700      (137,400)
Income taxes....................................................       10,600       13,500         1,300
                                                                   ----------     --------    ----------
Net income (loss)...............................................       79,200       19,200      (138,700)
Preferred stock dividends.......................................       19,500       14,900
                                                                   ----------     --------    ----------
Net income (loss) applicable to common stock....................   $   59,700     $  4,300    $ (138,700)
                                                                   ==========     ========    ==========
Average number of common shares outstanding.....................       57,000       56,600        56,000
                                                                   ==========     ========    ==========
Net income (loss) per common share (primary and fully diluted)..   $     1.05     $    .08    $    (2.48)
                                                                   ==========     ========    ==========
Dividends paid per common share.................................   $      .08     $    .08    $     .245
                                                                   ==========     ========    ==========

                See Notes to Consolidated Financial Statements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                      December 31,
                                                                                 -----------------------
                                                                                   1994         1993
                                                                                 ---------   -----------
                                                                                  In thousands except
                                                                                       share data
ASSETS
Current assets:
 Cash and cash equivalents..................................................   $   10,500    $   11,300
 Receivables, less allowance of $8,200 (1995); $7,300 (1994)                      247,300       211,500
 Inventories:
  Finished goods ...........................................................       92,700        95,500
  Work in process ..........................................................       28,800        27,100
  Raw materials ............................................................       39,700        44,600
                                                                               ----------    ----------
                                                                                  161,200       167,200
 Other current assets ......................................................       87,900        49,500
                                                                               ----------    ----------
   Total Current Assets ....................................................      506,900       439,500
                                                                               ----------    ----------
Property, plant, and equipment (net) .......................................      504,900       540,000
Other assets (net) .........................................................      253,700       124,000
                                                                               ----------    ----------
   Total Assets ............................................................   $1,265,500    $1,103,500
                                                                               ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..........................................................   $   28,600    $   28,200
 Accrued liabilities .......................................................      148,900       125,200
 Income taxes payable ......................................................       78,600        29,400
 Current portion of long-term debt .........................................        4,200         1,300
                                                                               ----------    ----------
   Total Current Liabilities                                                      260,300       184,100
Long-term debt .............................................................      256,500       248,500
Deferred income taxes ......................................................        7,600         8,900
Stockholders' equity:
Preferred stock $5.00 par value, authorized 2,000,000 shares; 9.76% Series A cumulative convertible, 177,400 shares issued and outstanding (liquidation
  value--$200 million) .....................................................          900           900
Additional paid-in capital--preferred stock ................................      190,600       190,600
Common stock $.10 par value, authorized 250,000,000 shares; issued,
  65,293,157 at December 31, 1995 and 64,973,192 at December 31, 1994 ......        6,500         6,500
Additional paid-in capital--common stock ...................................      394,200       380,700
Retained earnings ..........................................................      233,200       178,100
Treasury stock at cost; 8,127,219 shares at December 31, 1995 and 8,137,053
  shares at December 31, 1994 ..............................................      (86,600)      (86,700)
Accumulated translation adjustments ........................................        2,300        (8,100)
                                                                               ----------    ----------
   Total Stockholders' Equity ..............................................      741,100       662,000
                                                                               ----------    ----------
Commitments and contingencies
   Total Liabilities and Stockholders' Equity                                  $1,265,500    $1,103,500
                                                                               ==========    ==========

                See Notes to Consolidated Financial Statements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(RESTUBBED TABLE)

                                                                   Additional           Additional
                                                                     Paid-in               Paid-in
                                                        Preferred    Capital-   Common    Capital-
Years ended December 31, 1995, 1994 and 1993               Stock    Preferred    Stock     Common
 -------------------------------------------            ----------  ----------  ------- ----------
Dollars in thousands
Balance at January 1, 1993 ............................                         $6,400    $345,200
 Common stock issued to employees-net
   (626,079 shares) ...................................                                     12,100
 Income tax benefit from stock options exercised
   recognized upon adoption of FAS 109 ................                                     14,400
 Payment received from officer on installment
   receivables
 Aggregate adjustment resulting from the translation
  of  foreign financial statements
 Common stock dividends paid ($.245 per share) ........
 Net loss .............................................
                                                           ----      --------   ------    --------
Balance at December 31, 1993 ..........................                          6,400     371,700
 Issuance of preferred stock (177,400 shares) .........    $900      $190,600
 Common stock issued to employees-net
   (577,991 shares) ...................................                            100       7,900
 Income tax benefit from stock options exercised ......                                      1,100
 Payment received from officer on installment
   receivables
 Aggregate adjustment resulting from the translation
  of  foreign financial statements
 Preferred stock dividends ............................
 Common stock dividends paid
   ($.08 per share) ...................................
 Net income ...........................................
                                                           ----      --------   ------    --------
Balance at December 31, 1994 ..........................     900       190,600    6,500     380,700
 Common stock issued to employees-net
   (329,799 shares) ...................................                                      5,300
 Income tax benefit from stock options exercised ......                                      8,200
 Aggregate adjustment resulting from the translation
  of  foreign financial statements
 Preferred stock dividends ............................
 Common stock dividends paid  ($.08 per share) ........
 Net Income ...........................................
                                                           ----      --------   ------    --------
Balance at December 31, 1995 ..........................    $900      $190,600   $6,500    $394,200
                                                           ====      ========   ======    ========


                                                                               Installment
                                                                               Receivables
                                                                                  from
                                                                                  Sale
                                                                   Accumulated     of
                                                         Retained  Translation   Common     Treasury
Years ended December 31, 1995, 1994 and 1993             Earnings  Adjustments    Stock      Stock        Total
--------------------------------------------             --------  -----------   ------     ---------   ---------
Dollars in thousands
Balance at January 1, 1993 ...........................  $ 330,700    $    400    $(6,000)   $(86,700)   $ 590,000
 Common stock issued to employees-net
   (626,079 shares) ..................................                                                     12,100
 Income tax benefit from stock options exercised
   recognized upon adoption of FAS 109 ...............                                                     14,400
 Payment received from officer on installment
   receivables .......................................                               600                      600
 Aggregate adjustment resulting from the translation
  of  foreign financial statements ...................                (20,800)                            (20,800)
 Common stock dividends paid ($.245 per share) .......    (13,700)                                        (13,700)
 Net loss ............................................   (138,700)                                       (138,700)
                                                        ---------    --------    -------    --------    ---------
Balance at December 31, 1993 .........................    178,300     (20,400)    (5,400)    (86,700)     443,900
 Issuance of preferred stock (177,400 shares) ........                                                    191,500
 Common stock issued to employees-net
   (577,991 shares) ..................................                                                      8,000
 Income tax benefit from stock options exercised .....                                                      1,100
 Payment received from officer on installment
   receivables .......................................                             5,400                    5,400
 Aggregate adjustment resulting from the translation
  of  foreign financial statements ...................               12,300                                12,300
 Preferred stock dividends ...........................    (14,900)                                        (14,900)
 Common stock dividends paid
   ($.08 per share) ..................................     (4,500)                                         (4,500)
 Net income ..........................................     19,200                                          19,200
                                                        ---------    --------     -----     --------    ---------
Balance at December 31, 1994 .........................    178,100      (8,100)         0     (86,700)     662,000
 Common stock issued to employees-net
   (329,799 shares) ..................................                                           100        5,400
 Income tax benefit from stock options exercised .....                                                      8,200
 Aggregate adjustment resulting from the translation
  of  foreign financial statements ...................                 10.400                              10,400
 Preferred stock dividends ...........................    (19,500)                                        (19,500)
 Common stock dividends paid  ($.08 per share) .......     (4,000)                                         (4,600)
 Net Income ..........................................     79,200                                          79,200
                                                        ---------   ---------   -------    ---------    ---------
Balance at December 31, 1995 .........................  $ 233,200    $  2,300    $     0    $(86,600)   $ 741,100
                                                        =========   =========   =======    =========    =========

(END OF RESTUBBED TABLE)

               See Notes to Consolidated Financial Statements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Years Ended December 31,
                                                                        -----------------------------------------
                                                                           1995          1994             1993
                                                                        ----------    ----------      -----------
                                                                                     In thousands
Cash flows from operating activities:
 Cash received from customers ........................................   $ 1,000,000   $   913,100    $ 1,103,300
 Cash paid to vendors, suppliers, and employees ......................      (784,100)     (749,300)      (941,200)
 Interest paid .......................................................       (17,500)      (24,800)       (18,300)
 Income taxes paid ...................................................       (10,300)      (14,900)       (12,800)
                                                                         -----------   -----------    -----------
  Net cash provided by operating activities ..........................       188,100       124,100        131,000
                                                                         -----------   -----------    -----------
Cash flows from investing activities:
 Additions to property, plant, and equipment .........................       (33,600)      (47,000)      (216,400)
 Acquisitions ........................................................       (84,000)
 Other assets ........................................................       (18,100)       13,900        (30,000)
                                                                         -----------   -----------    -----------
  Net cash used in investing activities ..............................      (135,700)      (33,100)      (246,400)
                                                                         -----------   -----------    -----------
Cash flows from financing activities:
 Long-term debt borrowings under credit agreements ...................     2,407,300     3,483,900      2,614,400
 Long-term debt repayments under credit agreements ...................    (2,445,800)   (3,753,800)    (2,495,900)
 Long-term debt issuance fees ........................................        (1,700)       (3,300)        (1,100)
 Issuance of preferred stock, net ....................................                     191,500
 Common stock issued from stock plans ................................         5,300        13,400         12,100
 Dividends paid ......................................................       (24,100)      (14,500)       (13,700)
                                                                         -----------   -----------    -----------
  Net cash (used in) provided by financing activities ................       (59,000)      (82,800)       115,800
                                                                         -----------   -----------    -----------
Effect of exchange rate changes ......................................         5,800         2,200         (2,000)
                                                                         -----------   -----------    -----------
Net increase (decrease) in cash and cash equivalents .................          (800)       10,400         (1,600)
Cash and cash equivalents, beginning of year .........................        11,300           900          2,500
                                                                         -----------   -----------    -----------
Cash and cash equivalents, end of year ...............................   $    10,500   $    11,300    $       900
                                                                         ===========   ===========    ===========
Reconciliation of net income (loss) to net cash provided by
  operating activities:
Net income (loss) ....................................................   $    79,200   $    19,200    $  (138,700)
                                                                         -----------   -----------    -----------
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization ......................................        91,700        89,400         83,200
  Asset writedowns--restructuring ....................................                                     73,800
  Adjustment of property, plant, and equipment reserves ..............        18,600        22,300         17,400
  Receivables--(increase) decrease ...................................       (23,900)       (3,300)        67,800
  Inventories--(increase) decrease ...................................        (2,600)        7,400        (48,400)
  Adjustment of inventory reserves ...................................        26,600        39,200         44,200
  Other current assets--(increase) ...................................       (26,200)      (13,000)       (23,900)
  Accounts payable and accrued liabilities--increase (decrease) ......        13,500       (42,500)        34,300
  Income taxes payable and deferred--increase (decrease) .............         3,100        (2,900)       (24,300)
  Income tax benefit from stock options exercised ....................         8,200         1,100         14,400
  Other assets--net ..................................................          (100)        7,200         31,200
                                                                         -----------   -----------    -----------
  Total adjustments ..................................................       108,900       104,900        269,700
                                                                         -----------   -----------    -----------
Net cash provided by operating activities ............................   $   188,100   $   124,100    $   131,000
                                                                         ===========   ===========    ===========

                See Notes to Consolidated Financial Statements.

     UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A--Summary of Significant Accounting Policies

   United States Surgical Corporation and Subsidiaries (the Company) is primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical wound management products to hospitals throughout the world. The Company currently operates domestically and internationally through subsidiaries, divisions, and distributors.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Consolidation. The consolidated financial statements include the accounts and transactions of United States Surgical Corporation and Subsidiaries, excluding intercompany accounts and transactions. Certain subsidiaries (including branches), primarily operating outside the United States, are included in the consolidated financial statements on a fiscal-year basis ending November 30.

   Property, Plant, and Equipment. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

                                   Years
                                  -------
Buildings .......................      40
Molds and dies ..................  2 to 7
Machinery and equipment ......... 3 to 10
Leasehold improvements .......... 3 to 30


   The Company capitalizes interest incurred on funds used to construct property, plant, and equipment. Interest capitalized during 1995, 1994 and 1993 was immaterial.

   Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market.

   Other Assets. The Company capitalizes and includes in Other assets the costs of acquiring patents on its products, the costs of computer software developed and used in its information processing systems, goodwill arising from the excess of cost over the fair value of net assets of purchased businesses and deferred start-up costs incurred prior to 1991 relating to the Company's entrance in 1991 into the suture portion of the wound management market. Costs of Other assets are amortized on the straight-line basis over the following estimated useful lives:

                                     Years
                                    --------
Patents .........................         10
Computer software costs .........          3
Deferred start-up costs .........          5
Goodwill ........................   10 to 40

   Revenue Recognition. Revenues from sales are recognized when products are sold directly by the Company to ultimate consumers, primarily hospitals, or to authorized distributors.

   Foreign Currency Translation. For translation of the financial statements of its international operations the Company has determined that the local currencies of its international subsidiaries are the functional currencies. Assets and liabilities of foreign operations are translated at year end exchange rates, and income statement accounts are translated at average exchange rates for the year. The resulting translation adjustments are made directly to the Accumulated Translation Adjustments component of Stockholders' Equity. Foreign currency transactions are recorded at the exchange rate prevailing at the transaction date.

   Net Income (Loss) per Common Share. Net income (loss) per common share is based on the weighted average number of common shares and, where material, common share equivalents (stock options) outstanding. Common

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

share equivalents are not included in the computation of net income (loss) per share in 1995, 1994 and 1993 since the effect of their inclusion would be antidilutive.

Note B--Restructuring Charges

   The Company recorded restructuring charges of approximately $7 million in 1995. These restructuring charges related primarily to lease termination and employee severance costs associated with the relocation of one of the Company's largest international subsidiaries as part of the plan to centralize the distribution of the Company's products to its European customers. In addition, severance payments and other charges were incurred in 1995 in relation to the restructuring of the Company's manufacturing plants. The majority of the cash outlays relative to these restructuring charges were made in the third and fourth quarters of 1995 with the remainder of the cash outlays to be made in the subsequent two quarters. The 1995 restructuring charges were basically offset by the reversal of restructuring cost estimates in excess of ultimate costs which were originally recognized in the Company's 1993 consolidated statements of operations.

   Accrued liabilities at December 31, 1995 and 1994 included $9 million and $18 million, respectively, which related primarily to severance costs and accrued lease obligations associated with the Company's 1995 and 1993 restructuring charges. The Company has either terminated or bought out the leases of the leased properties and paid substantially all employee severance costs which were part of the 1993 restructuring charges. The majority of the 1995 accrued termination charges and other restructuring charges will be liquidated by the end of the second quarter 1996.

Note C--Acquisitions

   The Company acquired Surgical Dynamics, Inc., (a subsidiary of E-Z-EM, Inc.) a developer, manufacturer, and distributor of surgical devices for use in spinal procedures, in November 1995 for $60 million in a cash transaction.
The acquisition was accounted for by the purchase method of accounting. Goodwill of approximately $40 million and patents resulting from the acquisition will be amortized on a straight-line basis to operations over 20 years and 10 years, respectively. The Company has made a preliminary allocation of the purchase price based on the estimated fair values of assets and liabilities acquired. As additional information is gained, adjustments to the allocation of the purchase price may occur. Results of operations subsequent to acquisition are included in the Company's consolidated financial statements.

   The Company completed on September 29, 1995 its 6.1 billion Yen (approximately $62 million or a present value of $54 million) purchase acquisition of certain assets and liabilities from the Company's former distributor in Japan. The Company has made a preliminary allocation of the purchase price based on the estimated fair values of assets and liabilities acquired. As additional information is gained, adjustments to the allocation of the purchase price may occur. The Company and the former distributor had agreed that all of the conditions to closing the purchase had either been met or could be met as of April 1, 1995 and, accordingly, had entered into an agency agreement effective April 1, 1995 under which the Company assumed the risks and rewards of selling the Company's products to third parties in Japan and recognized, since April 1, 1995, the former distributor's revenue and selling expenses in the Company's consolidated financial statements relative to the sale of the Company's products in Japan. Approximately $24 million was recorded as goodwill and such goodwill will be amortized over 25 years on a straight-line basis.

   In the third quarter of 1995, the Company acquired through purchase transactions certain assets of an internal stapling business and a 9.5% equity interest in a private biopharmaceutical company which will be accounted for under the cost method. In addition, the Company acquired the exclusive worldwide rights to market transgenic pig organs from the private biopharmaceutical company. These two acquisitions did not currently have a material impact on the Company's consolidated results of operations or financial position.

   The unaudited consolidated results of operations on a pro-forma basis as though the purchase business combinations noted above, excluding the purchase accounted for under the cost method, had collectively been completed by the Company as of the beginning of 1995 and 1994 are as follows (dollars in thousands, except per share amounts):

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                 Twelve Months Ended
                                     December 31,
                               ------------------------
                                  1995         1994
                               ----------   ----------
Net sales .................... $1,058,100   $1,013,600
Net income ................... $   74,100   $   24,300
Net income per common share .. $      .96   $      .17

   The pro-forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the above dates, nor are they necessarily indicative of future operating results.

Note D--Property, Plant, and Equipment

   At December 31, 1995 and 1994, Property, plant, and equipment (at cost) was comprised of the following items:

                                                        1995        1994
                                                      --------    --------
                                                           In thousands
Land ..............................................  $  27,500    $  23,800
Buildings .........................................    170,500      149,600
Molds and dies ....................................     92,200      100,500
Machinery and equipment ...........................    309,200      321,700
Leasehold improvements ............................    153,700      155,500
                                                     ---------    ---------
                                                       753,100      751,100
Less allowance for depreciation and amortization ..   (248,200)    (211,100)
                                                     ---------    ---------
                                                     $ 504,900    $ 540,000
                                                     =========    =========

   Property, plant, and equipment includes land and buildings in Elancourt, France with a net book value at December 31, 1995 and 1994 of $82 million and $70 million, respectively. During 1995 the Company took out of service and removed from its balance sheet property, plant, and equipment which had an original cost of $27 million and was fully depreciated.

Note E--Other Assets

   At December 31, 1995 and 1994 Other Assets (net of accumulated amortization of $73 million and $57 million in 1995 and 1994, respectively) was comprised of the following items:

                               1995       1994
                             --------   --------
                                In thousands
Patents and licenses .....  $ 86,500    $ 64,000
Goodwill .................    69,400       5,200
Deferred tax assets ......    31,600      11,600
Prepaid rent .............    28,500      19,700
Computer software costs ..     7,800       8,300
Deferred start-up costs ..         0       4,200
Other ....................    29,900      11,000
                            --------     -------
                            $253,700    $124,000
                            ========    ========

   During 1995 the Company removed from its Balance Sheet fully amortized Other Assets with a cost of $24 million.

Note F--Income Taxes

   In August 1995, the Company reached agreement with respect to settlement of all issues raised by the Internal Revenue Service (IRS) in its examination of the Company's income tax returns for the years 1984 through 1990. Prior to this resolution, a significant portion of deferred tax assets relating to available net operating loss and tax credit carryforwards had been fully reserved by the Company because of uncertainty over the future utilization of

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

the tax benefits. Based upon current circumstances relative to the IRS audit and the Company's estimate of future domestic taxable income, it now appears more likely than not that a significant portion of such fully reserved assets will be realized in the future. As a result, in the third quarter of 1995 the Company reduced the valuation allowances related to a significant portion of these deferred tax assets by $54.3 million (change in valuation allowances in 1995 was a reduction of $75.6 million), increased its current tax liabilities by $28.6 million for the remaining estimated tax liabilities relating to years subsequent to 1990, decreased tax assets by $7.4 million, recognized a net credit to the tax provision of $10.0 million ($.18 per common share) and recorded a credit to Additional Paid-in Capital (for windfall tax benefits related to net operating losses generated from stock compensation deductions in prior years) of $8.3 million.

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109-- "Accounting for Income Taxes" (FAS 109) in February 1992, and the Company was required to adopt FAS 109 by January 1, 1993. This statement requires that deferred income taxes reflect the tax consequences on future years of differences between the tax return bases of assets and liabilities and their financial statement amounts.

   Prior to 1993, provisions were made by the Company for deferred income taxes where differences existed between the time that transactions affected taxable income and the time that these transactions entered into the determination of income for financial reporting purposes. The effect of the adoption of FAS 109 on a prospective basis from January 1, 1993 was not material.

   A summary of the source of income (loss) before income taxes follows:

                      1995         1994           1993
                    -------      -------       ---------
                                In thousands
Domestic (a) ...... $81,100      $35,600       $ (61,800)
Foreign ...........   8,700       (2,900)        (75,600)
                    -------      -------       ---------
                    $89,800      $32,700       $(137,400)
                    =======      =======       =========

----------
(a) Includes Puerto Rico and U.S. branches in foreign locations.

    A summary of the provision for income taxes follows:

                          1995      1994       1993
                         -------   -------    -------
                                In thousands
Current:
 Federal .............             $ 1,700
 Foreign .............   $ 9,700     1,000    $ 4,800
 State and local (a)..     3,900     6,500      4,700
Deferred:
 Federal .............    (5,700)     (900)
 Foreign .............     2,300       500     (8,800)
 State and local (a)..       400     4,700        600
                         -------   -------    -------
                         $10,600   $13,500    $ 1,300
                         =======   =======    =======

-----------
(a) Includes Puerto Rico

   A reconciliation between income taxes based on the application of the statutory federal income tax rate (35%) to income (loss) before income taxes and the provision for income taxes as set forth in the Consolidated Statements of Operations follows:

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                                                                    1995      1994         1993
                                                                                  --------   -------     --------
                                                                                            In thousands
Provision (benefit) for taxes at statutory rates ..............................   $ 31,400   $11,400     $(48,100)
Benefit of operating loss carryforward (recognized)/not recognized for
  U.S. federal or foreign taxes ...............................................    (16,100)    6,500       63,600
Benefit of operating loss and credit carryforward incident to settlement
  of IRS tax audit ............................................................    (10,000)
Tax savings from operations in Puerto Rico ....................................     (6,600)   (7,500)     (18,700)
State and local income taxes, net of federal income tax benefit ...............      2,800       900          800
Foreign income taxed at rates different than U.S. statutory rate ..............      8,200     1,600        1,600
Other .........................................................................        900       600        2,100
                                                                                  --------   -------     --------
                                                                                  $ 10,600   $13,500     $  1,300
                                                                                  ========   =======     ========

   The Company has provided for taxes on the income of its subsidiary's operations in Puerto Rico at an effective rate that is lower than the U.S. federal income tax statutory rate. This rate reflects the fact that approximately 90% of income is exempt from local taxes in Puerto Rico as well as the availability of a tax credit under Section 936 of the Internal Revenue Code. Withholding taxes at a negotiated rate of 8% (7% in 1994 and 6% in 1993) have been provided on the expected repatriation of the income of this subsidiary.

   At December 31, 1995 and 1994 deferred tax liabilities and assets under FAS 109 were comprised of the following:

                                                 1995            1994
                                              ---------       ---------
Patent amortization ......................    $ (14,900)      $ (21,700)
Depreciation .............................      (34,100)        (30,900)
Other amortization .......................       (9,700)           (300)
Operating lease ..........................       (9,500)         (8,500)
Accrued interest .........................       (5,500)         (2,200)
Other ....................................       (7,100)         (8,400)
                                              ---------       ---------
  Gross deferred tax liabilities .........      (80,800)        (72,000)
                                              ---------       ---------
Restructuring reserves ...................       34,800          28,700
Inventory reserves .......................       33,400          32,800
Fixed asset reserves .....................       25,400          25,300
Accrued expenses .........................        9,500           9,500
Other ....................................        9,400          15,700
Tax loss and credit carryforwards ........      143,100         172,300
                                              ---------       ---------
  Gross deferred tax assets ..............      255,600         284,300
Less: Valuation allowance ................     (129,000)       (204,600)
                                              ---------       ---------
                                                126,600          79,700
                                              ---------       ---------
Net deferred tax assets ..................    $  45,800       $   7,700
                                              =========       =========

   Deferred taxes resulted from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of the temporary differences are: the use of accelerated methods of computing depreciation for income tax purposes and the straight-line method for financial reporting purposes; expensing certain patent costs as incurred for income tax purposes and capitalizing and amortizing them over their estimated useful

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

lives for financial reporting purposes; expensing certain deferred start-up costs for income tax purposes and deferring and amortizing such costs over a five year period for financial reporting purposes; and other temporary differences applicable to current assets and liabilities.

   At December 31, 1995 current deferred tax assets of $23 million and non-current deferred tax assets of $32 million were included in the Consolidated Balance Sheet captions Other current assets and Other assets, respectively. Current deferred tax liabilities of $1 million and non-current deferred tax liabilities of $8 million were included in the Consolidated Balance Sheet captions Income taxes payable and Deferred income taxes, respectively.

   The Company's loss carryforwards prior to 1993 are primarily attributable to compensation expense deductions on its income tax return which were not recognized for financial accounting purposes. A valuation allowance in the amount of $129 million has been recorded as of December 31, 1995 because of the uncertainty over the future utilization of the tax benefit of its gross deferred tax assets. As of January 1, 1995, the valuation allowance was $205 million.

   At December 31, 1995 the Company's consolidated subsidiaries have unremitted earnings of $119 million on which the Company has not accrued a provision for federal income taxes since these earnings are considered to be permanently invested. The amount of the unrecognized deferred tax liability relating to unremitted earnings was approximately $31 million at December 31, 1995.

   The Company has available for U.S. Federal income tax return purposes the following net operating loss and tax credit carryforwards:

                                 Net         Investment
                              Operating          Tax        Research and
                                Losses         Credits     Other Credits
                             -------------    ----------   --------------
                                            In thousands
Year Scheduled to Expire:
 1996 ........................                  $1,400
 1997 ........................                   1,400
 1998 ........................                   1,300         $   200
 1999 ........................                     900             100
 2000 ........................                     900             300
 2001 ........................                     500             500
 2002 ........................                                     700
 2003 ........................                                     800
 2004 ........................                                     500
 2005 ........................                                   1,800
 2006 ........................  $ 28,100                         3,000
 2007 ........................   133,600                         6,500
 2008 ........................    39,800                         2,800
 2009 ........................    14,400
 2010 ........................
                                --------        ------         -------
                                $215,900        $6,400         $17,200
                                ========        ======         =======

   In addition, the Company has available for state and foreign income tax return purposes net operating loss carryforwards of $142 million and $115 million, respectively, and tax credits of $3.5 million, which expire at various dates.

   The exercise of stock options which have been granted under the Company's various stock option plans and the vesting of restricted stock give rise to compensation which is includable in the taxable income of the applicable employees and deductible by the Company for federal and state income tax purposes. Such compensation results

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

from increases in the fair market value of the Company's Common Stock subsequent to the date of grant of the applicable exercised stock options and restricted stock and, accordingly, in accordance with Accounting Principles Board Opinion No. 25, such compensation is not recognized as an expense for financial accounting purposes and the related tax benefits are taken directly to Additional Paid-in Capital. In the years ended December 31, 1990-1992 such deductions resulted in significant federal and state deductions which may be carried forward. Utilization of such deductions will increase Additional Paid-in Capital. The compensation deductions arising from the exercise of stock options were not material in 1993, 1994 and 1995.

   With respect to the U.S. federal net operating loss and credit carryforwards set forth above, the Company estimates that if such carryforwards are ultimately recognizable, the remainder of such tax assets would result in increases to Additional Paid-in Capital of up to approximately $64 million and a reduction of the tax provision up to approximately $9 million.

Note G--Accrued Liabilities

   Included in Accrued liabilities at December 31, 1995 are accrued payroll, property and sales taxes $17 million (1994--$15 million), accrued commissions $16 million (1994--$12 million), accrued restructuring charges $9 million (1994--$18 million) and accrued inventory repurchase $0 million (1994--$17 million).

Note H--Long-Term Debt

   At December 31, 1995 the Company's long term debt consisted of $124 million in bank borrowings, $93 million in financing lease obligations outstanding relating to its European headquarters office building and distribution center complex in Elancourt, France, and $40 million of notes payable outstanding to its former Japanese distributor which arose as part of the Company's acquisition of certain assets from the former Japanese distributor.

   During December 1995, the Company entered into a new five year, $325 million syndicated credit agreement which replaced its previous $350 million revolving credit facility which was scheduled to mature in January 1997. The new syndicated credit facility provides the Company with a choice of interest rates based upon the banks' CD rate, prime rate or the London Interbank Offered Rate (LIBOR) for US dollar borrowings and Tokyo Interbank Offered Rate (TIBOR) for yen borrowings. The actual interest charges paid by the Company are determined by a pricing schedule which considers the ratio of consolidated debt at each calendar quarter end to consolidated earnings before interest, taxes, depreciation and amortization for the trailing twelve months. The effective interest rate on long-term bank debt outstanding as of December 31, 1995 and 1994 was 7.4% and 7.7%, respectively.

   The new credit agreement and the Company's operating lease for its primary domestic manufacturing, distribution and warehousing complex in North Haven, Connecticut, provide for certain restrictions including sales of assets, capital expenditures, dividends and subsidiary debt. The most restrictive covenants of the Company's financing agreements require the maintenance of certain minimum levels of tangible net worth, fixed charges coverage and a maximum ratio of total debt to total capitalization, as defined. The Company is prohibited from declaring dividends on its common stock in excess of 20% of net income, subject to changes in the number of common shares outstanding, until it achieves investment grade status, as defined. During 1995, the Company entered into uncommitted Japanese Yen credit agreements with two Japanese banks for a total of 3 billion Yen (approximately $30 million) in order to enhance liquidity for its Japanese subsidiary. Additionally, the Company had $50 million of uncommitted credit agreements with three other banks. The uncommitted credit agreements are short term in nature. Borrowings of 800 million Yen ($7.7 million) and $21 million were outstanding and included in long-term debt as of December 31, 1995. Such borrowings have been categorized as long-term debt as such borrowings will be refinanced under the Company's five-year bank credit agreement. The Company is in full compliance with all of the covenants associated with its various financing agreements.

   The Company's French franc denominated financing lease requires principal amortization in varying amounts over the remaining thirteen year term of the lease with a balloon payment of approximately 42 million French franc ($8 million) at the end of the lease. Interest is payable at a rate approximately 1.4% above Paris Interbank Offered Rate (PIBOR). After considering the effects of an interest rate swap agreement, the effective interest rate on the financing lease debt was approximately 8.05% and 7.9% at December 31, 1995 and 1994, respectively.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The Company's yen-denominated note payable are non-interest bearing and repayable annually in amounts based upon the higher of 350 million yen or 8% of the landed value of products shipped to the Company's subsidiary in Japan. In any event, any notes payable still outstanding on December 31, 2001 must be repaid on that date. The Company has calculated the present value of these notes using a discount rate of 4% and the estimated value of products expected to be shipped to its subsidiary over the next six years. Based upon these assumptions, the Company estimates that the present value of the final payment on December 31, 2001 will be approximately $15 million.

   At December 31, 1995, the scheduled principal repayments under loan agreements and future minimum payments under a financing lease and note payable were as follows:

                                                       Bank
                                                      Credit        Financing      Note
                                                    Facilities        Lease       Payable       Total
                                                   -------------    ---------    ---------   -----------
                                                                In thousands
1996 ..............................................                 $  9,400      $ 2,800      $ 12,200
1997 ..............................................                    9,400        2,400        11,800
1998 ..............................................                    9,500        4,300        13,800
1999 ..............................................                   10,900        5,000        15,900
2000 ..............................................                   11,600        5,900        17,500
After 2000 ........................................  $123,700        119,500       21,900       265,100
                                                     --------       --------      -------      --------
                                                      123,700        170,300       42,300       336,300
Current portion long-term debt and note payable ...                   (1,400)      (2,800)       (4,200)
Amount representing interest ......................                  (75,600)                   (75,600)
                                                     --------       --------      -------      --------
Long-term debt ....................................  $123,700       $ 93,300      $39,500      $256,500
                                                     ========       ========      =======      ========

Note I--Stockholders' Equity

   On March 28, 1994 the Company issued approximately $200 million of 9.76% Series A Convertible Preferred Stock (convertible into a maximum of approximately 8.9 million shares or a minimum of approximately 8.5 million shares of the Company's Common Stock), par value $5 per share, in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. Dividends on the Convertible Preferred Stock are cumulative at the annual rate of $110 per share, payable quarterly in arrears commencing July 1, 1994. On April 1, 1998 each share of Convertible Preferred Stock outstanding will automatically convert into 50 shares of Common Stock of the Company, and prior to this date it may be converted into 47.65 shares of Common Stock at any time at the option of the holder. The Company may redeem the Convertible Preferred Stock at any time after April 1, 1997 for a maximum of 50 shares of Common Stock together with an additional cash dividend of up to $27.50 per share with the additional cash dividend declining ratably after April 1, 1997 to $0 by March 1, 1998. The Preferred Stock trades principally as depositary receipts, each representing a one-fiftieth interest in a share of Preferred Stock. The proceeds from the sale of Preferred Stock were used to reduce bank indebtedness.

   The Company had 57,165,938 and 56,836,139 shares of its $.10 par value Common Stock outstanding as of December 31, 1995 and 1994, respectively. In the past, the Company announced programs to repurchase up to a total of 9,200,000 shares of its outstanding Common Stock. As of December 31, 1995, a total of 8,712,537 shares had been acquired at a total cost of $89.3 million. No treasury shares had been acquired in 1994 and 1995. Acquired shares are being held as treasury shares, the majority of which are reserved for issuance upon conversion of the Company's Preferred Stock.

   Shares of Common Stock reserved for future issuance in connection with restricted stock awards, stock option plans and employee stock purchase plans amounted to 17,303,361 and 17,631,774 at December 31, 1995 and 1994,
respectively. The Compensation/Option Committee (the "Committee") of the Board of Directors is responsible for administering the Company's stock plans.

   The Restricted Stock Incentive Plan (the "Incentive Plan") provides for grants to key employees of the Company's Common Stock in the maximum aggregate amount of 5,000,000 shares. As of December 31, 1995, 3,839,740

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

shares were issued and vested under the Incentive Plan and 142,160 shares were cancelled. There were no restricted stock grants during the three-year period ended December 31, 1995.

   The 1990 Employee Stock Option Plan (the "1990 Option Plan") provides for grants to key employees and certain key consultants of options and stock appreciation rights for up to 11,000,000 shares of the Company's Common Stock at the per share market price at the date of grant unless the Committee determines otherwise. As of December 31, 1995, no stock appreciation rights have been granted. Subject to a maximum exercise period of fifteen years, the exercise period of awards under the 1990 Option Plan will be as determined by the Committee.

   The 1993 Employee Stock Option Plan (the "1993 Option Plan") provides for grants to key employees (excluding executive officers) of options and stock appreciation rights for up to 3,500,000 shares of the Company's Common Stock at the per share market price at the date of grant unless the Committee deems otherwise. As of December 31, 1995 no stock appreciation rights have been granted. Subject to a maximum exercise period of fifteen years, the exercise period of awards under the 1993 Option Plan will be as determined by the Committee.

   The Service-Based Stock Option Plan (the "Service Option Plan") provides for grants of options for up to 1,144,132 shares of the Company's Common Stock at the per share market price at the date of grant to individuals employed by the Company who are within an eligible category. Options under the Service Option Plan are awarded for a fixed number of shares of Common Stock based solely upon the eligible recipient's years of service within the eligible category, and are exercisable for a period of up to ten years.

   The Outside Directors Stock Plan provides for an aggregate maximum of up to 160,000 shares of Common Stock to be issued under restricted stock awards and option grants to certain non-employee members of the Board of Directors. At December 31, 1995 and 1994, restricted stock awards and option grants for 134,000 shares and 112,000 shares, respectively, had been granted under the Outside Directors Stock Plan. As of December 31, 1995 and 1994, 26,000 and 48,000 shares, respectively, are reserved for future issuance under the Outside Directors Stock Plan.

   A summary of stock option transactions under the employee option plans and the Outside Directors Stock Plan for each of the three years in the period ended December 31, 1995 follows:

                                              Number            Option
                                            of Shares        Price Range
                                          -----------      --------------
Outstanding January 1, 1993 .............  10,853,606      $ 3.28-$114.13
  Granted ...............................   1,977,081       23.06-  69.75
  Exercised .............................    (245,055)       3.28-  58.19
  Canceled or lapsed ....................  (1,080,079)      19.75- 114.13
                                           ----------
Outstanding December 31, 1993 ...........  11,505,553        3.58- 114.13
  Granted ...............................   2,287,869       20.50-  22.55
  Exercised .............................    (347,487)       3.58-  22.69
  Canceled or lapsed ....................    (713,319)       7.50- 114.13
                                           ----------
Outstanding December 31, 1994 ...........  12,732,616        4.97- 111.94
  Granted ...............................   1,570,525       20.50-  26.06
  Exercised .............................    (157,195)       4.97-  23.25
  Canceled or lapsed ....................    (433,049)       7.50- 103.69
                                           ----------
Outstanding December 31, 1995 ...........  13,712,897        5.13- 111.94

At December 31, 1995:
  Exercisable ...........................   9,531,754        5.13- 111.94
                                           ==========

   Under the USSC Employees 1979 Stock Purchase Plan (the "1979 Purchase Plan") and the 1994 Employees Stock Purchase Plan (the "1994 Purchase Plan"), all eligible employees may authorize payroll deductions of up to 10% of their base earnings, as defined, to purchase shares of the Company's Common Stock at 85% of the market price when such deductions are made. There are no charges or credits to income in connection with the Purchase

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Plan. The plans will continue in effect as long as shares authorized under the Purchase Plan remain available for issuance thereunder. The Company has reserved 2,400,000 shares of its Common Stock for issuance under the 1979 Purchase Plan, of which 137,811 shares are available for future issuance, and it has reserved 650,000 shares of its Common Stock for issuance under the 1994 Purchase Plan, of which 390,185 are available for future issuance, at December 31, 1995.

Note J--Segment and Geographic Area Information

   The Company develops, manufactures and markets wound management products which constitute a single business segment. The following information sets forth geographic information with respect to the Company's net sales, operating profits and identifiable assets.

                                                   1995         1994         1993
                                                 ---------  ----------    ----------
                                                            In thousands
Net Sales:
  United States .............................. $  828,500   $  775,000    $  895,500
  International (1)
    Europe ...................................    357,300      314,700       313,800
    Japan ....................................     63,900            0             0
    Other ....................................     30,500       27,400        27,200
  Inter-area transfers eliminated ............   (257,900)    (198,400)     (199,300)
                                               ----------   ----------    ----------
                                               $1,022,300   $  918,700    $1,037,200
                                               ==========   ==========    ==========
Operating Profit (Loss):
  United States .............................. $  121,100   $   71,200    $   30,500
  International
    Europe ...................................     84,600       66,300       (63,000)
    Japan ....................................      6,200            0             0
    Other ....................................      5,300        4,500        (2,600)
  Profit on inter-area transfers eliminated ..   (106,700)     (91,100)      (83,800)
                                               ----------   ----------    ----------
                                               $  110,500   $   50,900    $ (118,900)
                                               ==========   ==========    ==========
Identifiable Assets at December 31:
  United States .............................. $  867,900   $  807,500    $  877,100
  International
    Europe ...................................    349,400      302,800       299,200
    Japan ....................................     64,300            0             0
    Other ....................................     10,400        5,800         5,700
  Inter-area assets eliminated ...............    (26,500)     (12,600)      (11,500)
                                               ----------   ----------    ----------
                                               $1,265,500   $1,103,500    $1,170,500
                                               ==========   ==========    ==========

------------
(1) Does not include sales made primarily to international distributors (1995--$50,200, 1994--$84,800 and 1993-- $69,600) from a location in the
    United States. The combination of sales to international distributors and international sales above approximate 49% in 1995, 46% in 1994 and 40% in 1993 of consolidated sales, respectively.

Note K--Commitments and Contingencies

   The Company is engaged in litigation as a defendant in cases involving alleged patent infringement, product liability claims and a consolidated shareholders' class action suit. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits should not have a material adverse effect on the Company's consolidated financial statements.

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The Company is committed to certain undertakings, including the maintenance of specified levels of employment and capitalization for its Puerto Rican subsidiary.

   The future minimum rental commitments for building space, leasehold improvements, data processing and automotive equipment for all operating leases as of December 31, 1995, were as follows: 1996--$61 million; 1997--$76 million; 1998--$88 million; 1999--$67 million; 2000--$64 million; after 2000--$197 million. Rent expense was $33 million, $31 million and $34 million in 1995, 1994 and 1993, respectively. The Company's North Haven lease agreement includes contingent rent provisions based on formulas utilizing the consumer price index. The Company's North Haven facilities are leased from a trust, of which the original developer (the "Owner Participant") holds the beneficial interest. The Owner Participant has the right to require the Company or the Company's designee to purchase the Owner Participant's beneficial interest. This right cannot be exercised by the Owner Participant until January 1998 and continues for a period of four years thereafter. The Company's obligation, if the right is exercised, would be to take title to the beneficial interest in the trust, or find another investor, suitable to the noteholders who financed these facilities, to take such title. In either case the Company's obligations as lessee under the lease would not change. The Company would be obligated, whether or not the right is exercised, to make payments called for under the existing lease of approximately $57 million annually through the year 2002, a payment of $28 million in January 2003 and nominal annual payments of $100,000 through 2022. In addition, the Company may be obligated to make an additional payment of approximately $19 million if the right is exercised which could be payable as early as January 1998, or ratably throughout the remaining term of the lease. The foregoing amounts in the preceding two sentences represent cash flow impacts whereas the rent expense would aggregate less than $20 million per year.

Note L--Financial Instruments and Off Balance Sheet Risk

Derivatives

   The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and foreign exchange rate risks.

   The Company enters into contracts to reduce its exposure to and risk from foreign currency exchange rate changes and interest rate fluctuations in the regular course of the Company's global business. As of December 31, 1995, the Company had approximately $25 million of foreign currency exchange contracts outstanding that will mature at various dates through February 1996. Realized and unrealized foreign currency gains and losses with respect to such contracts are recognized when incurred and amounted to gains of $.6 million in 1995 and losses of $4 million and $1 million in 1994 and 1993, respectively.

   The Company has swapped with certain banks its exposure to floating interest rates on $50 million of its variable rate U.S. dollar debt and 200 million ($37 million) of variable rate French franc debt. These swap agreements expire August 1996 for the U.S. dollar debt and December 1997 for the French franc debt. The Company makes fixed interest payments at rates of approximately 7.8% for the U.S. dollar swap and 8.1% for the French franc swap and receives payments based on the floating six-month LIBOR and three-month PIBOR, respectively. The net gain or loss from the exchange of interest rate payments, which is immaterial, is included in interest expense. Based upon the fair value of the Company's interest rate swap agreements at December 31, 1995, termination of such agreements would require a payment by the Company of approximately $3.3 million dollars. The Company does not currently intend to terminate its interest rate swap agreements prior to their expiration dates.

Concentration of Credit Risk

   The Company invests its excess cash in both deposits with major banks throughout the world and other high quality short-term liquid money market instruments (commercial paper, bank CDs, government and government agency notes and bills, etc.). The Company has a policy of making investments only with institutions that have at least an "A" (or equivalent) credit rating from a national rating agency. The investments generally mature within six months but certain investments in bank CDs mature within five years. The Company has not incurred losses related to these investments.

   The Company sells products in the surgical wound management field in most countries of the world. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers com-

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

prising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. In certain European countries the Company's receivables are not paid until the customers receive governmental reimbursement for their purchases. The Company has not encountered difficulty in ultimately collecting accounts receivable in these countries. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not significantly exceeded management's estimates.

Disclosures about Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents approximates fair value due to the short-term maturities of these instruments. The fair value of certificates of deposit, long-term debt and foreign interest rate swap agreements were estimated based on quotes obtained from brokers for those or similar instruments. The fair value of interest rate swap contracts were estimated based on quoted market prices at year-end.

   The estimated fair value of the Company's financial instruments are as follows:

                                                                            December 31
                                                            ----------------------------------------
                                                                    1995                 1994
                                                            -------------------   ------------------
                                                            Carrying     Fair     Carrying     Fair
                                                             Amount      Value     Amount     Value
                                                            --------   --------   --------  --------
                                                                          (In thousands)
Cash, cash equivalents and certificates of deposit .......  $ 31,800   $ 32,600   $ 20,600  $ 20,400
Long-term debt ...........................................   256,500    256,500    248,500   248,500
Interest rate swaps payable--net .........................       500      3,800        400       900

   The Company believes that the other parties to the foreign exchange contracts and interest rate swaps have the ability to perform under the contracts and swaps.

Note M--Supplemental Cash Flow Information

   The Company has purchased certain assets from its former Japanese distributor for approximately 6.1 billion Yen ($62 million or a present value of $53.5 million). In conjunction with this purchase a long-term payable was recorded as follows:

Fair Value of net assets acquired .................................................  $ 53.5
Cash paid through December 31, 1995 ...............................................   (11.2)
                                                                                     ------
Present value of non-interest bearing notes payable to former  distributor over six years .................................................................  $ 42.3
                                                                                     ======

Note N--Adoption of New Accounting Principles

   Adoption of FAS 116. In 1995, the Company adopted Statement of Financial Accounting Standards No. 116 "Accounting for Contributions Received and Contributions Made" (FAS 116). The effect of the adoption of FAS 116 was not material.

   Adoption of FAS 121. In 1995, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (FAS 121). In accordance with FAS 121, the Company evaluates the carrying value of its long lived assets and identifiable intangibles, including goodwill, when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The effect of the adoption of FAS 121 was not material.

   Adoption of FAS 123. The Company will adopt the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123) in the first quarter of 1996. The Company, as provided for by FAS 123, will continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" for employee stock compensation measurement. The anticipated effect of adopting this new standard is not expected to have a material effect on the Company's consolidated financial position or results of operations.

          MANAGEMENT REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

   The management of United States Surgical Corporation and its subsidiaries (the "Company") has the responsibility for preparing the accompanying consolidated financial statements and related notes. The consolidated financial statements were prepared in accordance with generally accepted accounting principles and necessarily include amounts based upon judgments and estimates by management. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

   Management of the Company has established and maintains a system of internal controls that provide reasonable assurance that the accounting records may be relied upon for the preparation of the consolidated financial statements. Management continually monitors the system of internal controls for compliance. Also, the Company maintains an internal auditing function that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. The Company's consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors. Management has made available to Deloitte & Touche LLP all the Company's financial records and related data. In addition, in order to express an opinion on the Company's consolidated financial statements, Deloitte & Touche LLP considered the internal accounting control structure in order to determine the extent of their auditing procedures for the purpose of expressing such opinion but not to provide assurance on the internal control structure. Management believes that the Company's system of internal controls is adequate to accomplish the objectives discussed herein.

   The Board of Directors monitors the internal control system through its Audit Committee which consists solely of outside directors. The Audit Committee meets periodically with the independent auditors, internal auditors and senior financial management to determine that they are properly discharging their responsibilities.

LEON C. HIRSCH                                         HOWARD M. ROSENKRANTZ
Chief Executive Officer                                Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
 United States Surgical Corporation

   We have audited the accompanying consolidated balance sheets of United States Surgical Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of United States Surgical Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Stamford, Connecticut
January 22, 1996

                  Quarterly Results of Operations (Unaudited)

   The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994.

                                          First      Second      Third          Fourth
                                         Quarter     Quarter    Quarter(1)    Quarter(2,3)     Year
                                        ---------   --------    ----------    ------------  ----------
1995
Net sales ............................  $240,600    $263,600    $254,800       $263,300     $1,022,300
Cost of products sold ................   112,900     117,800     106,500        114,500        451,700
Income before income taxes ...........    18,700      24,800      20,600         25,700         89,800
Net income ...........................    14,400      19,100      25,900         19,800         79,200
Net income per common share
  (primary and fully diluted) ........  $    .17    $    .25    $    .37       $    .26     $     1.05
1994
Net sales ............................  $226,000    $232,000    $234,200       $226,500     $  918,700
Cost of products sold ................   117,600     117,200     115,200        113,600        463,600
Income (loss) before income taxes ....    (5,400)     11,800      17,400          8,900         32,700
Net income (loss) ....................    (7,900)      8,000      13,200          5,900         19,200
Net income (loss) per common share
 (primary and fully diluted) .........  $   (.14)   $    .05    $    .15       $    .02     $      .08

----------
(1) In the third quarter of 1995, the Company reached an agreement with respect to the settlement of all issues raised by the Internal Revenue Service in the examination of the Company's income tax returns for the years 1984 through 1990. As a result of the agreement, the Company recognized a net credit to the tax provision of $10 million ($.18 per common share) in the third quarter of 1995.

(2) In the fourth quarter of 1994, the Company reached an agreement to purchase certain assets of its former Japanese distributor and accrued for the reacquisition of inventory from this distributor and reduced Net sales by $17 million and Net income by $8 million ($.14 per common share).

(3) Cost of products sold in the fourth quarter of 1995 includes $13 million of inventory and fixed asset reserves ($16 million in the corresponding period in 1994) resulting from the continued introduction of new products and the consequent obsolescence of production tooling and inventories.

                       Common Stock Prices and Dividends

   The Company's Common Stock is traded on the New York Stock Exchange under the symbol USS. The following table sets forth for the periods indicated the high and low of the daily sales prices, which represent actual transactions, as reported by the New York Stock Exchange. In addition, the table sets forth the amounts of quarterly cash dividends per share that were declared and paid by the Company.

                                        Cash        Daily Sales Prices
                                      Dividends   ---------------------
                                        Paid       High            Low
                                      -------     ------         ------
1995
1st Quarter .........................  $.02       $24.25         $18.75
2nd Quarter .........................   .02        24.00          19.13
3rd Quarter .........................   .02        27.75          20.38
4th Quarter .........................   .02        27.25          21.38
1994
1st Quarter .........................  $.02       $32.50         $15.88
2nd Quarter .........................   .02        24.63          16.00
3rd Quarter .........................   .02        28.38          21.25
4th Quarter .........................   .02        27.50          18.25

   At December 31, 1995, the number of record holders of the Company's Common Stock was 10,381. See discussion below in Management's Discussion and Analysis of Financial Condition and Results of Operations as to restrictions imposed by a credit agreement on registrant's level of dividend payments.

                    Description of the Company's Business

   United States Surgical Corporation (the Company) is a Delaware corporation primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical wound management products to hospitals throughout the world. The Company currently operates domestically and internationally through subsidiaries, divisions and distributors. Except where the context otherwise requires, the term Company includes the Company's divisions and subsidiaries.

   The market that the Company services continues to be adversely affected by cost consciousness on the part of health care providers and payors and to experience slower growth rates created by efforts to reduce costs and by uncertainties connected with health care reform. The Company believes, however, that in any scenario that results from evolution of the domestic health care system, its products offer a significant opportunity for reducing costs for the total health care system while providing considerable advantages for the patient. The Company has also been impacted negatively by aggressive pricing by competition.

   To respond to these business conditions, the Company has expanded its marketing efforts to meet the needs of hospital management through cost effective pricing programs, by assisting hospitals in implementing more efficient surgical practices, and by demonstrating the favorable economics associated with the use of the Company's products. The Company continually expands its product and technology base through investment in internal research and development and through the acquisition of new products and technologies that provide better patient care and an effective means of reducing hospital costs. By offering technologically advanced products which can replace more expensive, more invasive procedures and by assisting hospital management in implementing more efficient surgical practices, the Company seeks to establish and maintain a strong competitive position.

     The Company is a leading multinational developer, manufacturer and marketer of innovative surgical wound closure products. In this category, principal products consist of a series of surgical stapling instruments (both disposable and reusable), disposable surgical clip appliers and disposable loading units
(DLUs) for use with stapling instruments. The instruments are an alternative to manual suturing techniques utilizing needle/suture combinations and enable surgeons to reduce blood loss, tissue trauma and operating time while joining internal tissue, reconstructing or sealing off organs, removing diseased tissue, occluding blood vessels and closing skin, either with titanium, stainless steel, or proprietary absorbable copolymer staples or with titanium, stainless steel, or proprietary absorbable copolymer clips. Surgical stapling also makes possible several surgical procedures which cannot be achieved with surgical needles and suturing materials. The disposable instruments and DLUs are expended after a single use or, in the case of reloadable disposable instruments, after a single surgical procedure.

                      Five Year Selected Financial Data

                                                                   Year Ended December 31,
                                            --------------------------------------------------------------------
In thousands, except per share data            1995(1)       1994(2)        1993(3)         1992          1991
-----------------------------------         ----------     ----------     ----------     ----------     --------
Net sales ...............................   $1,022,300     $  918,700     $1,037,200     $1,197,200     $843,600
Income (loss) before income taxes .......   $   89,800     $   32,700     $ (137,400)    $  192,900     $130,300
Net income (loss) .......................   $   79,200     $   19,200     $ (138,700)    $  138,900     $ 91,200
Net income (loss) per common share and
  common share equivalent (primary and
  fully diluted) ........................   $     1.05     $      .08     $    (2.48)    $     2.32     $   1.58
Average number of common shares and
  common share equivalents outstanding ..       57,000         56,600         56,000         59,900       57,800
Dividends declared per common share .....   $      .08     $      .08     $     .245     $      .30     $  .2875
At December 31,
Total assets ............................   $1,265,500     $1,103,500     $1,170,500     $1,168,100     $741,600
Long-term debt ..........................   $  256,500     $  248,500     $  505,300     $  394,500     $251,600
Stockholders' equity (4) ................   $  741,100     $  662,000     $  443,900     $  590,000     $329,900

----------
(1) In the third quarter of 1995, the Company reached an agreement with respect to the settlement of all issues raised by the Internal Revenue Service in the examination of the Company's income tax returns for the years 1984 through 1990. As a result of the agreement, the Company recognized a net credit to the tax provision of $10 million ($.18 per common share) in the third quarter of 1995.

(2) In the fourth quarter of 1994 the Company signed a letter of intent to purchase certain assets of its independent distributor in Japan, which included inventory of the Company's products purchased by the independent distributor but not yet sold to third parties at December 31, 1994. Sales and Net income were reduced by $17 million and $8 million ($.14 per common share), respectively, in anticipation of the pending reacquisition of these products and valuing these products at the Company's cost.

(3) Income (loss) before income taxes and net income (loss) for 1993 include restructuring charges of $137.6 million and $129.6 million ($2.31 per share), respectively.

(4) Included in Stockholders' equity in 1995 and 1994 is $191.5 million of convertible preferred stock which has a liquidation value of $200.0 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

   Results of Operations

   In 1995 the Company attained sales of $1.02 billion compared with sales of $919 million in 1994 and $1.04 billion in 1993. Sales increased $ 104 million or 11% in 1995, decreased $119 million or 11% in 1994 , and decreased $160 million or 13% in 1993. In 1995 the Company reported net income of $79 million or $1.05 per common share (after preferred stock dividends of $20 million), compared with net income of $ 19 million or $.08 per common share (after preferred stock dividends of $15 million) in 1994, and a net loss of $139 million or $2.48 per common share in 1993. Net income and net income per common share increased $60 million and $.97, respectively, in 1995 compared to 1994, increased $158 million and $2.56, respectively, in 1994 compared to 1993, and decreased $278 million and $4.80, respectively, in 1993 compared to 1992. The effect of changes in foreign currency exchange rates on results of operations was to increase net income by $14 million in 1995 in comparison to 1994. The effects of foreign currency exchange rate changes on net income in 1994 and 1993 were immaterial.

   The Company recorded restructuring charges of approximately $7 million during the second half of 1995 that relate primarily to lease terminations and employee severance costs associated with the relocation of one of the Company's largest international subsidiaries and the plan to centralize the distribution of the Company's products to its European customers. In addition, severance payments were incurred in relation to the restructuring of the Company's manufacturing plants. The majority of the cash outlays relative to these restructuring charges were made during the third and fourth quarters of 1995, with the remainder to be made by the end of the first half of 1996. The 1995 restructuring charges were basically offset by the reversal of restructuring cost estimates in excess of ultimate costs which were originally recognized in the Company's fourth quarter 1993 consolidated financial statements.

   In the second half of 1993 the Company adopted a restructuring plan designed to reduce its cost structure and improve its competitive position through property divestitures and consolidations and a reduction in its management, administrative, and direct labor workforce. These plans were adopted when it became apparent that projected worldwide sales growth did not meet Company expectations. The Company initially announced plans to layoff approximately 700 administrative staff personnel, close its manufacturing plants for thirteen days in the fourth quarter of 1993, and adopt a four day work week for certain manufacturing employees during the early part of 1994. The Company expanded upon its restructuring plans in 1993 to include real estate divestitures and consolidations and additional employee voluntary and involuntary severance programs. Substantially, all payments under these severance programs have been completed by December 31, 1995.

   Restructuring charges recorded in 1993 were $138 million ($130 million or $2.31 per share net of taxes). These charges consisted primarily of writedowns of certain real estate to estimated net realizable value ($79 million), provisions for lease buyout expenses ($24 million), accruals for severance costs ($30 million) and write down of other assets ($5 million). The Company has either terminated or bought out the leases of the leased properties and paid substantially all employee severance costs which were part of the 1993 restructuring charges.

   The increase in sales in 1995 to $1.02 billion compared to $919 million in 1994 was primarily due to volume increases and the Company's initiation of direct distribution of its products to Japanese customers through the acquisition of certain assets from the Company's former Japanese distributor. The reduction of inventories at JIT distributors during 1995 had a negative impact on sales as hospital purchases from JIT distributors exceeded distributor purchases from the Company by $13.1 million (1994--$28.2 million). Changes in the health care industry continue to significantly affect the Company's marketplace. Industry consolidations, intense competition, and pricing pressures due to ongoing reform of the health care system have continued in 1995. The rate of acceptance of newer procedures utilizing the Company's products also continues to be affected by uncertainty surrounding health care reform and by the increased educational requirements for more complex procedures. The reduction in sales to $919 million in 1994 from $1.04 billion in 1993 was significantly affected by the initial distributor stocking program in early 1993 which was not repeated in 1994. Distributor inventory purchases were made in connection with the implementation of the Company's JIT domestic hospital distribution program during the first quarter of 1993. The initial stocking of the JIT distributors precipitated an inventory reduction period during which hospitals formerly supplied directly by the Company worked their inventories down and distributors adjusted their own inventories.

     The following table analyzes the change in sales in 1995, 1994 and 1993 compared with the prior years.

                                                          1995     1994     1993
                                                         ------   ------   ------
                                                               (In millions)
Composition of Sales Increase (Decrease):
Sales volume increase (decrease) .......................  $ 64    $ (96)   $(114)
Net price changes* .....................................    12      (21)      (6)
Effects of changes in foreign currency exchange rates ..    28       (2)     (40)
                                                          ----    -----    -----
 Sales increase (decrease) .............................  $104    $(119)   $(160)
                                                          ====    =====    =====

---------------
* Approximately $36 million of the sales increase for the year ended December 31, 1995, accounted for in net price changes above, is the result of the 1995 acquisition of certain assets from the Company's former distributor in Japan.

   Sales volume increases and the effects of foreign currency exchange rate fluctuations accounted for 62% and 27%, respectively, of the total 1995 sales increase compared with 1994 and 81% and 2%, respectively, of the total 1994 sales decrease compared with 1993.

   Gross margin from operations (sales less cost of products sold divided by sales) was 56% in 1995 and 50% in 1994 and 1993. Although the Company implemented the majority of its restructuring plans during the last quarter of 1993 and the first quarter of 1994, the major benefits of the cost reduction measures adopted by the Company did not start being realized in reduced cost of product until 1994, which resulted in improved quarterly gross margins as the applicable product was sold in the second half of 1994. Gross margins continued to improve in 1995 as a result of the implementation of the 1993/1994 restructuring plans. Gross margins in 1993 compared to 1992 were negatively impacted by higher costs associated with the increase in production capacity, the introduction of new products and increases in related inventory and fixed asset reserves from the consequent obsolescence of production tooling and inventories and additional selling price discounts granted to JIT distributors with the implementation of the JIT distribution program. The reserves for obsolescence of production tooling and inventories, which are an ongoing cost of business, amounted to $45 million, $61 million and $62 million, respectively, in the years ended December 31, 1995, 1994 and 1993. The effects of foreign currency exchange rate changes on cost of products sold in 1995 and 1994 were immaterial. Changes in foreign currency exchange rates from those existing in 1992 had the effect of reducing cost of products sold by $18 million in 1993.

   The Company's investment in research and development during the past three years (1995--$43 million; 1994--$38 million; 1993--$51 million) has yielded numerous product improvements as well as the development of numerous new products. The increase in research and development expense in 1995 compared to 1994 resulted primarily from $4.6 million of charges during the third quarter of 1995 related to certain technologies which the Company decided not to pursue. The decrease in research and development expense in 1994 compared to 1993 reflects the impact of a program initiated in the second half of 1993 to increase efficiency and reduce the cost connected with the pilot development of new products which are classified as research and development. The Company is continuing its commitment to develop and acquire unique new products for use in new surgical procedures and specialty areas.

   Selling, general and administrative expenses expressed as a percentage of sales were 41% in 1995, 40% in 1994, and 43% in 1993. The increase in selling, general and administrative expenses as a percentage of sales in 1995 is primarily due to the effects of the initiation by the Company of the marketing of the Company's products to its Japanese customers as a result of the acquisition of certain assets from the Company's former Japanese distributor. The decrease in selling, general and administrative expenses as a percentage of sales for 1994 results from the major cost saving benefits from the Company's restructuring program in the form of reduced selling, general, and administrative expenses as a percentage of sales throughout 1994. The percentage increase in 1993 resulted primarily from higher depreciation and amortization charges related to the Company's facilities expansion. Changes in foreign currency exchange rates from those existing in the prior year had the effect of increasing selling, general, and administrative expenses by $13 million in 1995, and decreasing selling, general, and administrative expenses by $6 million in 1994 and $21 million in 1993.

     The tax provisions for 1995, 1994 and 1993 related primarily to foreign taxes including taxes in Puerto Rico. The Company's tax provisions in 1995 and 1994 reflect the lower effective tax rates on a subsidiary's operations in Puerto Rico and the availability of a tax credit under Section 936 of the Internal Revenue Code and the tax benefit of certain net operating loss and tax credit carryforwards which were not previously considered recognizable. The 1993 tax provision is a result of the Company incurring net operating losses in certain tax jurisdictions for which the Company was not able to recognize the corresponding tax benefits.

   In August 1995, the Company reached agreement with respect to settlement of all issues raised by the Internal Revenue Service (IRS) in its examination of the Company's income tax returns for the years 1984 through 1990. Prior to this resolution, a significant portion of deferred tax assets related to available net operating loss and tax credit carryforwards had been fully reserved by the Company because of uncertainty over the future utilization of the tax benefits. Based upon current circumstances relative to the IRS audit and the Company's estimate of future domestic taxable income, it now appears more likely than not that a significant portion of such fully reserved assets will be realized in the future. As a result, in the third quarter of 1995 the Company reduced the valuation allowances related to a significant portion of these deferred tax assets by $54.3 million (change in valuation allowances in 1995 was a reduction of $75.6 million), increased its current tax liabilities by $28.6 million for the remaining estimated tax liabilities relating to years subsequent to 1990, decreased tax assets by $7.4 million, recognized a net credit to the tax provision of $10.0 million ($.18 per common share) and recorded a credit to Additional Paid-in Capital (for windfall tax benefits related to net operating losses generated from stock compensation deductions in prior years) of $8.3 million.

   The Company will adopt the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123) in the first quarter of 1996. The Company, as provided for by FAS 123, will continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" for employee stock compensation measurement. The anticipated effect of adopting this new standard is not expected to have a material effect on the Company's consolidated financial position or results of operations.

   Financial Condition

   The increase in accounts receivable results from the $37 million increase in sales in the fourth quarter 1995 when compared to the fourth quarter 1994.

   The increase in other current assets and income taxes payable results from the Company's settlement with the Internal Revenue Service referred to above.

   The increase in other assets results primarily from an increase in goodwill ($64 million) and patents ($18 million) resulting from the Company's acquisition of Japanese distribution rights from the Company's former Japanese distributor and the business combination with Surgical Dynamics, Inc. (see Note C of Notes to Consolidated Financial Statements).

   The Company's current cash and cash equivalent balances, existing borrowing capacity and projected operating cash flows are currently in excess of its foreseeable operating cash flow requirements. Following the issuance of $200 million of convertible preferred stock in March 1994, the proceeds from which were used to reduce bank debt, the Company entered into a new $400 million syndicated credit agreement in June 1994, later reduced to $350 million in the first quarter of 1995 as a result of the strong cash flows currently being generated by the Company.

   The Company terminated its existing syndicated credit facility which was scheduled to mature in January 1997 and entered into a new $325 million credit agreement in December 1995. This new credit agreement matures January 2001 and provides for certain covenants similar to the credit agreement it replaced, such as restrictions on asset sales, common stock dividends in excess of 20% of net income and subsidiary debt as well as required maintenance of certain minimum levels of tangible net worth and fixed charge coverage ratios and a stipulated level of debt to total capitalization. The new credit facility provides for borrowings up to $25 million worth of Japanese Yen within the facility. During 1995, the Company entered into uncommitted Japanese Yen credit agreements with two Japanese banks for a total of 3 billion Yen (approximately $30 million) in order to enhance liquidity for its Japanese subsidiary. Additionally, the Company had $50 million of uncommitted credit agreements with three other domestic banks. The Company is in full compliance with all of its covenants associated with its various bank and leasing agreements.

   The Company's building programs have been essentially completed, which enabled the Company to reduce its capital spending by more than 28% in 1995 compared to 1994 levels and 78% in 1994 compared to 1993 levels. Additions to property, plant, and equipment on the accrual method totaled $48 million ($34 million on a cash basis) in 1995, compared with $49 million in 1994, and $187 million in 1993, and consist of additions to machinery and equipment ($25 million), molds and dies ($11 million) and land and buildings ($12 million). During 1995 the Company removed from its balance sheet, property, plant, and equipment which had an original cost of $27 million and is now fully depreciated and out of service.

   The change in long-term debt at December 31, 1995 in comparison to the prior year-end reflects the notes payable related to the acquisition of Japanese direct distribution rights and the cash flow generated from operations which enabled the Company to reduce bank debt by $37 million after recognizing the effect of over $80 million of business acquisitions during 1995.

   The Company routinely enters into foreign currency exchange contracts to reduce its exposure to foreign currency exchange rate changes on the results of operations of its international subsidiaries. As of December 31, 1995 the Company had approximately $25 million of such contracts outstanding that will mature at various dates through February 1996. Realized and unrealized foreign currency gains and losses are recognized when incurred. The weakening of the dollar relative to most foreign currencies caused the $10 million movement in the Company's Accumulated Translation Adjustments component of Stockholders' Equity at December 31, 1995 compared to the prior year.

   The Company's North Haven facilities are leased from a trust, of which the original developer (the "Owner Participant") holds the beneficial interest. The Owner Participant has the right to require the Company or the Company's designee to purchase the Owner Participant's beneficial interest. This right cannot be exercised by the Owner Participant until January 1998 and continues for a period of four years thereafter. The Company's obligation, if the right is exercised, would be to take title to the beneficial interest in the trust, or find another investor, suitable to the noteholders who financed these facilities, to take such title. In either case the Company's obligations as lessee under the lease would not change. The Company would be obligated, whether or not the right is exercised, to make payments called for under the existing lease of approximately $57 million annually through the year 2002, a payment of $28 million in January 2003 and nominal annual payments of $100,000 through 2022. In addition, the Company may be obligated to make an additional payment of approximately $19 million if the right is exercised which could be payable as early as January 1998, or ratably throughout the remaining term of the lease. The foregoing amounts in the preceding two sentences represent cash flow impacts whereas the rent expense would aggregate less than $20 million per year.

   If, as described above, the Company takes title to the beneficial interest in the facilities in 1998, it is estimated that the Company's balance sheet would be affected through an increase in property, plant and equipment of $339 million, a decrease in other assets of $109 million and an increase in Long-Term Debt of $230 million.

                         ------------------------------
                              CAUTIONARY STATEMENT

Certain statements contained in the Chairman's letter, the proxy statement, and the Annual Report to Stockholders are forward looking. Many factors could cause actual results to differ from these statements, including loss of market share through competition, introduction of competing products by other firms, pressure on prices from competitors and/or customers, regulatory obstacles to introductions of new products, lack of acceptance of new products by the health care market, slow rates of conversion by surgeons to procedures which utilize the Company's products, changes in the healthcare market, changes in distribution of the Company's products, influence of health maintenance organizations and group purchasing organizations, and interest rate and foreign exchange fluctuations. Such factors are discussed in detail in the Company's filings with the Securities and Exchange Commission.

                         ----------------------------

Directors (as of March 15, 1996)

JULIE K. BLAKE
Formerly Vice President,
J.P. Morgan & Co. Incorporated

JOHN A. BOGARDUS, JR.
Retired Chairman of the Board
and Chief Executive Officer
Alexander & Alexander Services Inc.

THOMAS R. BREMER
Senior Vice President
and General Counsel
United States Surgical Corporation

LEON C. HIRSCH
Chairman, President and
Chief Executive Officer
United States Surgical Corporation

TURI JOSEFSEN
Executive Vice President and
President, International Operations
United States Surgical Corporation

DOUGLAS L. KING
President
Smyth, Sanford & Gerard Reinsurance
Intermediaries, Inc.

WILLIAM F. MAY
Chairman of the Board
Statue of Liberty-Ellis Island
Foundation, Inc.

BARRY D. ROMERIL+
Executive Vice President and
Chief Financial Officer
Xerox Corporation

HOWARD M. ROSENKRANTZ
Senior Vice President, Finance and
Chief Financial Officer
United States Surgical Corporation

MARIANNE SCIPIONE
Vice President,
Corporate Communications
United States Surgical Corporation

JOHN R. SILBER
President
Boston University

Committees

AUDIT COMMITTEE
William F. May, Chair
Julie K. Blake
John A. Bogardus, Jr.
Douglas L. King
Barry D. Romeril*

EXECUTIVE COMMITTEE
Douglas L. King, Chair*
Leon C. Hirsch,
John A. Bogardus, Jr.
Turi Josefsen
William F. May

NOMINATING COMMITTEE
John A. Bogardus, Jr., Chair
Julie K. Blake*
Douglas L. King
William F. May


COMPENSATION/OPTION COMMITTEE
Douglas L. King, Chair**
John A. Bogardus, Jr.
William F. May
Barry D. Romeril*
John R. Silber


TRANSACTION and FINANCE COMMITTEE
Julie K. Blake, Chair
Leon C. Hirsch
Turi Josefsen*
Barry D. Romeril*
Howard M. Rosenkrantz
John R. Silber

----------
+  Elected a director February 29, 1996
*  As of February 29, 1996
** Through the Annual Meeting of Stockholders at which date Dr. Silber will assume the Chair.

Officers (as of March 15, 1996)

Leon C. Hirsch
Chairman, President
and Chief Executive Officer

Turi Josefsen
Executive Vice President and
President, International Operations

Thomas R. Bremer
Senior Vice President and
General Counsel

Thomas D. Guy
Senior Vice President, Operations

Robert A. Knarr
Senior Vice President and General
Manager, U.S. and Canada

Howard M. Rosenkrantz
Senior Vice President, Finance and
Chief Financial Officer

Peter Burtscher
Group Vice President

Richard A. Douville
Vice President and Treasurer

Richard N. Granger
Vice President, Research
and Development

Charles E. Johnson
Vice President, Education

Louis J. Mazzarese
Vice President, Quality
and Regulatory Affairs

Eitan Nahum
Vice President, Strategic Planning
and Business Development

Joseph C. Scherpf
Vice President and Controller

Jeffrey B. Sciallo
Vice President,
Information Services

Marianne Scipione
Vice President,
Corporate Communications

Wilson F. Smith, Jr.
Vice President, Corporate Accounts
and Distribution

Charles Tribie
Vice President,
Manufacturing

Pamela Komenda
Corporate Secretary

Stockholder Information

MARIANNE SCIPIONE, VICE PRESIDENT
CORPORATE COMMUNICATIONS
United States Surgical Corporation
150 Glover Avenue, Norwalk, CT 06856

Stockholders who wish to receive financial information about the Company by fax should call (800) 758-5804 and input USSC's identification #901293. Requests for a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K or other financial literature may be made by calling USSC's Investor Relations Department at (203) 845-1333.

AUDITORS
Deloitte & Touche LLP
Stamford, CT 06904

EXCHANGE LISTINGS
Common Stock (Ticker Symbol: USS)
Preferred Stock (Ticker Symbol: USSPrA)
 New York Stock Exchange
Options
 American Stock Exchange

TRANSFER AGENT AND REGISTRAR
For information on dividends or certificates, contact First Chicago Trust Company of New York
P.O. Box 2500, Jersey City, NJ 07303-2500
(201) 324-1225

Trademarks of United States Surgical Corporation are in italicized capital letters.

TEST

                       UNITED STATES SURGICAL CORPORATION
                        1996 EMPLOYEE STOCK OPTION PLAN


1. Purpose of the Plan.

    The purpose of the 1996 Employee Stock Option Plan (the "Plan") is to secure for United States Surgical Corporation (the "Company") and its stockholders the benefits of the incentive inherent in Common Stock ownership by permitting selected employees of the Company and its subsidiaries to obtain suitable recognition for services which have contributed or will contribute materially to the success of the Company. It is intended that the Plan will aid in retaining, encouraging and attracting employees of exceptional ability because of the opportunity offered to them to acquire a proprietary interest, or increase their proprietary interest, in the business of the Company.

2. Definitions.

    (a) "Applicable Federal Rate" is the rate of interest provided pursuant to
Section 1274(d) of the Internal Revenue Code.

    (b) "Appreciation Rights" means a right granted under the Plan to receive an amount representing appreciation in the Fair Market Value of a share of Common Stock between the date of grant and the date of exercise of such right, payable in cash or Common Stock.

    (c) "Board" means the Board of Directors of the Company.

    (d) "Committee" means the Compensation/Option Committee of the Board or any successor committee appointed by the Board to administer the Plan.

    (e) "Common Stock" means the authorized common stock of the Company.

    (f) "Company" means United States Surgical Corporation.

    (g) "Eligible Employee" means any person who is, at the time of the grant of an Incentive Award, an officer of the Company, including a person who is also a member of the Board.

    (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

    (i) "Fair Market Value" means, at any date, the value of a share of Common Stock on such date as determined by the Committee by any fair and reasonable means, provided, however, that in the absence of a specific Committee determination to the contrary in a particular circumstance, "Fair Market Value" means the average of the high and low quoted sales prices of a share of Common Stock on the New York Stock Exchange on such date or, if no such sales were made on such date, the closing price of such shares on the New York Stock Exchange on the next preceding date on which there were such sales.

    (j) "Incentive Award" means an Option or Appreciation Right.

    (k) "Incentive Stock Option" means an option to purchase Common Stock which has been granted under the Plan and which is intended to qualify under Section 422 of the Internal Revenue Code and regulations thereunder.

    (l) "Nonqualified Stock Option" means an option to purchase Common Stock which has been granted under the Plan and which is not an Incentive Stock Option.

    (m) "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

    (n) "Participant" means any Eligible Employee selected to receive and accepting an Incentive Award pursuant to Section 5.

    (o) "Plan" means the 1996 Employee Stock Option Plan as set forth herein and as amended from time to time.

    (p) "Subsidiary" means any subsidiary corporation, as defined in Section 424 of the Internal Revenue Code, of the Company.

3. Shares of Common Stock Subject to the Plan.

    (a) Subject to the provisions of Section 3(c) and Section 8 of the Plan, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Incentive Awards under the Plan shall not exceed 2,500,000. Payment of cash in lieu of shares shall be deemed to be an issuance of the shares, and payment pursuant to an Appreciation Right shall be deemed to be an issuance of the shares covered thereby.

    (b) The shares of Common Stock to be delivered under the Plan will be made available, at the discretion of the Company, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

    (c) If shares covered by any Incentive Award cease to be issuable or transferable for any reason, such number of shares will no longer be charged against the limitations provided for in Section 3(a) and may again be made subject to Incentive Awards. However, shares subject to an Option which has been surrendered in connection with the exercise of a related Appreciation Right will not become available for the grant of any additional Incentive Awards, and shares subject to that portion of an Incentive Award which has been cancelled pursuant to Section 9(h) will not become available for the grant of any additional Incentive Awards.

4. Administration of the Plan.

    (a) The Plan will be administered by the Committee, which will consist of three or more persons (i) who are not eligible to receive Incentive Awards under the Plan and (ii) who qualify as "disinterested persons" under Rule 16b-3, or any successor or rule, under the Exchange Act, and (iii) who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code, as amended, and regulations issued thereunder ("Section 162(m)"). The maximum number of shares which may be issuable to any one Participant pursuant to an Incentive Award shall be 1,500,000.

    (b) The Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee has authority in its discretion to determine the Eligible Employees to whom, and the time or times at which, Incentive Awards may be granted and the number of shares subject to each Incentive Award. The Committee also has authority to (i) interpret the Plan,
(ii) determine the terms and provisions of the Incentive Award instruments and
(iii) make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

    (c) No member of the Board or the Committee will be liable for any action taken or determination made in good faith by the Board or the Committee with respect to the Plan or any Incentive Award made under the Plan.

5. Grants.

    (a) The Committee has authority, in its discretion, after receiving the recommendations of the management of the Company, to determine and designate from time to time those Eligible Employees who are to be granted Incentive Awards. The Committee shall determine the type of each Incentive Award to be granted and the number of shares covered thereby or issuable upon exercise thereof. Each Incentive Award will be evidenced by a written instrument briefly describing the material terms and conditions of the Incentive Award, including such terms and conditions, consistent with the Plan, as the Committee may deem advisable.

    (b) No person will be eligible for the grant of an Incentive Stock Option who owns, directly or indirectly, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any parent corporation or Subsidiary, within the meaning of Section 422 of the Internal Revenue Code. This limitation will not apply if, at the time such Incentive Stock Option is granted, the Incentive Stock Option exercise price is at least 110% of the Fair Market Value of the Common Stock. In this event, the Incentive Stock Option by its terms will not be exercisable after the expiration of five years from the date of grant.

6. Terms and Conditions of Options.

    (a) Unless otherwise determined by the Committee, the price at which Common Stock may be purchased by a Participant under an Option shall be the Fair Market Value of the Common Stock on the date of grant; provided, however, that in no event shall the purchase price under an Incentive Stock Option be less than the Fair Market Value of the Common Stock on the date of grant.

    (b) The Committee shall determine the option exercise period of each Option. The period shall not exceed 15 years from the date of grant.

    (c) Upon the exercise of an Option, the purchase price will be payable in full in cash; or, in the discretion of the Committee, by installment payments or by a promissory note, in each case secured by shares of Common Stock and bearing interest at a rate determined by the Committee, but not less than the Applicable Federal Rate; or by a combination of any of the above. The Committee may permit installment payments or promissory note payments to be made by the assignment and delivery to the Company of shares of Common Stock owned by the Participant, in which case such shares will be valued at the Fair Market Value of the Common Stock on the date of payment.

    (d) With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year (under all stock option plans of the Company and Subsidiaries) shall not exceed $100,000 or such other limit as may be required by the Internal Revenue Code.

    (e) No fractional shares will be issued pursuant to the exercise of an Option nor will any cash payment be made in lieu of fractional shares.

7. Terms and Conditions of Appreciation Rights.

    (a) An Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option.

    (b) An Appreciation Right will entitle the Participant, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such Appreciation Right is exercised, and to receive payment of an amount computed pursuant to Section 7(d). Such Option will, to the extent surrendered, cease to be exercisable.

    (c) Subject to Section 7(i), an Appreciation Right granted in connection with an Option hereunder will be exercisable at such time or times, and only to the extent, that the related Option is exercisable, and will not be transferable except to the extent that the related Option may be transferable.

    (d) Upon the exercise of an Appreciation Right related to an Option, the Participant will be entitled to receive payment of an amount determined by multiplying:

        (i) The difference obtained by subtracting the purchase price of a share of Common Stock specified in the related Option from the Fair Market Value of a share of Common Stock on the date of exercise of such Appreciation Right, by

        (ii) The number of shares as to which such Appreciation Right has been exercised.

    (e) The Committee may also grant to Eligible Employees Appreciation Rights that are not related to Options. An Appreciation Right granted without relationship to an Option will be exercisable as determined by the Committee but in no event after 15 years from the date of grant.

    (f) An Appreciation Right granted without relationship to an Option will entitle the Participant, upon exercise of the Appreciation Right, to receive payment of an amount determined by multiplying:

        (i) The difference obtained by subtracting the Fair Market Value of a share of Common Stock on the date the Appreciation Right is granted (the "Base Price") from the Fair Market Value of a share of Common Stock on the date of exercise of such Appreciation Right, by

        (ii) The number of shares as to which such Appreciation Right has been exercised.

    (g) At the time of grant of an Appreciation Right, the Committee may determine a maximum amount that could be payable with respect to such Appreciation Right.

    (h) Payment of the amount determined under Section 7(d) or (f) may be made in whole shares of Common Stock valued at their Fair Market value on the date of exercise of the Appreciation Right, in cash, or in combination of the two, as the Committee determines in its sole discretion. If the Committee decides that payment may be made in shares of Common Stock and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

    (i) No Appreciation Right granted to an officer of the Company may be exercised before six months after the date of grant except in the event that death or disability of the officer occurs before the expiration of the six-month period.

8. Adjustment Provisions.

    (a) Subject to Section 8(b), if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in
Section 3, (ii) the number and kind of shares or other securities subject to the then-outstanding Incentive Awards, and (iii) the purchase price or Base Price for each share or other unit of any other securities subject to then-outstanding Incentive Awards without change in the aggregate purchase price and Base Price as to which such Incentive Awards remain exercisable.

    (b) Subject to Section 8(c), upon dissolution or liquidation of the Company or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all the property of the Company, all Incentive Awards then outstanding under the Plan and held by Participants who have been employed or engaged as a consultant by the Company for at least one year at such time will be fully vested and exercisable, and the Committee may provide in connection with such transaction for the continuance of the Plan and the assumption of such Incentive Awards or the substitution for such Incentive Awards of new incentive awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

    (c) In the event a Change of Control of the Company occurs, all Incentive Awards then outstanding under the Plan and held by Participants who have been employed or engaged as a consultant by the Company for at least one year at such time under the Plan will be fully vested and exercisable, effective upon the occurrence of such Change of Control. In the event that any Person makes a filing under Section 14(d) of the Exchange Act with respect to the Company, the exercise dates of any outstanding Incentive Awards held by Participants who have been employed or engaged as a consultant by the Company for at least one year at such time shall be without further action by the Committee accelerated to make them fully vested and exercisable. In addition, in the event a Change of Control of the Company occurs, or in the event that any Person makes a filing under
Section 14(d) of the Exchange Act with respect to the Company, the Committee may, in its sole discretion, without obtaining stockholder approval, and subject to the limitations imposed by Section 16 of the Securities Exchange Act of 1934, as amended, take any one or more of the following actions or any other action permitted under this Plan, subject in all cases to the limitations of Section 3(a):

        (i) Grant Appreciation Rights to holders of outstanding Options as permitted under Section 7(a);

        (ii) Pay cash to Participants in exchange for the cancellation of their outstanding Incentive Awards in accordance with Section 9(h); and

        (iii) Make any other appropriate adjustments or amendments to the Plan and outstanding Incentive Awards or substitute new Incentive Awards for outstanding Incentive Awards.

    For purposes of this Section 8(c), the following definitions shall apply:

        (A) A "Change in Control" of the Company shall have occurred when a Person, alone or together with its Affiliates and Associates, becomes the beneficial owner of 20% or more of the general voting power of the Company.

        (B) "Affiliate and Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2, or any successor rule, of the General Rules and Regulations under the Exchange Act.

        (C) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, but "Person" shall not include the Company; any Subsidiary; any employee benefit plan or employee stock plan of the Company or any Subsidiary, or any Person organized, appointed established or holding Voting Stock by, for or pursuant to the terms of such a plan.

        (D) "Voting Stock" shall mean shares of the Company's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

    (d) Adjustments under Sections 8(a), (b) and (c) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

9. General Provisions.

    (a) Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of the Company or any of its Subsidiaries or affect the right of the Company or any Subsidiary to terminate the employment of any Participant at any time with or without cause.

    (b) No shares of Common Stock will be issued or transferred pursuant to an Incentive Award unless and until all then-applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Incentive Award, the Company may require the Participant to take any reasonable action to meet such requirements.

    (c) No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Incentive Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

    (d) The Committee shall adopt rules regarding the withholding of federal, state or local taxes of any kind required by law to be withheld with respect to payments and delivery of shares to Participants under the Plan. With respect to any Incentive Award, the Committee may, in its discretion, permit the Participant to satisfy, in whole or in part, any tax withholding obligation which may arise in connection with the exercise of the Incentive Award by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of the tax withholding.

    (e) No Incentive Award and no right under the Plan, contingent or otherwise, will be transferable or assignable or subject to any encumbrance, pledge or charge of any nature except that, under such rules and regulations as the Committee may establish pursuant to the terms of the Plan, a beneficiary may be designated with respect to an Incentive Award in the event of death of a participant. If such beneficiary is the executor or administrator of the estate of the Participant, any rights with respect to such Incentive Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of the holder of such Incentive Award.

    (f) The Company may make a loan to a Participant in connection with the exercise of an Option in an amount not to exceed the aggregate exercise price of the Option being exercised for the purpose of assisting such Participant to exercise such Option. The Company may additionally permit payment of all or any portion of the exercise price of an Option in installment payments. Any such loan or installment payment arrangement shall be secured by shares of Common Stock and shall comply in all respects with all applicable laws and regulations. The Committee may adopt policies regarding eligibility for such arrangements, the maximum amounts thereof and any terms and conditions not specified in the Plan upon which such arrangements will be made. In no event will the interest rate be less than the Applicable Federal Rate.

    (g) The Committee may cancel, with the consent of the Participant, all or a portion of any Option or Appreciation Right granted under the Plan to be conditioned upon the granting to the Participant of a new Option or Appreciation Right for the same or a different number of shares as the Option or Appreciation Right surrendered, or may require such voluntary surrender as a condition to a grant of a new Option or Appreciation Right to such Participant. Subject to other provisions of the Plan, such new Option or Appreciation Right shall be exercisable at the price, during the period and in accordance with any other terms or conditions specified by the Committee at the time the new Option or Appreciation Right is granted, all determined in accordance with the provisions of the Plan without regard to the price, period of exercise, or any other terms or conditions of the Option or Appreciation Right surrendered.

    (h) If authorized by the Committee, the Company may, with the consent of the Participant and at any time or from time to time, cancel all or a portion of any Incentive Award granted under the Plan then subject to exercise and discharge its obligation with respect to the cancelled portion of such Incentive Award either by payment to the Participant of an amount of cash equal to the excess, if any, of the Fair Market Value, at such time, of the shares subject to the portion of the Incentive Award so cancelled over the aggregate purchase price or Base Price specified in the Incentive Award covering such shares, or by issuance or transfer to the Participant of shares of Common Stock with a Fair Market Value, at such time, equal to any such excess, or by a combination of cash and shares. Upon any such payment of cash or issuance of shares, there shall be charged against the aggregate limitations set forth in Section 3(a) a number of shares equal to the number of shares subject to the portion of the Incentive Award so cancelled.

    (i) The Committee may, in its sole discretion, cancel any Incentive Award if the employment of the Participant holding such Incentive Award is terminated and such Participant has engaged in activities which are, in the judgment of the Committee, competitive with, prejudicial to or in conflict with the interests of the Company or a Subsidiary or has breached the terms of any agreement with the Company or a Subsidiary with respect to confidentiality and non-use of information or with respect to disclosure and assignment of inventions and ideas. Such actions by a Participant, whose employment has been terminated, prior to, or during six months after, exercise of an Incentive Award shall constitute a rescission of the exercise, requiring the payment to the Company of, in the case of an Option, the difference between the purchase price of the Common Stock as to which the Option was exercised and the Fair Market Value on the date of exercise of such Common Stock or, in the case of an Appreciation Right, the amount paid to the Participant upon exercise of the Appreciation Right, in each case within ten days after notice of such rescission has been given to the terminated employee by the Company.

10. Amendment and Termination.

     (a) The Board shall have the power, in its discretion, to amend, suspend or terminate the Plan at any time, subject to approval of the stockholders of the Company to the extent necessary for the continued applicability of Rule 16b3, or any successor rule under the Exchange Act, or for the continued qualification of compensation pursuant to Incentive Awards under the Plan as "performance based" compensation under Section 162(m).

     (b) The Committee may, with the consent of a Participant, make such modifications in the terms and conditions of an Incentive Award as it deems advisable.

     (c) No amendment, suspension or termination of the Plan will, without the consent of the Participant, impair or adversely affect any right or obligation under any Incentive Award previously granted under the Plan.

11. Effective Date of Plan and Duration of Plan.

     The Plan shall become effective upon its adoption by the Board, subject to the approval of the Company's stockholders. Unless previously terminated, the Plan will terminate when no more shares of Common Stock are available for issuance or transfer pursuant to Incentive Awards under the limitations of
Section 3(a).

                       UNITED STATES SURGICAL CORPORATION
                      EXECUTIVE INCENTIVE COMPENSATION PLAN
                      -------------------------------------

1.  PURPOSE
    -------

    The purposes of the United States Surgical Corporation Executive Incentive Compensation Plan (the "Plan") are to provide an additional incentive for senior management employees to maximize the long term performance of the Company, consistent with the Company's strategic objectives, and to attract, motivate and retain achievement-oriented senior management employees by providing a competitive compensation opportunity predicated on the long term success of the Company.

2.  DEFINITIONS
    -----------
    "Annual Performance Period" means a period corresponding to the fiscal year of the Company.

    "Annual Performance Opportunity" means an opportunity established at the inception of an Annual Performance Period for a Participant to earn an amount equal to the Award Value or Award Values established in accordance with this Plan based on attainment of Performance Objectives applicable to such Annual Performance Opportunity.

     "Average (Weighted) Annual Base Salary" means the total base salary paid during the Performance Period divided by the number of years in the Performance Period. For purposes of determining a Participant's base salary at the beginning of the Performance Period, the Committee may assume that certain annual percentage increases in base salary will occur during the Performance Period. If at the end of a Performance Period, it is determined that average (weighted) annual base salary actually paid during the Performance Period was more than assumed, then the Committee may make appropriate increases in the Award Values with respect to an Annual Performance Opportunity or, with respect to a Long Term Performance Period, in the number of Performance Units awarded or in the Award Values in respect of such Performance Period. Any such increases shall be such that the percentages of the Participant's actual average (weighted) annual base salary equal the percentages that were originally represented by the Award Values but shall not exceed the maximum Award Value as approved by the stockholders of the Company. If at the end of the Performance Period it is determined that Average (Weighted) Annual Base Salary actually paid during the Performance Period was less than the assumed amount, then the Award Values with respect to an Annual Performance Opportunity or, with respect to a Long Term Performance Period, the number of Performance Units awarded or the Award Values in respect of such Performance Period shall be reduced by the Committee. Any such reductions shall be such that the percentages of the Participant's actual Average (Weighted) Annual Base Salary represented by the reduced Award Values for the Performance Period do not exceed the percentages of the Participant's assumed Average (Weighted) Annual Base Salary that were originally represented by the Award Values.

    "Award Value" means an amount, determined by the Committee at the inception of a Performance Period, which a Participant will be entitled to be paid following the end of such Performance Period for an Annual Performance Opportunity or a Performance Unit granted to such Participant at the inception of such Performance Period, if the Performance Objective(s) applicable to such Performance Unit is attained at the end of such Performance Period and if the other terms and conditions of the Plan applicable to such Performance Unit and of the written document evidencing such Performance Unit are fulfilled. The Award Value of each Annual Performance Opportunity or Performance Unit granted for any given Performance Period shall be the same, but need not be the same as the Award Value of any Annual Performance Opportunity or Performance Unit granted for any prior or subsequent Performance Period. The Award Value for any Participant shall not exceed a maximum amount, in dollars, approved by the stockholders of the Company.

    "Board" means the Board of Directors of the Company.

    "Beneficiary" means such persons or entities (including a trust or estate) as a Participant designates at any time and from time to time to receive any amounts that may become payable under the Plan after such Participant's death, provided that such designation is made on a form prescribed by and delivered to the Secretary of the Company, and provided further, that the Company consents to such designation after it is made. Any designation of a Beneficiary by a Participant may be revoked by such Participant on a form prescribed for that purpose by, and delivered to, the Secretary of the Company, or by designating a different Beneficiary in accordance with the next preceding sentence. If any amount becomes payable under the Plan in respect of a Participant after such Participant's death, and if no Beneficiary of the Participant has been so designated or if no Beneficiary who or which has been so designated is alive or in existence at the time such amount becomes payable, then such Participant's Beneficiary shall be the legal representative of the Participant's estate.

     "Change in Control" means (i) the stockholders of the Company approve any plan for the liquidation or dissolution of the Company or for a consolidation or merger of the Company in which the Company would not be the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the Company's outstanding common stock, or (iv) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority there of unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     "Committee" means the Compensation/Option Committee of the Board.

     "Company" means United States Surgical Corporation, a Delaware corporation.

     "Disability" means termination of employment under circumstances that entitle a Participant (or that will entitle a Participant after any applicable waiting period) to disability benefits under the long-term disability insurance plan of th Company applicable to such Participant at the time of such termination.

     "Participant" means an employee who has been granted an opportunity for an Annual Performance Opportunity and/or a Performance Unit under the Plan.

     "Plan" means the United States Surgical Corporation Executive Incentive Compensation Plan set forth herein, as it may be amended from time to time.

     "Long-Term Performance Period" means a period of three consecutive calendar years, unless the Committee determines at the inception of any new period that a different period (i.e.,shorter or longer than three years) shall be used, in which case it shall mean such different period determined by the Committee.

     "Performance Objectives" means performance goals, whichshall be objectively determinable as contemplated by Section162(m) of the Internal Revenue Code, as amended, and the regulations issued thereunder ("Section 162(m)"), shall be selected from performance goals approved by the stockholders of the Company, and shall be established in writing by the Committee not later than 90 days after the commencement of the applicable Performance Period to which such Performance Objectives relate. Such Performance Objectives must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if the Performance Objectives are achieved; provided, that the Committee may in its discretion decrease or eliminate the award otherwise payable on achievement of such Performance Objectives based on a failure of a Participant to satisfy other criteria or goals established by the Committee.

     "Performance Unit" means an opportunity granted at the inception of a Long Term Performance Period for a Participant to earn an amount, equal to or greater than the Threshold Award Value of such Performance Unit but not in excess of the Maximum Award Value of such Performance Unit, if the Threshold Performance Objective applicable to such Performance Unit is attained or exceeded by the end of such Performance Period and if the other terms and conditions of the Plan applicable to such Performance Unit and of the document evidencing such Performance Unit are fulfilled. Every Performance Unit granted under the Plan shall be evidenced by a written document, executed by an officer of the Company thereunto duly authorized and delivered to the Participant, which shall be subject to, and incorporate by reference, the terms and conditions of the Plan, and which shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may prescribe. Such written document need not be delivered to the Participant at the time such Performance Unit is granted, provided that no Participant shall have any legally enforceable rights in respect of such Performance Unit under the Plan or otherwise unless and until such a written and duly executed document evidencing such Performance Unit is delivered to him.

     "Retirement" means the termination of a Participant's employment with the Company and its subsidiaries if such termination occurs with the written consent of the Company (given with specific reference to this Plan).

3. ADMINISTRATION
   --------------

     (a) This Plan shall be administered by the Committee, which shall consist exclusively of members of the Board of Directors who shall each be an "outside director" within the meaning of Section 162(m) and who shall not be eligible to receive an incentive compensation award under the Plan.

     (b) The Committee shall have full power and authority, subject to the provisions of the Plan, to select employees to participate in this Plan from among those eligible, to determine the Annual Performance Opportunities and/or Performance Units to be granted each Participant, to establish the Performance Objectives and Award Values of Annual Performance Opportunities and/or Performance Units, to determine terms and conditions of the written documents evidencing Annual Performance Opportunities and/or Performance Units, to determine the extent to which the Performance Objectives established for Annual Performance Opportunities and/or Performance Units granted for a Performance Period have been attained, to interpret this Plan and all documents and instruments issued hereunder, and to adopt, revise and interpret such rules and procedures as it may deem necessary or advisable. All decisions under this Plan shall be final, conclusive, and binding on the Company, each Participant, each Beneficiary, and any person claiming under or through any of them.

    (c) As soon as practicable after the end of each calendar year in a Performance Period, the Committee shall determine the extent to which the Performance Objectives established for Annual Performance Opportunities and/or Performance Units granted for such Performance Period have been attained, based on financial statements of the Company for such Performance Periods prepared in accordance with generally accepted accounting principles consistently applied, or on other criteria, as applicable, and in accordance with this Plan.

4. ELIGIBILITY
   -----------

     Eligibility to participate under the Plan shall be limited to the corporate officers of the Company. Long Term grants shall be limited to those corporate officers of the Company who, in the opinion of the Committee, are in a position, on or before June 30 of the first calendar year of such Performance Period, to have a measurable impact on the performance of the Company during such Performance Period, or who are in such a position on or before such later date during such first calendar year as the Committee may in special cases approve. In selecting Participants, the Committee shall consider an individual's duties and responsibilities, the potential impact such individual may have on the Company's long-term performance, and such other factors as the Committee deems relevant or appropriate.

5. PERFORMANCE PERIODS AND GRANTS
   ------------------------------

     (a) Annual Incentive Awards. If the Committee determines to establish an Annual Incentive Opportunity for any Annual Performance Period, it shall determine the Participants therein and establish Performance Objectives and Award Values applicable to such Annual Incentive Opportunity, in writing, not later than the 90th day of the year to which the Performance Objectives relate. Attainment of Performance Objectives established at the inception of an Annual Performance Period (as such objectives may be changed or adjusted in accordance with the provisions of Section 9 below) will entitle a Participant to be paid the Award Value of a Performance Unit following the end of such Performance Period, determined in accordance with Section 6 below and subject to the other provisions of the Plan. The Performance Objectives applicable to any Annual Performance Opportunity granted to a Participant need not be the same as the Performance Objectives applicable to any other Annual Performance Opportunity granted to such Participant or to any other Participant for the same or any prior or subsequent Annual Performance Period.

     (b) Grants of Performance Units. The first Long Term Performance Period shall begin as of January 1, 1996. Unless otherwise determined by the Board, a new Long Term Performance Period of three consecutive calendar years shall commence as of January 1, 1997 and as of January 1 of each subsequent calendar year prior to the Termination Date referred to in Section 12 of the Plan. For each Long Term Performance Period, the Committee shall determine the Participants therein, the number of Performance Units to be granted to each Participant and the Performance Objectives and Award Values applicable to such Performance Units, not later than the 90th day after the beginning of such Long Term Performance Period. Attainment of Performance Objectives established at the inception of a Long Term Performance Period (as such objectives may be changed or adjusted in accordance with the provisions of Section 9 below) will entitle a Participant to be paid the Award Value of a Performance Unit following the end of such Performance Period, determined in accordance with Section 6 below and subject to the other provisions of the Plan. The Performance Objectives applicable to any Performance Unit granted to a Participant need not be the same as the Performance Objectives applicable to any other Performance Unit granted to such Participant or to any other Participant for the same or any prior or subsequent Performance Period.

6. EARNED AWARD VALUE DETERMINATION
   --------------------------------

     Compensation or awards shall be made under the Plan only upon certification by the Committee in writing that the Performance Objectives and any other material terms relating to an Annual Performance Opportunity or a Performance Unit have been satisfied.

     At the end of each Annual Performance Period, Annual Performance Opportunities granted for such Performance Period shall expire if they have not already expired pursuant to the other provisions of the Incentive Plan. After the end of each Annual Performance Period, the Committee shall certify in writing whether the Performance Objectives and any other material terms of such Annual Performance Opportunity have been satisfied and determine the Award Value, if any, which each Participant is entitled to be paid for each Annual Performance Opportunity granted to such Participant for such Annual Performance Period.

     At the end of each Long Term Performance Period, Performance Units granted for such Long Term Performance Period shall expire if they have not already expired pursuant to the other provisions of the Plan. After the end of each Long Term Performance Period, the Committee shall certify in writing whether the Performance Objectives and any other material terms of such Performance Units have been satisfied and shall determine the amount, if any, which each Participant is entitled to be paid for each Performance Unit granted to such Participant for such Performance Period, as follows:

        (a) If the Threshold Performance Objective applicable to a Performance Unit was not attained or exceeded at the end of such Performance Period, or if any other term or condition of the Plan applicable to such Performance Unit or of the written document evidencing such Performance Unit has not been fulfilled, the Participant shall not be entitled to any payment for such Performance Unit.

        (b) If the Threshold Performance Objective applicable to a Performance Unit was attained but not exceeded at the end of such Performance Period, and all other terms and conditions of the Incentive Plan applicable to such Performance Unit and of the written document evidencing such Performance Unit have been fulfilled, the Participant shall be entitled to be paid the Threshold Award Value of such Performance Unit.

        (c) If the Target Performance Objective applicable to a Performance Unit was attained but not exceeded at the end of such Performance Period, and all other terms and conditions of the Incentive Plan applicable to such Performance Unit and of the written document evidencing such Performance Unit have been fulfilled, the Participant shall be entitled to be paid the Target Award Value of such Performance Unit.

        (d) If the Maximum Performance Objective applicable to a Performance Unit was attained but not exceeded at the end of such Performance Period, and all other terms and conditions of the Incentive Plan applicable to such Performance Unit and of the written document evidencing such Performance Unit have been fulfilled, the Participant shall be entitled to be paid the Maximum Award Value of such Performance Unit.

        (e) If, at the end of such Performance Period, (i) the Threshold Performance Objective applicable to a Performance Unit was exceeded but the Target Performance Objective applicable to such Performance Unit was not attained, or(ii) the Target Performance Objective applicable to a Performance Unit was exceeded but the Maximum Performance Objective was not attained, and if in either case (i) or(ii) all other terms and conditions of the Plan applicable to such Performance Unit and of the written document evidencing such Performance Unit have been fulfilled, the Participant shall be entitled to be paid such amount, but, in the case of (i) above, not less than the Threshold Award Value nor more than the Target Award Value of such Performance Unit, and, in the case of (ii) above, not less than the Target Award Value nor more than the Maximum Award Value of such Performance Unit, as may have been prescribed therefore (whether by schedule, formula or otherwise) in the written document evidencing such Performance Unit or, if no such amount was so prescribed, an amount determined by straight-line matrix interpolation between the Threshold Award Value and Target Award Value of such Performance Unit(in the case of (i) above) or between the Target Award Value and Maximum Award Value of such Performance Unit (in the case of (ii) above).

7. PAYMENT
   -------

     As soon as practicable after the end of a Performance Period, the Committee shall determine, in accordance with Section 6 and the other provisions of the Plan, the amount, if any, which each Participant in such Performance Period is entitled to be paid for Annual Performance Opportunities and/or Performance Units granted to him at the inception of such Performance Period, and cash payment thereof (less any amount which the Company determines should be withheld pursuant to Paragraph 11(1) below) shall be made as soon as practicable, provided that amounts payable hereunder may, at the election of each Participant, be deferred under, and subject to the terms and conditions of, any deferred compensation plan of the Company that specifically provides for such deferral and the timing of the election thereof, and, provided further, that in all events it shall be a condition to the Company's obligation to make such payment, and a condition to the Participant's entitlement to such payment, that the Participant shall have refrained, at all times prior to the time when such payment is made (or, in the case of a payment deferred at the election of the Participant, at all times prior to the time when payment would have been made had payment not been deferred), from competition which in the good faith opinion of the Committee is materially detrimental to the Company or any subsidiary of the Company.

8. TERMINATION OF EMPLOYMENT DURING PERFORMANCE PERIOD
   ---------------------------------------------------

     (a) Except if and to the extent otherwise expressly provided by the provisions of paragraph (b) below of this Section 8, it shall be a condition to the Company's obligation to make any payment with respect to an Annual Performance Opportunity or Performance Unit, and a condition to the Participant's entitlement to such payment, that the Participant shall remain in the continuous employ of the Company and its subsidiaries through the end of the Performance Period for which such Annual Performance Opportunity or Performance Unit was granted. If a Participant's employment with the Company and its subsidiaries terminates during a Performance Period, any Annual Performance Opportunity or Performance Units granted to such Participant for such Performance Period shall thereupon expire and, except if and to the extent otherwise expressly provided by the provisions of paragraph (b) below of this
Section 8, the Participant shall not be entitled to any payment for such Annual Performance Opportunities and/or Performance Units. Notwithstanding the foregoing, if a Participant voluntarily terminates employment with the Company and its subsidiaries during a Performance Period, the Committee, at its sole discretion, may pay such Participant a pro rata portion of any Award Value applicable to an Annual Performance Opportunity or Performance Unit payment pursuant to this Section 8(a), provided that such fractional amount shall be payable at the same time and on the same terms and conditions (including Performance Objectives) as would have applied under the Plan (including but not limited to Sections 6 and 7 thereof) and under the written document evidencing such Annual Performance Opportunities and/or Performance Units had the Participant's employment with the Company and its subsidiaries continued through the end of such Performance Period.

    (b) If a Participant's employment with the Company and its subsidiaries is terminated during a Performance Period (i) by death, (ii) by Disability, (iii) by Retirement, or (iv) by the Company and its subsidiaries without cause (as determined by the Committee), then the Participant shall be entitled to be paid the amount, if any, that he would have been entitled to be paid for such Annual Performance Opportunities and/or Performance Units had his employment with the Company and its subsidiaries continued through the end of such Performance Period, multiplied by a fraction, the numerator of which shall be the number of full calendar months in which the Participant was employed by the Company and its subsidiaries during such Performance Period, and the denominator of which shall be the number of full calendar months in which the Participant would have been employed by the Company and its subsidiaries during such Performance Period had his employment with the Company and its subsidiaries continued through the end of such Performance Period. Such fractional amount shall be payable at the same time and on the same terms and conditions(including Performance Objectives) as would have applied under the Plan (including but not limited to Sections 6 and 7 thereof) and under the written document evidencing such Annual Performance Opportunities and/or Performance Units had the Participant's employment with the Company and its subsidiaries continued through the end of such Performance Period.

9. CHANGES AND ADJUSTMENTS IN PERFORMANCE OBJECTIVES
   -------------------------------------------------

     The Committee may, but in no event shall be required to, provide for such changes and adjustments in the Performance Objectives applicable to an Annual Performance Opportunity and/or Performance Unit (including those which would increase or reduce the amount otherwise payable for an Annual Performance Opportunity and/or Performance Unit hereunder) as the Committee determines, based on preestablished, objectively determinable criteria, to be necessary or appropriate to maintain the relationships between performance and reward contemplated by the Performance Objectives applicable to such Annual Performance Opportunity and/or Performance Unit at the inception of the Performance Period. Such criteria may include (a) a stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company or any of its subsidiaries, (b) a merger, consolidation, separation, reorganization, spin-off, sale of assets, partial or complete liquidation or dissolution of the Company or any of its subsidiaries or divisions, (c) changes in accounting practices, (d) any acquisition by the Company or a unit of the Company, (e) any extraordinary, unusual, or nonrecurring revenues or expenses, or (f) any other factor that the Committee deems relevant or appropriate.

10. CHANGE IN CONTROL
    -----------------

     Any provisions of the Plan to the contrary notwithstanding, if a Change in Control of the Company occurs prior to the end of the Performance Period for which an Annual Performance Opportunity and/or Performance Unit was granted, and if the Committee shall not have directed otherwise prior to such Change in Control, then

    (i) such Performance Period shall terminate as of the date of such Change in Control,

    (ii) such Annual Performance Opportunity and/or Performance Unit shall thereupon expire, and

    (iii) the Company shall thereupon pay the Participant for such Annual Performance Opportunity and/or Performance Unit such amount, if any, as the Committee determines would have been paid to the Participant for such Annual Performance Opportunity and/or Performance Unit after the end of such Performance Period had such Change in Control not occurred, multiplied by a fraction, the numerator of which shall be the number of full calendar months that elapsed in such foreshortened Performance Period and the denominator of which shall be the number of full calendar months that would have elapsed in such Performance Period by the end thereof had such Change in Control not occurred. Such determination shall be made by the Committee by extrapolating performance results attained through the end of such foreshortened Performance Period into the future.

11. GENERAL PROVISIONS
    ------------------

     (a) The grant of an Annual Performance Opportunity and/or Performance Unit under the Plan to a Participant for any Performance Period shall not create any right in such Participant or in any other employee to be granted any other Annual Performance Opportunity and/or Performance Unit for the same or any prior or subsequent Performance Period.

     (b) The Company shall maintain on its books a separate account for each Participant to which shall be credited such amount, if any, as may from time to time be payable to such Participant under the Plan. However, all payments to be made under the Plan shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of amounts payable under the Plan. To the extent that any person acquires a right to receive any payment from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Nothing contained in the Plan or in any instrument delivered or executed hereunder shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant or other person.

    (c) The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees. The Plan shall be administered, interpreted and construed to carry out such intention, and any provision of the Plan that cannot be so administered, interpreted and construed shall, to that extent, be disregarded.

    (d) No participant or other person shall have any right, title or interest in or to any asset or investment which may (but need not) be acquired or made by the Company to aid it in meeting its obligations under the Plan.

    (e) No provision of the Plan, nor any aspect of its operation or administration, nor any document delivered or executed pursuant to or describing the Plan, shall limit or restrict in any way the right of the Company or a subsidiary employer to terminate the employment of any employee at any time with or without cause or assigning a reason therefor, or shall be construed to impose upon the Company or any subsidiary employer any liability not expressly and specifically assumed by the Company under the Plan, whether for any forfeiture of Annual Performance Opportunities and/or Performance Units or rights under Annual Performance Opportunities and/or Performance Units, or any loss of eligibility for the future grant of Annual Performance Opportunities and/or Performance Units, that may result if the employment of any employee should be so terminated, or otherwise.

    (f) Any costs incidental to the administration of the Plan shall be borne by the Company.

    (g) No rights under the Plan, contingent or otherwise, shall be assignable, alienable or subject to any encumbrance, pledge or charge of any nature, or, to the full extent permitted by law, be subject to any lien or to attachment, levy or execution, and no such rights shall be transferable other than by designation of a Beneficiary or by will or the laws of descent and distribution.

    (h) By accepting any benefits under the Plan, each Participant, each Beneficiary and each person claiming under or through any Participant or Beneficiary, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision taken or made or to be taken or made under the Plan by the Company, the Board or any Committee thereof, the Chief Executive Officer, the Secretary, or other officers of the Company.

    (i) The Board may rely upon any information supplied to it by any officer of the Company, by the Company's independent public accountants or by legal counsel, and may rely upon the advice of such accountants and counsel, and shall be fully protected in relying upon any such information and advice.

    (j) The fact that a member of the Board shall at the time be, or shall theretofore have been or thereafter may be, a Participant or eligible to be selected as a Participant shall not disqualify him from taking part in and voting at any time as a director in favor of or against amendment or termination of the Plan or other matters affecting the Plan.

    (k)(i) Any instrument to be delivered under the Plan to the Company, the Board, the Chief Executive Officer or the Secretary of the Company shall be deemed to have been properly delivered in each case if and when delivered to the Secretary of the Company in person or three days after deposit thereof, in a post office box regularly maintained by the United States Government, in an envelope, properly stamped, addressed to the Secretary of the Company at the principal office of the Company.

        (ii) Any instrument to be delivered under the Plan to a Participant or employee shall be deemed to have been properly delivered in each case if and when delivered in person to such Participant or employee or three days after deposit thereof, in a post office box regularly maintained by the United States Government, in an envelope, properly stamped, addressed to such Participant or employee at his address as it appears on the books of the Company.

        (iii) Headings are given to sections of the Plan solely as a convenience to facilitate reference; neither such headings or any numbering or paragraphing shall be deemed in any way material or relevant to the construction of the Plan or any provision thereof.

        (iv) The use of the masculine gender shall also include within its meaning the feminine.

    (l) The Company may withhold any taxes that it determines are required to be withheld from amounts payable under the Plan under the applicable laws or other regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign.

    (m) The place of administration of the Plan shall be conclusively deemed to be within the State of Connecticut, and the validity, construction, interpretation and administration of the Plan, and of any rules and regulations or determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan or any payment or grant made or purportedly made under or in connection therewith, must be commenced shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party where the action may be brought.

    (n) The Plan is not intended to be a substitute for, or preclude continuance or establishment of, other incentive compensation, profit participation or bonus plans of the Company or its subsidiaries, divisions or profit centers or any other plan, practice or arrangement for the payment of compensation or fringe benefits, including, without limitation, commissions, prizes, suggestion or special awards, production or similar bonuses, retirement, profit sharing, group insurance, stock purchase or stock bonus plans or other bonus plans or arrangements or any stock option or restricted stock plan, that may now or may hereafter be in effect for employees generally or any group or class of employees, and any such plan, practice or arrangement may be continued or authorized and payment thereunder made independently of the Plan.

    (o) Anything in this Plan to the contrary notwithstanding:

        (i) In the event that any provision of this Plan shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Plan not so invalid or unenforceable shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law;

        (ii) Any provision of this Plan which may be invalid or unenforceable in any jurisdiction shall be limited by construction thereof, to the end that such provision shall be valid and enforceable in such jurisdiction; and

        (iii) Any provision of this Plan which may for any reason be invalid or unenforceable in any jurisdiction shall remain in effect and be enforceable in any jurisdiction in which such provision shall be valid and enforceable.

12. EFFECTIVE DATE AND TERM OF PLAN
    -------------------------------

     The Plan shall be effective as of the date of its adoption by the Board (the "Effective Date"), subject to the approval of the stockholders of the Company of the adoption of the Plan. Annual Performance Opportunities and/or Performance Units may be granted under the Plan at any time and from time to time on or after the Effective Date and prior to the date of the Company's Annual Meeting in the year 2001 (the "Termination Date"). Annual Performance Opportunities and/or Performance Units may not be granted under the Plan on or after the Termination Date, but the Plan shall continue in effect in accordance with its terms on and after the Termination Date with respect to Annual Performance Opportunities and/or Performance Units granted prior thereto.

13. AMENDMENT OR TERMINATION
    ------------------------

     The Incentive Plan may at any time be terminated, or at anytime and from time to time be amended, by the Board, provided that no termination or amendment of the Plan shall, without the consent of affected Participants, affect adversely any Annual Performance Opportunity and/or Performance Unit granted prior to such termination or amendment of the Incentive Plan; provided further, that the approval of the stockholders of any amendments shall be required to the extent necessary under Section 162(m) of the Internal Revenue Code, as amended.
                                      -15-

(Front of Proxy Card 1406)

COMMON STOCK


                       UNITED STATES SURGICAL CORPORATION
              Proxy Solicited on Behalf of the Board of Directors
                 of the Company for Annual Meeting May 2, 1996

P  R  O  X  Y

The undersigned hereby constitutes and appoints John A. Bogardus, Jr., Leon
C. Hirsch and William F. May, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and vote all the Common Shares held by the undersigned at the Annual Meeting of Stockholders of UNITED STATES SURGICAL CORPORATION to be held at The Equitable building, 787 Seventh Avenue, New York, N.Y. 10019, on Thursday, May 2, 1996, at 2:00 P.M. (local time), and at any adjournments thereof, as directed on this card upon the matters set forth on the reverse side hereof, as described in the proxy statement, and in their discretion upon any other business which may properly come before said meeting. The undersigned hereby revokes all proxies heretofore given with respect to such meeting.

       Election of Directors - Nominees:

       Julie K. Blake, John A. Bogardus, Jr., Thomas R. Bremer, Leon C. Hirsch, Turi Josefsen, Douglas L. King, William F. May, Barry D. Romeril,
       Howard M. Rosenkrantz, Marianne Scipione, John R. Silber.

You are encouraged to specify your choices by marking the appropriate box
(SEE REVERSE SIDE). Shares will be voted in accordance with such choices. IF YOU DO NOT MARK ANY BOX THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. The named proxies cannot vote your shares unless you sign and return this card.

(FOLLOWING TEXT IN BOX)

                                          SEE REVERSE
                                             SIDE

(END OF TEXT IN BOX)


(Back of Proxy Card 1406)

(Box with X in middle)
Please Mark your
votes as in this
example             1406


     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 2 and 3 and AGAINST Proposals 4 and 5.

     The Board of Directors recommends a vote FOR the election of Directors and FOR Proposals 2 and 3.

1. Election of
   Directors

  (see reverse)

(box) FOR  (box) WITHHELD


For, except vote withheld from the following nominee(s):


-------------------------------------------------------------------------------

2. Approval of 1996
   Employee Stock
   Option Plan and
   1996 Option Plan
   Grant to CEO

(box) FOR   (box) AGAINST   (box) ABSTAIN

3. Approval of
   Executive Incentive
   Compensation Plan

(box) FOR   (box) AGAINST   (box) ABSTAIN


   The Board of Directors recommends a vote AGAINST
               Proposals 4 and 5.

4. Approval of Shareholder
   Proposal on Director
   Compensation

(box) FOR   (box) AGAINST   (box) ABSTAIN

5. Approval of Shareholder
   Proposal for Independent
   Board

(box) FOR    (box) AGAINST  (box)  ABSTAIN




SIGNATURE(S)_________________________________  DATE________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

(Front of Proxy Card 2548)

SERIES A CONVERTIBLE
  PREFERRED STOCK

                       UNITED STATES SURGICAL CORPORATION
              Proxy Solicited on Behalf of the Board of Directors
                 of the Company for Annual Meeting May 2, 1996

P   R   O   X   Y

The undersigned hereby constitutes and appoints John A. Bogardus, Jr., Leon
C. Hirsch and William F. May, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and vote all the Series A Convertible Preferred Shares (each share being entitled to 47.50 votes, equivalent to .95 of a vote for each 1/50 Interest Depositary Share) held by the undersigned at the Annual Meeting of Stockholders of UNITED STATES SURGICAL CORPORATION to be held at The Equitable building, 787 Seventh Avenue, New York, N.Y. 10019, on Thursday, May 2, 1996, at 2:00 P.M. (local time), and at any adjournments thereof, as directed on this card upon the matters set forth on the reverse side hereof, as described in the proxy statement, and in their discretion upon any other business which may properly come before said meeting. The undersigned hereby revokes all proxies heretofore given with respect to such meeting.

Election of Directors - Nominees:

       Julie K. Blake, John A. Bogardus, Jr., Thomas R. Bremer, Leon C. Hirsch, Turi Josefsen, Douglas L. King, William F. May, Barry D. Romeril, Howard
       M. Rosenkrantz, Marianne Scipione, John R. Silber.

You are encouraged to specify your choices by marking the appropriate box
(SEE REVERSE SIDE). Shares will be voted in accordance with such choices. IF YOU DO NOT MARK ANY BOX THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. The named proxies cannot vote your shares unless you sign and return this card.


(FOLLOWING TEXT IN BOX)

                                         SEE REVERSE
                                             SIDE

(END OF TEXT IN BOX)


(Back of Proxy Card 2548)

(Box with X in middle) Please Mark your
votes as in this
example                            2548


This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 2 and 3 and AGAINST Proposals 4 and 5.

     The Board of Directors recommends a vote FOR the election of Directors and FOR Proposals 2 and 3.


1. Election of
   Directors
   (see reverse)

(box) FOR  (box) WITHHELD

For, except vote withheld from the following nominee(s):


-------------------------------------------------------------------------------


2. Approval of 1996
   Employee Stock
   Option Plan and
   1996 Option Plan
   Grant to CEO

(box) FOR   (box) AGAINST   (box) ABSTAIN


3. Approval of
   Executive Incentive
   Compensation Plan

(box) FOR   (box) AGAINST   (box) ABSTAIN

The Board of Directors recommends a vote AGAINST
Proposals 4 and 5.


4. Approval of Shareholder
   Proposal on Director
   Compensation


(box) FOR   (box) AGAINST   (box) ABSTAIN


5. Approval of Shareholder
   Proposal for Independent
   Board

(box) FOR    (box) AGAINST  (box)  ABSTAIN

SIGNATURE(S)_________________________________  DATE________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.